EXHIBIT 2.1

Execution Version

AGREEMENT AND PLAN OF MERGER
by and among
CHAPTERS HOLDCO INC.,
CHAPTERS MERGER SUB INC.
and
BARNES & NOBLE, INC.
Dated as of June 6, 2019

i

Exhibit A	Form of Certificate of Incorporation of the Surviving Corporation
Exhibit B	Form of Bylaws of the Surviving Corporation

AGREEMENT AND PLAN OF MERGER
This AGREEMENT AND PLAN OF MERGER (this “Agreement”) is made and entered into as of June 6, 2019, by and among Chapters Holdco Inc., a Delaware corporation (“Parent”), Chapters Merger Sub Inc., a Delaware corporation and a wholly owned Subsidiary of Parent (“Merger Sub”), and Barnes & Noble, Inc., a Delaware corporation (the “Company”).
RECITALS
WHEREAS, the parties intend that, subject to the terms and conditions hereinafter set forth, Merger Sub shall merge with and into the Company (the “Merger”), with the Company continuing as the surviving corporation in the Merger, on the terms and subject to the conditions of this Agreement and in accordance with the General Corporation Law of the State of Delaware (“DGCL”);
WHEREAS, the Special Committee of the Board of Directors of the Company (the “Company Special Committee”) has unanimously (a) determined that this Agreement and the transactions contemplated hereby, including the Merger, are fair to, and in the best interests of, the Company and its stockholders, (b) approved and declared advisable this Agreement and the transactions contemplated hereby, including the Merger, and (c) recommended that the Board of Directors of the Company adopt resolutions approving, declaring advisable and adopting this Agreement and the transactions contemplated hereby, including the Merger;
WHEREAS, the Board of Directors of the Company has, based in part on the recommendation of the Company Special Committee, unanimously (a) determined that this Agreement and the transactions contemplated hereby, including the Merger, are fair to, and in the best interests of, the Company and its stockholders, (b) approved, declared advisable and adopted this Agreement and the transactions contemplated hereby, including the Merger, (c) recommended that the Company Stockholders adopt this Agreement and (d) directed that this Agreement be submitted to the Company Stockholders for their adoption;
WHEREAS, (a) the Boards of Directors (or similar governing bodies) of each of Parent and Merger Sub have unanimously (i) determined that this Agreement and the transactions contemplated hereby, including the Merger, are fair to, and in the best interests of, Parent and Merger Sub, respectively, and (ii) approved and declared advisable this Agreement and the transactions contemplated hereby, including the Merger, and (b) the Board of Directors of Merger Sub has (i) recommended the adoption of this Agreement by the sole stockholder of Merger Sub, and (ii) directed that this Agreement be submitted to the sole stockholder of Merger Sub for adoption;
WHEREAS, concurrently with the execution of this Agreement, and as a condition and inducement to the Company’s willingness to enter into this Agreement, Parent and Merger Sub have delivered to the Company (a) a guaranty (the “Guaranty”) from Elliott Associates, L.P. and Elliott International, L.P. (the “Guarantors”), in favor of the Company and pursuant to which, subject to the terms and conditions set forth therein, the Guarantors guarantee certain obligations of Parent and Merger Sub in connection with this Agreement and (b) a commitment letter between Parent and the Guarantors, pursuant to which the Guarantors have agreed and committed, subject to the terms and conditions set forth therein, to invest in Parent, directly or indirectly, the cash amounts set forth therein (as may be amended or modified in compliance with this Agreement, the “Equity Commitment Letter”); and
WHEREAS, concurrently with the execution and delivery of this Agreement, as a condition and inducement to the willingness of Parent and the Company to enter into this Agreement, the Significant Company Stockholder is entering into a Voting and Support Agreement with Parent and the Company (the “Voting Agreement”) pursuant to which, among other things, the Significant Company Stockholder has agreed to vote his shares of Company Common Stock in favor of the transactions contemplated herein.
NOW, THEREFORE, in consideration of the representations, warranties, covenants and agreements contained herein and for other good and valuable consideration, the receipt and adequacy of which are hereby acknowledged, and subject to the conditions set forth herein, the parties hereto agree as follows:
ARTICLE I
CERTAIN DEFINITIONS
Section 1.1          Definitions.  As used in this Agreement, the following terms shall have the meanings set forth below.
“Action” means any claim, action, suit, proceeding, arbitration, mediation or investigation by or before any Governmental Authority.
“Affiliate” means with respect to any Person, another Person that, directly or indirectly, through one or more intermediaries, controls, is controlled by, or is under common control with, such first Person, where “control” means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a Person, whether through the ownership of voting securities, by contract or otherwise; provided, that, except as otherwise specified in this Agreement, the Significant Company Stockholder will not be treated as an Affiliate of the Company or any of its Subsidiaries or any of their respective Affiliates for any purpose hereunder.
“Agreement” has the meaning set forth in the Preamble.
“Alternative Financing” has the meaning set forth in Section 5.15(b).
“Alternative Transaction” means any of the following transactions: (a) any merger, consolidation, share exchange, share purchase, asset purchase, business combination, reorganization, recapitalization, liquidation, dissolution or other similar transaction or series of transactions involving the Company which would result in any Person owning 20% or more of the aggregate outstanding equity securities of the Company, (b) any direct or indirect acquisition or purchase, by any Person or group of Persons, in a single transaction or a series of related transactions, including by means of the acquisition of capital stock of any Subsidiary of the Company, of assets or properties that constitute 20% or more of the fair market value of the assets and properties of the Company and its Subsidiaries, taken as a whole, (c) any direct or indirect acquisition or purchase, in a single transaction, or series of related transactions, of voting securities constituting 20% or more of the aggregate voting power of the outstanding shares of capital stock of the Company, or (d) any other transaction having a similar effect to those described in clauses (a) through (c), in each case, other than the Merger and the transactions contemplated by this Agreement; provided, however, that any sale, transfer or other disposition of Company Common Stock (other than pursuant to clause (a) above) by the Significant Company Stockholder shall not be deemed an Alternative Transaction unless such Significant Company Stockholder is a party to an Alternative Transaction Proposal made by an Excluded Party.
“Alternative Transaction Proposal” means any offer, inquiry or proposal, written or oral (whether binding or non-binding and other than an offer, inquiry or proposal by Parent or an Affiliate of Parent), relating to an Alternative Transaction.
“Book Entry Shares” means shares of Company Common Stock that are in non-certificated book-entry form.
“Business Day” means any day except a Saturday, Sunday or other day on which commercial banking institutions in New York City are authorized by Law or executive order to be closed.
“Certificate” means a certificate that immediately prior to the Effective Time represented shares of Company Common Stock.
“Certificate of Merger” means a certificate of merger, in such appropriate form as is determined by the parties and in accordance with the DGCL.
“Claim” has the meaning set forth in Section 5.7(c).
“Closing” has the meaning set forth in Section 2.4.
“Closing Date” has the meaning set forth in Section 2.4.
“Code” means the Internal Revenue Code of 1986, as amended.
“Company” has the meaning set forth in the Preamble.
“Company Acquisition Agreement” has the meaning set forth in Section 5.2(e).
“Company Adverse Recommendation Change” has the meaning set forth in Section 5.2(d).
“Company Budget” has the meaning set forth in Section 5.1(a).
“Company Bylaws” means the Bylaws of the Company, in effect as of the date hereof.
“Company Charter” means the Amended and Restated Certificate of Incorporation of the Company, in effect as of the date hereof.

“Company Common Stock” means the common stock, par value $0.001 per share, of the Company.
“Company Credit Agreement” means the Credit Agreement, dated as of August 3, 2015, by and among the Company, the lenders party thereto, Bank of America, N.A. as Administrative Agent, and the other agents party thereto, as amended.
“Company Disclosure Letter” means the disclosure letter delivered by the Company to Parent concurrently with the execution of this Agreement.
“Company Employees” has the meaning set forth in Section 5.9(a).
“Company Equity Awards” means the Company Stock Options, the Company Restricted Stock, the Company RSUs and the Company PSUs.
“Company ERISA Affiliate” means any Person that, together with the Company and its Subsidiaries, would be treated as a single employer within the meaning of Section 414(b) of the Code.
“Company Material Adverse Effect” means any event, occurrence, fact, condition or change that (a) is or would reasonably be expected to be materially adverse to the business, assets, properties, liabilities, results of operations or condition (financial or otherwise) of the Company and its Subsidiaries, taken as a whole; provided, however, that none of the following shall be deemed in and of themselves, either alone or in combination, to constitute, nor shall any of the following be taken into account (except to the extent contemplated by the proviso at the end of this clause (a)) in determining whether there has been or will be, a Company Material Adverse Effect: (i) general economic, regulatory, legal or tax conditions, including financial or credit markets, or changes therein (including changes in prevailing interest rates, credit availability and liquidity, currency exchange rates, price levels or trading volumes in the United States or foreign securities markets) occurring after the date hereof, (ii) general political or geopolitical conditions or changes therein (including any changes arising out of acts of terrorism or war, cyber attacks, weather conditions or other force majeure events), (iii) financial or security market fluctuations or conditions, (iv) changes in, or events generally affecting, the industries in which the Company or any of its Subsidiaries operate, (v) any effect arising out of a change or proposed change in GAAP or applicable Law, or any authoritative interpretation thereof, (vi) (A) the execution of this Agreement, the identity of, or any facts or circumstances relating specifically and particularly to, Parent, Merger Sub, the Guarantors or their respective Affiliates, or the announcement, pendency or consummation of the transactions contemplated by this Agreement, including the Merger, (B) any actions taken by the Company that are expressly required or expressly contemplated by this Agreement, including any actions expressly required or expressly contemplated under this Agreement to obtain any approvals, consents, registrations, permits, authorizations or other confirmations under applicable Law, (C) any actions taken by the Company with the express written consent of Parent, or (D) any actions omitted to be taken by the Company that are expressly prohibited by this Agreement, if the Company has requested the consent of Parent to take such action and Parent unreasonably withholds consent thereto, (vii) any changes in the price or trading volume of the Company Common Stock, (viii) any failure by the Company to meet published or unpublished plans, forecasts, projections, estimates or predictions in respect of revenues, earnings or other financial or operating metrics, or other financial performance or results of operations for any period or (ix) the availability or cost of financing, whether debt, equity or otherwise, to Parent or Merger Sub or the Guarantors; provided, that the exceptions in the foregoing clauses (vii), (viii) and (ix) shall not prevent or otherwise affect a determination that the underlying cause of any such change or failure referred to therein constitutes a “Company Material Adverse Effect”; provided, further, that any event, occurrence, fact, condition or change resulting from the matters described in the foregoing clauses (i) through (v) may be taken into account in determining whether there has been a “Company Material Adverse Effect” to the extent that such impact is disproportionately adverse to the Company and its Subsidiaries, taken as a whole, relative to other participants in the industries in which the Company and its Subsidiaries operate; or (b) prevents or materially impairs or delays the ability of the Company to perform its obligations under this Agreement or to consummate the transactions contemplated hereby, which cannot be cured by the Company prior to the Outside Date.
“Company Material Contract” has the meaning set forth in Section 3.15(a).
“Company Notice Period” has the meaning set forth in Section 5.2(e)(i).
“Company Plan” has the meaning set forth in Section 3.13(a).
“Company Preferred Stock” means the preferred stock, par value $0.001 per share, of the Company.
“Company PSU” means performance-based restricted stock units issued pursuant to the Incentive Plan.
“Company Restricted Stock” means shares of restricted Company Common Stock issued pursuant to the Incentive Plan.
“Company RSU” means restricted stock units issued pursuant to the Incentive Plan, other than any Company PSU.
“Company SEC Documents” has the meaning set forth in Section 3.6(a).
“Company Special Committee” has the meaning set forth in the Recitals.
“Company Stock Option” means any option to purchase shares of Company Common Stock issued pursuant to the Incentive Plan.
“Company Stockholder Approval” has the meaning set forth in Section 3.4(a).
“Company Stockholders” means the holders of shares of Company Common Stock.
“Company Stockholders’ Meeting” has the meaning set forth in Section 5.3(a)(iv).
“Company Termination Fee” has the meaning set forth in Section 7.3(a).

“Competition Law” means any Law that is designed or intended to prohibit, restrict or regulate actions having the purpose or effect of monopolization or lessening of competition through merger or acquisition or restraint of trade.
“Compliant” means, with respect to the information provided pursuant to Section 5.14(a), that such information, when taken as a whole, does not contain any untrue statement of a material fact or omit to state any material fact necessary in order to make such information not misleading.
“Confidentiality Agreement” means the Confidentiality Agreement, dated as of February 25, 2019, by and between the Company and Elliott Advisors (UK) Ltd.
“Contract” means any written or oral binding contract, agreement, instrument, commitment or undertaking (including leases, subleases, occupancy agreements, licenses, mortgages, notes, guarantees, sublicenses, subcontracts and purchase orders).
“D&O Insurance” has the meaning set forth in Section 5.7(d).
“Data Security Requirements” means all applicable Laws to the extent relating to the collection, processing and control of Personal Information (including (i) the Regulation (EU) 2016/679 of The European Parliament and of the Council of 27 April 2016 on the protection of natural persons with regard to the processing of personal data and on the free movement of such data, and repealing Directive 95/46/EC (the “General Data Protection Regulation” or “GDPR”); (ii) the Regulation of the European Parliament and of the Council concerning the respect for private life and the protection of personal data in electronic communications and repealing Directive 2002/58/EC); and (iii) applicable state laws, including Massachusetts General Laws Chapters 93H and I, and the Standards for the Protection of Personal Information of Residents of the Commonwealth of Massachusetts, 201 CMR 17.00) and the Payment Card Industry Data Security Standard with respect to any payment card data.
“Debt Financing” has the meaning set forth in Section 4.7(a).
“Debt Financing Agreements” has the meaning set forth in Section 5.15(a).
“Debt Financing Commitment Letter” has the meaning set forth in Section 4.7(a).
“Debt Financing Sources” means the Persons (other than Parent or any of its Affiliates) that have committed to provide or have otherwise entered into agreements in connection with the Debt Financing or the Alternative Financing in connection with the transactions contemplated hereby pursuant to the Debt Financing Commitment Letter, and any joinder agreements, indentures or credit agreements entered into pursuant thereto or relating thereto, together with their respective Affiliates, and the respective officers, directors, employees, partners, controlling persons, agents and Representatives of the foregoing, and their respective successors and assigns.
“Delaware Courts” has the meaning set forth in Section 8.14.
“DGCL” has the meaning set forth in the Recitals.

“Dissenting Shares” means shares of Company Common Stock issued and outstanding immediately prior to the Effective Time that are held by a holder who has not voted in favor of the Merger or consented thereto in writing and properly demands appraisal rights of such shares pursuant to, and who is complying in all respects with, the provisions of Section 262 of the DGCL (until such time as such holder effectively withdraws, fails to perfect or otherwise loses such holder’s appraisal rights under the DGCL with respect to such shares, at which time such shares shall cease to be Dissenting Shares).
“Effective Time” has the meaning set forth in Section 2.3.
“Encumbrance” means any mortgage, deed of trust, lien, pledge, charge, security interest, title retention device, collateral assignment, adverse claim, restriction or other encumbrance of any kind (including any restriction on the voting of any security, any restriction on the transfer of any security or other asset, any restriction on the receipt of any income derived from any asset, any restriction on the use of any asset and any restriction on the possession, exercise or transfer of any other attribute of ownership of any asset, but other than restrictions under applicable securities laws).
“Equity Award Merger Consideration” has the meaning set forth in Section 2.8(a)(iv).
“Equity Commitment Letter” has the meaning set forth in the Recitals.
“Equity Financing” has the meaning set forth in Section 4.7(a).
“ERISA” means the Employee Retirement Income Security Act of 1974.
“Exchange Act” means the Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder.
“Exchange Agent” has the meaning set forth in Section 2.7(a).
“Exchange Fund” has the meaning set forth in Section 2.7(a).
“Excluded Party” means each Person or group of Persons from whom the Company (or the Company’s Representatives on behalf the Company) received prior to or on May 29, 2019 a bona fide Alternative Transaction Proposal that the Company Special Committee believes in good faith (after consultation with its outside counsel and its financial advisor) is reasonably likely to lead to a Superior Proposal; provided that, at any time when a determination as to whether such Person is an Excluded Party is required hereunder, (i) the members of any such group of Persons who were members of such group immediately prior to the date of this Agreement, or their Affiliates, constitute at least 75% of the equity financing of such group and (ii) the Company Special Committee believes in good faith (after consultation with its outside counsel and its financial advisor) that the most recent Alternative Transaction Proposal made by such party is or is reasonably likely to lead to a Superior Proposal; provided, further, that no Person or group of Persons will constitute an Excluded Party if it or one of its members (x) was, or was a member of, another Excluded Party or (y) engages in discussions with another Excluded Party about its participation with such Excluded Party with respect to an Alternative Transaction Proposal.

“Fee Letters” has the meaning set forth in Section 4.7(a).
“Financing Commitment Letters” has the meaning set forth in Section 4.7(a).
“Financing Commitments” has the meaning set forth in Section 4.7(a).
“GAAP” means United States generally accepted accounting principles.
“Governmental Authority” means any national, supranational, federal, state, county, local or municipal government or any court or tribunal, regulatory or administrative agency, board or commission, arbitrator, arbitration tribunal or other governmental authority or instrumentality, domestic or foreign.
“Governmental Permit” means with respect to the Company or any of its Subsidiaries, any consent, license, permit, grant, or other authorization of a Governmental Authority that is required for the operation of such entity’s business or the holding of any of its material assets or properties.
“Guarantors” has the meaning set forth in the Recitals.
“Guaranty” has the meaning set forth in the Recitals.
“HSR Act” means the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, and the rules and regulations promulgated thereunder.
“Incentive Plan” means the Company’s Amended and Restated 2009 Incentive Plan.
“Indebtedness” means, as to a Person (which term shall include any of its Subsidiaries for purposes of this definition of Indebtedness), without duplication, (a) the principal, accreted value, accrued and unpaid interest, prepayment and redemption premiums or penalties (if any), unpaid fees or expenses and other monetary obligations in respect of (i) indebtedness for borrowed money and (ii) obligations evidenced by bonds, debentures, notes or other similar instruments for the payment of which such Person is liable, (b) obligations or liabilities of such Person under or in connection with letters of credit or bankers’ acceptances or similar items; provided, however, that undrawn amounts shall not be included in this definition of Indebtedness, (c) that portion of obligations with respect to capital leases that is properly classified as a long term liability on a balance sheet in conformity with GAAP, (d) all obligations of such Person under interest rate or currency swap transactions, (e) obligations under direct or indirect guaranties in respect of, and obligations (contingent or otherwise) to purchase or otherwise acquire, or otherwise to assure a creditor against loss in respect of, Indebtedness or obligations of others of the kinds referred to in clauses (a) through (d) above and (f) all obligations of the type referred to in clauses (a) through (e) of other Persons secured by (or for which the holder of such obligations has an existing right, contingent or otherwise, to be secured by) any Encumbrance on any property or asset of such Person (whether or not such obligation is assumed by the Person or any of its Subsidiaries).
“Indemnified Person” has the meaning set forth in Section 5.7(a).

“Intellectual Property” means, in any and all jurisdictions throughout the world, any (i) trademarks, logos, service marks, trade names and trade dress, (ii) Internet domain names and URLs, (iii) the goodwill associated with any and all of (i) and (ii) and symbolized thereby, (iv) copyrights and rights in copyrightable subject matter in published and unpublished works of authorship, (v) rights in Software, (vi) all registrations and applications to register or renew the registration of any of the foregoing, (vii) patents and patent applications, including all reissues, divisions, renewals, extensions, provisionals, continuations and continuations in part thereof, (viii) rights in Trade Secrets and (ix) all other intellectual property rights.
“Intervening Event” means any event, occurrence, fact, condition or change occurring or arising after the date of this Agreement that (i) was not known to, or reasonably foreseeable by, the Board of Directors of the Company prior to the execution of this Agreement, which event, occurrence, fact, condition or change becomes known to the Board of Directors of the Company prior to the receipt of the Company Stockholder Approval and (ii) does not relate to (A) an Alternative Transaction Proposal or (B) any (x) changes in the market price or trading volume of the Company or (y) the Company meeting, failing to meet or exceeding published or unpublished revenue or earnings projections, in each case in and of itself (it being understood that the facts or occurrences giving rise or contributing to such change or event may be taken into account when determining whether an Intervening Event has occurred).
“IRS” means the Internal Revenue Service.
“IT Systems” means the hardware, databases, data communication lines, network and telecommunications equipment, Internet-related information technology infrastructure, wide area network and other information technology equipment, owned or controlled by the Company or any of its Subsidiaries.
“Keep-Shop Expiration Time” has the meaning set forth in Section 5.2(a).
“Keep-Shop Notice Period” has the meaning set forth in Section 5.2(e)(iii).
“Knowledge of Parent” means the actual knowledge of the individuals listed on Section 1.1(a) of the Parent Disclosure Letter.
“Knowledge of the Company” means the actual knowledge of the individuals listed on Section 1.1(a) of the Company Disclosure Letter.
“Law” means all foreign, federal, state, local or municipal laws, statutes, ordinances, regulations and rules of any Governmental Authority, and all Orders.
“Leased Real Property” has the meaning set forth in Section 3.11(b).
“Liabilities” means debts, liabilities, commitments and obligations, whether accrued or fixed, absolute or contingent, matured or unmatured, determined or determinable, known or unknown, asserted or unasserted, including those arising under any Law, Action or Order and those arising under any Contract.
“Litigation Report” has the meaning set forth in Section 3.9.

“Losses” has the meaning set forth in Section 5.14(e).
“Malware” means any virus, Trojan horse, time bomb, key-lock, spyware, worm, malicious code or other software program designed to, without the knowledge and authorization of the Company or any of its Subsidiaries, disrupt, disable, harm, interfere with the operation of or install itself within or on any Software or IT System.
“Merger” has the meaning set forth in the Recitals.
“Merger Consideration” has the meaning set forth in the Section 2.6(b).
“Merger Sub” has the meaning set forth in the Preamble.
“Merger Sub Common Stock” means the common stock, par value $0.01 per share, of Merger Sub.
“Non-Recourse Party” has the meaning set forth in Section 8.18.
“NYSE” means the New York Stock Exchange, any successor stock exchange operated by the NYSE Euronext or any successor thereto.
“Order” means any judgment, order, writ, award, preliminary or permanent injunction or decree of any Governmental Authority.
“Outside Date” has the meaning set forth in Section 7.1(b)(i).
“Owned Intellectual Property” means all Intellectual Property owned by the Company or any of its Subsidiaries.
“Owned Real Property” means all land, together with all buildings, structures, fixtures (other than trade fixtures), and improvements located thereon and all easements, rights of way, and appurtenances belonging thereto, owned by the Company or any of its Subsidiaries.
“Parent” has the meaning set forth in the Preamble.
“Parent Disclosure Letter” means the disclosure letter delivered by Parent and Merger Sub to the Company concurrently with the execution of this Agreement.
“Parent Expenses” has the meaning set forth in Section 7.3(b).
“Parent Material Adverse Effect” means any event, occurrence, fact, condition or change, occurring after the date hereof that prevents, materially impairs or materially delays the ability of Parent or Merger Sub to consummate the transactions contemplated hereby, which cannot be cured by Parent prior to the Outside Date.
“Parent Recourse Related Party” has the meaning set forth in Section 7.3(e)(i).
“Parent Termination Fee” has the meaning set forth in Section 7.3(c).

“Permitted Encumbrances” means: (a) statutory Encumbrances for Taxes or other payments that are not yet due and payable, (b) Encumbrances for Taxes being contested in good faith and for which adequate reserves have been established in accordance with GAAP in the Company SEC Documents filed prior to the date hereof, (c) deposits or pledges made in connection with, or to secure payment of, workers’ compensation, unemployment insurance or similar programs mandated by applicable Law, (d) Encumbrances in favor of landlords, vendors, carriers, warehousemen, mechanics and materialmen and other like Encumbrances arising under applicable Law and incurred in the ordinary course of business consistent with past practice, (e) with respect to any securities, any transfer restrictions of general applicability as may be provided under the Securities Act or other applicable Law or restrictions under the organizational documents of the issuer of such securities, (f) with respect to any licensed or leased asset or property, the rights of any lessor, lessee, licensor or licensee under the applicable lease or license, (g) liens securing Indebtedness of the Company, (h) licenses for the use of “off the shelf” software that is readily commercially available on a “click wrap” or other similar basis, (i) the effects of applicable Laws on Owned Real Property and Leased Real Property, including zoning, building, signage and use Laws and (j) other imperfections of title or Encumbrances, if any, that do not, and would not reasonably be expected to, individually or in the aggregate, materially detract from or interfere with the value or use of the asset subject thereto.
“Person” means any individual, corporation, company, limited liability company, general or limited partnership, trust, estate, proprietorship, joint venture, association, organization, entity or Governmental Authority.
“Personal Information” means (a) any and all information that, alone or in combination with other information, allows the identification of a living individual, (b) “personal data” as that term is defined in Article 4 of the European Union’s General Data Protection Regulation and all rules and regulations issued under any of the foregoing, and (c) “personally identifiable information” under any Data Security Requirements applicable to the processing of that Personal Information (including, IP address, name, address, telephone number, email address, social security number, bank account number, driver’s license number, credit card number, credit history and criminal history).
“Proxy Statement” means the Company’s proxy statement to be filed with the SEC.
“PSU Merger Consideration” has the meaning set forth in Section 2.8(a)(iv).
“Real Property” means the Leased Real Property and the Owned Real Property.
“Real Property Leases” has the meaning set forth in Section 3.11(b).
“Representatives” means, with respect to Parent or the Company or any of their Subsidiaries, financial advisors, legal counsel, Debt Financing Sources, accountants or other advisors, agents or representatives.  For the avoidance of doubt, in no event will any officer or director of the Company be deemed to be a Representative of the Company.
“Required Information” means, in each case as required by the Debt Financing Commitment Letter, the financial statements necessary to satisfy the conditions set forth in paragraph 4(a) and 4(b) of Exhibit D of the Debt Financing Commitment Letter (or any

analogous section in any replacement, amendment, supplement, other modification or agreement thereof permitted or required pursuant to Section 5.14).
“RSU Merger Consideration” has the meaning set forth in Section 2.8(a)(iii).
“Sarbanes-Oxley Act” means the Sarbanes-Oxley Act of 2002, as amended.
“SEC” means the Securities and Exchange Commission.
“Securities Act” means the Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder.
“Significant Company Stockholder” means the Person set forth on Section 1.1(b) of the Company Disclosure Letter.
“Software” means any and all software, whether in source code or object code, in any and all forms and media.
“Solvent” means, for the purposes of Section 4.8, with respect to any Person, that, as of any date of determination (a) the amount of the “fair saleable value” of the assets of such Person will, as of such date, exceed (i) the value of all “liabilities” of such Person, including “contingent and other liabilities”, as of such date, as such quoted terms are generally determined in accordance with applicable Laws governing determinations of the insolvency of debtors, and (ii) the amount that will be required to pay the probable liabilities of such Person on its existing debts (including contingent and other liabilities) as such debts become absolute and mature, (b) such Person will not have, as of such date, an unreasonably small amount of capital for the operation of the businesses in which it is engaged or proposed to be engaged following such date, and (c) such Person will be able to pay its liabilities, including contingent and other liabilities, as they mature.  For purposes of this definition, “not have an unreasonably small amount of capital for the operation of the businesses in which it is engaged or proposed to be engaged” and “able to pay its liabilities, including contingent and other liabilities, as they mature” means that such Person will be able to generate enough cash from operations, asset dispositions or refinancing, or a combination thereof, to meet its obligations as they become due.
“Stock Option Merger Consideration” has the meaning set forth in Section 2.8(a)(i).
“Subsidiary” means, with respect to any Person, any corporation, general or limited partnership, limited liability company, joint venture or other entity (a) that is consolidated with such Person for purposes of financial reporting under GAAP or (b) in which such Person (i) owns, directly or indirectly, more than 50% of the outstanding voting securities, profits interest or capital interest, (ii) is entitled to elect at least a majority of the board of directors or similar governing body or (iii) in the case of a limited partnership or limited liability company, is a general partner or managing member and has the power to direct the policies, management and affairs of such entity, respectively.
“Superior Proposal” means a bona fide written Alternative Transaction Proposal which the Company Special Committee determines in good faith (after consultation with its legal counsel and financial advisor), taking into account all legal, financial, regulatory, timing and other aspects of such Alternative Transaction Proposal and the Person making such Alternative Transaction Proposal, (a) is reasonably likely to be consummated on the terms proposed, taking into account all financial, legal, regulatory and other aspects of such proposal, (b) to the extent financing is required, such financing is then fully committed, as determined in the reasonable discretion of the Company Special Committee, (c) is more favorable from a financial point of view to the Company Stockholders than the terms of the Merger and the other transactions contemplated hereby as determined in good faith by the Company Special Committee and (d) is otherwise on terms that the Company Special Committee has determined to be superior to the transaction contemplated hereby, including the Merger (taking into account any changes to the financial terms of this Agreement proposed by Parent pursuant to Section 5.2(e)); provided, however, that for purposes of this definition of “Superior Proposal,” the term “Alternative Transaction Proposal” shall have the meaning assigned to such term in this Agreement, except that each reference to 20% in the definition of “Alternative Transaction” when used in the definition of “Alternative Transaction Proposal” shall in each case be replaced with a reference to 50%.
“Surviving Corporation” has the meaning set forth in Section 2.1.
“Surviving Corporation Common Stock” has the meaning set forth in Section 2.6(c).
“Tax” (and, with correlative meaning, “Taxes”) means (a) any net income, minimum, alternative minimum, add-on minimum, estimated, gross income, gross receipts, sales, use, ad valorem, transfer, franchise, profits, license, withholding, payroll, social security, disability, employment, unemployment, workers’ compensation, excise, severance, stamp, occupation, premium, real property, personal property, occupancy, environmental, company, capital stock, windfall profits, accumulated earnings or personal holding company tax, custom duty or other tax, governmental fee or other similar assessment or charge of any kind whatsoever and (b) all interest, penalties, fines, additions to Tax, deficiency assessments or additional amounts imposed by any Tax Authority or other Governmental Authority in connection with any item described in clause (a).
“Tax Authority” means any Governmental Authority charged with the administration of any Tax Law.
“Tax Law” means any applicable Law relating to Taxes.
“Tax Return” means any returns, declarations, reports, estimates, information returns and statements in respect of any Taxes (including any schedules or attachments thereto or amendments thereof).
“Trade Secrets” means trade secrets and other confidential and proprietary information, including inventions, processes, procedures, designs, formulae, models, tools, algorithms, know-how, ideas, research and development, business plans and strategies, data and databases and technology to the extent that the foregoing derive independent economic value from not being generally known to the public.
“Treasury Regulations” means the Treasury Regulations promulgated under the Code in effect on the date hereof.

“Voting Agreement” has the meaning set forth in the Recitals.
“Voting Company Debt” has the meaning set forth in Section 3.2(c).
Section 1.2          Rules of Construction.  In this Agreement, except to the extent otherwise provided or that the context otherwise requires:
(a)          when a reference is made in this Agreement to an Article, Section, Schedule or Exhibit, such reference is to an Article or Section of, or an Exhibit or Schedule to, this Agreement unless otherwise indicated;
(b)          the table of contents and headings for this Agreement are for reference purposes only and do not affect in any way the meaning or interpretation of this Agreement;
(c)          whenever the words “include,” “includes” or “including” are used in this Agreement, they are deemed to be followed by the words “without limitation”;
(d)          the words “hereof,” “herein” and “hereunder” and words of similar import, when used in this Agreement, refer to this Agreement as a whole and not to any particular provision of this Agreement;
(e)          references to any agreement, instrument, statute, rule or regulation are to the agreement, instrument, statute, rule or regulation as amended, modified, supplemented or replaced from time to time (and, in the case of statutes, include any rules and regulations promulgated under said statutes) and to any section of any statute, rule or regulation including any successor to said section;
(f)          all terms defined in this Agreement have the defined meanings when used in any certificate or other document made or delivered pursuant hereto, unless otherwise defined therein;
(g)          the definitions contained in this Agreement are applicable to the singular as well as the plural forms of such terms;
(h)          references to a Person are also to its successors and permitted assigns;
(i)          references to monetary amounts are to the lawful currency of the United States;
(j)          references to documents or information being “made available”, “provided” or “delivered” shall include any and all documents and information that was posted at least 24 hours prior to the date hereof in the online data room maintained by the Company and its financial advisor in connection with the transactions contemplated hereby;
(k)          words importing the singular include the plural and vice versa and words importing gender include all genders;

(l)          whenever this Agreement requires Merger Sub to take any action, such requirement shall be deemed to include an undertaking by Parent to cause Merger Sub to take such action;
(m)          time periods within or following which any payment is to be made or act is to be done shall be calculated by excluding the day on which the period commences and including the day on which the period ends and by extending the period to the next Business Day following if the last day of the period is not a Business Day; and
(n)          the parties have participated jointly in the negotiation and drafting of this Agreement, and in the event an ambiguity or question of intent or interpretation arises with respect hereto, this Agreement shall be construed as if drafted jointly by the parties and no presumption or burden of proof shall arise favoring or disfavoring any party by virtue of the authorship of any of the provisions of this Agreement.
ARTICLE II
THE MERGER
Section 2.1          Merger.  Upon the terms and subject to the conditions set forth in this Agreement and the applicable provisions of the DGCL, at the Effective Time, Merger Sub shall be merged with and into the Company and the separate corporate existence of Merger Sub shall thereupon cease.  The Company shall continue as the surviving corporation in the Merger (sometimes hereinafter referred to as the “Surviving Corporation”), and the separate corporate existence of the Company with all its property, rights, privileges, immunities, powers and franchises shall continue unaffected by the Merger.  At the Effective Time, the effects of the Merger shall be as provided in this Agreement, the Certificate of Merger and the applicable provisions of the DGCL.  Without limiting the generality of the foregoing, and subject thereto, at the Effective Time, all of the property, rights, privileges, immunities, powers and franchises of the Company and Merger Sub shall vest in the Surviving Corporation, and all debts, liabilities and duties of the Company and Merger Sub shall become the debts, liabilities and duties of the Surviving Corporation.
Section 2.2          Charter and Bylaws.
(a)          At the Effective Time, the Company Charter as in effect immediately prior to the Effective Time shall be amended and restated in its entirety to read as set forth on Exhibit A, and as so amended and restated shall be the certificate of incorporation of the Surviving Corporation until thereafter further amended in accordance with its terms and the DGCL.
(b)          At the Effective Time, the Company Bylaws as in effect immediately prior to the Effective Time shall be amended and restated in their entirety to read as set forth on Exhibit B, and as so amended and restated shall be the bylaws of the Surviving Corporation until thereafter amended in accordance with their terms, the terms of the certificate of incorporation of the Surviving Corporation, and the DGCL.
Section 2.3          Effective Time of the Merger.  Subject to the provisions of this Agreement, as soon as practicable on the Closing Date, the parties shall file a Certificate of Merger as contemplated by the DGCL, together with any required related certificates, filings or recordings with the Secretary of State of the State of Delaware, in such form as required by, and executed in accordance with, the relevant provisions of the DGCL.  The Merger shall become effective upon the filing of the Certificate of Merger with the Secretary of State of the State of Delaware or at such later date and time as the Company and Parent may agree upon and as is set forth in such Certificate of Merger (such time, the “Effective Time”).
Section 2.4          Closing.  Unless this Agreement shall have been terminated in accordance with Section 7.1, the closing of the Merger (the “Closing”) shall occur as promptly as practicable (but in no event later than the second Business Day) after all of the conditions set forth in Article VI shall have been satisfied or waived by the party entitled to the benefit of the same (other than conditions which by their terms are required to be satisfied or waived at the Closing, but subject to the satisfaction or waiver of such conditions), or at such other time and on a date as agreed to by the parties in writing (the “Closing Date”).  The Closing shall take place at 10:00 a.m., New York City time, on the Closing Date, at the offices of Baker Botts L.L.P., 30 Rockefeller Plaza, New York, New York or at such other place and time as agreed to by the parties hereto.
Section 2.5          Directors and Officers of the Surviving Corporation.
(a)          Prior to the Effective Time, the Company shall use its reasonable best efforts to deliver to Parent the resignation of each member of the Board of Directors of the Company.  Each resignation deliverable pursuant to this Section 2.5(a) shall be effective as of, and contingent upon the occurrence of, the Closing.
(b)          The parties shall take all requisite action to cause the directors of Merger Sub immediately prior to the Effective Time to be the directors of the Surviving Corporation immediately following the Effective Time, and such directors shall hold office until their respective successors are duly elected and qualified, or their earlier death, resignation or removal.
(c)          The officers of the Company as of immediately prior to the Effective Time shall be the officers of the Surviving Corporation immediately following the Effective Time, and such officers shall hold office until their respective successors are duly elected or appointed and qualified, or their earlier death, resignation or removal.
Section 2.6          Effect on Common Stock.
(a)          Cancellation of Treasury Stock and Parent-Owned Stock.  At the Effective Time, by virtue of the Merger and without any action on the part of the Company, Parent, Merger Sub, any Company Stockholder or any other Person, each share of Company Common Stock (i) owned by the Company or any of its Subsidiaries (or held in the Company’s treasury) immediately prior to the Effective Time, or (ii) owned by Parent or any of its Subsidiaries (including Merger Sub) immediately prior to the Effective Time, in each case, shall be cancelled and shall cease to exist, and no consideration shall be delivered in exchange therefor.
(b)          Effect on Company Common Stock.  Except as otherwise provided in Section 2.6(a) and Section 2.6(e), and subject to Section 2.6(d), at the Effective Time, by virtue of the Merger and without any action on the part of the Company, Parent, Merger Sub, any Company Stockholder or any other Person, each share of Company Common Stock issued and outstanding immediately prior to the Effective Time shall automatically be converted into the right to receive $6.50 in cash, without interest thereon (the “Merger Consideration”).
(c)          Effect on Merger Sub Common Stock.  At the Effective Time, by virtue of the Merger and without any action on the part of the Company, Parent, Merger Sub, any Company Stockholder or any other Person, each outstanding share of Merger Sub Common Stock immediately prior to the Effective Time shall automatically be converted into one validly issued, fully paid and nonassessable share of common stock of the Surviving Corporation, par value $0.01 per share (the “Surviving Corporation Common Stock”).  Such shares of Surviving Corporation Common Stock shall constitute the only outstanding shares of capital stock of the Surviving Corporation as of immediately following the Effective Time.
(d)          Changes to Stock.  If at any time during the period between the date of this Agreement and the Effective Time, any change in the outstanding Company Common Stock shall occur by reason of any reclassification, recapitalization, stock split or combination, split-up, exchange or readjustment of shares or any stock dividend thereon with a record date during such period, or any similar transaction or event, the Merger Consideration and any other similarly dependent items, as the case may be, shall be appropriately adjusted to provide the holders of shares of Company Common Stock the same economic effect as contemplated by this Agreement prior to such event.
(e)          Dissenting Shares; Appraisal Rights.  Notwithstanding anything to the contrary contained in this Agreement, Dissenting Shares shall not be converted into or represent the right to receive the Merger Consideration in accordance with Section 2.6(b), but shall be entitled only to such rights as are granted by the DGCL to a holder of Dissenting Shares (and at the Effective Time, such Dissenting Shares shall no longer be outstanding and shall automatically be cancelled and shall cease to exist, and such holder shall cease to have any rights with respect thereto, except the rights set forth in Section 262 under the DGCL), unless and until such holder shall have failed to perfect or shall have effectively withdrawn or otherwise lost such holder’s right to appraisal under the DGCL.  If any Dissenting Shares shall lose their status as such (by the holder thereof effectively withdrawing, failing to perfect, or otherwise losing such holder’s appraisal rights under the DGCL with respect to such shares), then, as of the later of the Effective Time or the date of loss of such status, such shares shall thereupon be deemed to have been converted as of the Effective Time into the right to receive the Merger Consideration in accordance with Section 2.6(b), without interest, and shall not thereafter be deemed to be Dissenting Shares.  The Company shall give Parent prompt notice of any demand for appraisal of shares of Company Common Stock received by the Company, withdrawals of such demands and any other documents or instruments received by the Company relating to Section 262 of the DGCL or stockholder demands or claims thereunder.  Prior to the Effective Time, the Company shall not, without the prior written consent of Parent, make any payment with respect to, or settle or offer to settle, any such demands, or agree to do any of the foregoing.  Parent shall have the right to participate in and direct and control all negotiations and proceedings with respect to such demands.

Section 2.7          Exchange of Certificates and Book Entry Shares.
(a)          Exchange Agent.  Prior to the Effective Time, Parent shall select an institution reasonably acceptable to the Company to act as the exchange agent (the “Exchange Agent”) in the Merger for the purpose of exchanging Certificates and Book Entry Shares for the Merger Consideration.  Parent will make available to the Exchange Agent, at or prior to the Effective Time, cash in an amount sufficient to pay the aggregate Merger Consideration pursuant to Section 2.6(b) (such amount, the “Exchange Fund”).  Promptly after the Effective Time, Parent will send, or will cause the Exchange Agent to send, to each holder of record (as of immediately prior to the Effective Time) of a Certificate (i) a letter of transmittal in customary form (which shall specify that delivery shall be effected, and risk of loss and title to the Certificates shall pass, only upon proper delivery of the Certificates to the Exchange Agent or by appropriate guarantee of delivery in the form customarily used in transactions of this nature from a member of a national securities exchange, a member of the Financial Industry Regulatory Authority, or a commercial bank or trust company in the United States) for use in effecting delivery of shares to the Exchange Agent and (ii) instructions for effecting the surrender of Certificates in exchange for the Merger Consideration issuable and payable in respect thereof.  Exchange of any Book Entry Shares shall be effected in accordance with the Company’s customary procedures with respect to securities represented by book entry.
(b)          Exchange Procedure.  Each holder of shares of Company Common Stock that have been converted into the right to receive the Merger Consideration as provided in Section 2.6(b), upon surrender to the Exchange Agent of a Certificate, together with a properly completed letter of transmittal, or compliance with Parent’s customary procedure with respect to the exchange of Book Entry Shares, will be entitled to receive cash in an amount equal to the Merger Consideration that such holder has the right to receive pursuant to Section 2.6.  No interest shall be paid or accrued on any Merger Consideration payable to holders of Certificates or Book Entry Shares.  Until so surrendered, each Certificate and Book Entry Share shall, after the Effective Time, represent for all purposes only the right to receive such Merger Consideration in accordance with Section 2.6(b).
(c)          Certificate Holder.  If any portion of the Merger Consideration is to be paid to a Person other than the Person in whose name the applicable surrendered Certificate is registered, it shall be a condition to the payment thereof that the surrendered Certificate shall be properly endorsed or otherwise be in proper form for transfer and that the Person requesting such delivery of the Merger Consideration shall pay to the Exchange Agent any transfer or other Taxes required as a result of such payment to a Person other than the registered holder of such Certificate or establish to the satisfaction of the Exchange Agent that such Tax has been paid or is not payable.
(d)          No Further Ownership Rights.  The Merger Consideration paid in accordance with the terms of this Article II shall be deemed to have been paid in full satisfaction of all rights pertaining to shares of Company Common Stock, subject, however, to the Surviving Corporation’s obligation to pay any dividends or make any other distributions with a record date prior to the Effective Time that may have been declared or made by the Company on such shares of Company Common Stock in accordance with the terms of this Agreement or prior to the date of this Agreement and which remain unpaid at the Effective Time, and after the Effective Time there shall be no further registration of transfers on the stock transfer books of the Surviving Corporation of Company Common Stock that were outstanding immediately prior to the Effective Time.  If, after the Effective Time, any Certificates or Book Entry Shares formerly representing shares of Company Common Stock are presented to the Surviving Corporation or the Exchange Agent for any reason, they shall be cancelled and exchanged as provided in this Article II.
(e)          Termination of Exchange Fund.  Any portion of the Exchange Fund (including the proceeds of any investment thereof) that remains undistributed to the Company Stockholders for 12 months after the Effective Time shall be delivered to Parent, upon demand, and any Company Stockholder who has not theretofore complied with this Article II shall thereafter look only to Parent and/or the Surviving Corporation for payment of its claim for the Merger Consideration.
(f)          No Liability.  None of Parent, Merger Sub, the Company or the Exchange Agent shall be liable to any Person in respect of any cash from the Exchange Fund delivered to a public official to the extent required by any applicable abandoned property, escheat or similar Law.  Immediately prior to such time as any Merger Consideration remaining unclaimed by former holders of Company Common Stock would otherwise escheat to or become property of any Governmental Authority, such Merger Consideration shall, to the fullest extent permitted by applicable Law, become the property of the Surviving Corporation free and clear of any claims or interest of any Person previously entitled thereto.
(g)          Lost Certificates.  If any Certificate shall have been lost, stolen, defaced or destroyed, upon the making of an affidavit of that fact by the Person claiming such Certificate to be lost, stolen, defaced or destroyed and, if reasonably required by the Surviving Corporation, the posting by such Person of a bond in such reasonable amount as the Surviving Corporation may direct as indemnity against any claim that may be made against it with respect to such Certificate, the Exchange Agent shall pay in respect of such lost, stolen, defaced or destroyed Certificate the Merger Consideration with respect to each share of Company Common Stock formerly represented by such Certificate.
(h)          Withholding Rights.  Parent, Merger Sub, the Company and the Exchange Agent shall each be entitled to deduct and withhold from amounts otherwise payable pursuant to this Agreement such amounts as are required to be deducted and withheld with respect to the making of such payment under any applicable Tax Law.  To the extent that amounts are so deducted or withheld by Parent, Merger Sub, the Company or the Exchange Agent, as applicable, such withheld amounts shall be remitted to the appropriate Governmental Authority and shall be treated for all purposes of this Agreement as having been paid to the Person in respect of which such deduction and withholding was made.
Section 2.8          Company Equity Awards.
(a)          Equity Award Merger Consideration.  Except as otherwise expressly agreed in writing with the holder of the applicable Company Equity Award, as of immediately prior to the Effective Time, and conditioned upon the occurrence of the Effective Time, each Company Equity Award shall be cancelled and treated in the following manner:

(i)          Company Stock Options.  As of the Effective Time, each then outstanding Company Stock Option (whether or not vested or exercisable and automatically without any further action required of the holder of any such Company Stock Option) shall be cancelled and the holder thereof shall cease to have any rights with respect thereto but shall instead be entitled to receive an amount in cash equal to the result of (A) the product of (x) the number of shares of Company Common Stock subject to such Company Stock Option multiplied by (y) the Merger Consideration, minus (B) the aggregate exercise price of such Company Stock Option (the “Stock Option Merger Consideration”); provided, however, that if the per share exercise price of any such Company Stock Option is equal to or greater than the Merger Consideration, such Company Stock Option shall be cancelled and terminated without any cash payment being made in respect thereof.  Parent shall cause the Surviving Corporation to pay the Stock Option Merger Consideration, without interest thereon, at the Effective Time or as soon practicable thereafter (but in no event later than the date which is the later of (x) seven Business Days after the Effective Time and (y) the date of the Company’s first regularly scheduled payroll after the Effective Time).
(ii)          Company Restricted Stock.  As of immediately prior to the Effective Time, each then outstanding share of Company Restricted Stock (automatically without any further action required of the holder of any such Company Restricted Stock) shall be fully vested and such shares of Company Restricted Stock, after any applicable reduction for withholding, shall be treated in the same manner as all other outstanding shares of Company Common Stock pursuant to Section 2.6.
(iii)          Company RSUs.  As of the Effective Time, each then outstanding Company RSU (whether or not vested and automatically without any further action required of the holder of any such Company RSU) shall be cancelled and the holder thereof shall cease to have any rights with respect thereto but shall instead be entitled to receive an amount in cash equal to the product of (A) the number of shares of Company Common Stock underlying all Company RSUs held by such holder immediately prior to the Effective Time, multiplied by (B) the Merger Consideration (the “RSU Merger Consideration”).  Parent shall cause the Surviving Corporation to pay the RSU Merger Consideration, without interest thereon, at the Effective Time or as soon practicable thereafter (but in no event later than the date which is the later of (x) seven Business Days after the Effective Time and (y) the date of the Company’s first regularly scheduled payroll after the Effective Time).
(iv)          Company PSUs.  As of the Effective Time, each then outstanding Company PSU (whether or not vested and automatically without any further action required of the holder of any such Company PSU) shall be cancelled and the holder thereof shall cease to have any rights with respect thereto but shall instead be entitled to receive an amount in cash equal to the product of (A) the number of shares of Company Common Stock underlying all Company PSUs held by such holder immediately prior to the Effective Time, determined based on the greater of (x) the target level of shares subject to such Company PSU or (y) the number of Company PSUs earned based on performance through the Effective Time, as determined by the Compensation Committee of the Board of Directors of the Company immediately prior to the Effective Time, multiplied by (B) the Merger Consideration (the “PSU Merger Consideration” and, together with the Stock Option Merger Consideration and the RSU Merger Consideration, the “Equity Award Merger Consideration”).  Parent shall cause the Surviving Corporation to pay the PSU Merger Consideration, without interest thereon, at the Effective Time or as soon practicable thereafter (but in no event later than the date which is the later of (x) seven Business Days after the Effective Time and (y) the date of the Company’s first regularly scheduled payroll after the Effective Time).
(b)          Termination of Incentive Plan.  Prior to the Effective Time, the Board of Directors of the Company (or, if appropriate, any committee thereof administering the Incentive Plan and/or Company Equity Awards) shall take all actions necessary to approve and effectuate the foregoing provisions of this Section 2.8 and the other provisions of this Agreement applicable to the Company Equity Awards under the Incentive Plan and any agreements issued under the Incentive Plan, including (i) making any determinations and/or resolutions of the Board of Directors of the Company or a committee thereof or any administrator of the Incentive Plan as may be necessary and (ii) providing all Company Equity Award holders with any advance notice required under the Incentive Plan and terminating the Incentive Plan effective as of the Effective Time, so that, following the Effective Time, there shall be no outstanding Incentive Plan, Company Equity Awards (vested or unvested) or obligations or Liabilities to holders of Company Equity Awards, other than payment of the Equity Award Merger Consideration as set forth in this Section 2.8.  The Company (including the Board of Directors of the Company and each relevant committee thereof) will take all actions necessary to ensure that, following the Effective Time, no participant in the Incentive Plan or other similar incentive equity or stock plan will have any right thereunder to acquire any equity securities of the Company, the Surviving Corporation or any of their respective Subsidiaries.
Section 2.9          Further Assurances.  If, at any time after the Effective Time, the Surviving Corporation or Parent reasonably believes or is advised that any further instruments, deeds, assignments or assurances are reasonably necessary or desirable to carry out the purposes and intent of this Agreement, then Parent, the Surviving Corporation and their respective officers and directors shall execute and deliver all such proper deeds, assignments, instruments and assurances and do all other things reasonably necessary or desirable to carry out the purposes and intent of this Agreement.
ARTICLE III
REPRESENTATIONS AND WARRANTIES OF THE COMPANY
Except as set forth (a) in the Company SEC Documents filed at least two Business Days prior to the date hereof (except for any (x) risk factor disclosure under the heading “Risk Factors” or (y) disclosure set forth in any “forward looking statements” section or other general statement, in each case, to the extent such disclosures are non-specific, non-factual and primarily cautionary, predictive or forward-looking in nature that are included in any part of any Company SEC Document) (it being agreed and understood that any matter disclosed in such Company SEC Documents shall not be so deemed disclosed for purposes of Section 3.1 (Organization; Standing and Power), Section 3.2 (Capitalization of the Company), Section 3.3(b) (Subsidiaries), Section 3.4 (Authorization), Section 3.8 (Absence of Certain Changes) and Section 3.19 (Brokers)) or (b) in the corresponding section of the Company Disclosure Letter (it being agreed and understood that disclosure of any item in any section of the Company Disclosure Letter shall be deemed disclosed with respect to any other section of the Company Disclosure Letter to the extent the relevance of a disclosure or statement therein to a section of this Article III is reasonably apparent on its face), the Company represents and warrants to Parent and Merger Sub as follows:
Section 3.1          Organization; Standing and Power.  The Company (a) is a corporation duly incorporated, validly existing and in good standing under the laws of the state of Delaware, (b) has all requisite corporate power and authority to own, lease and operate its assets, properties and rights and to carry on its business as currently conducted and (c) is duly qualified or licensed to do business as a foreign corporation, and is in good standing (with respect to jurisdictions which recognize such concept), in each jurisdiction where the character of the properties owned, leased or operated by it or the nature of its activities makes such qualification or licensing necessary, except in each case as would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect.  The Company has made available to Parent, prior to the date hereof, a true, complete and correct copy of the Company Charter and Company Bylaws in effect as of the date of this Agreement.  The Company is not in material violation of any provisions of the Company Charter.
Section 3.2          Capitalization of the Company.
(a)          The authorized capital stock of the Company consists of (i) 300,000,000 shares of Company Common Stock, and (ii) 5,000,000 shares of Company Preferred Stock, of which 1,000,000 are designated as Series K Preferred Stock.
(b)          As of the close of business on June 5, 2019, (i) 73,206,809 shares of Company Common Stock (including 169,899 shares of Company Restricted Stock) were issued and outstanding, (ii) no shares of Company Preferred Stock were issued or outstanding, (iii) all of the shares of Series K Preferred Stock have been reserved for issuance under the Company’s shareholder rights plan, and (iv) 2,135,196 shares of Company Common Stock were reserved for issuance pursuant to outstanding unexercised Company Stock Options, unvested Company RSUs and unvested Company PSUs.  Except as set forth in this Section 3.2, and for shares of Company Common Stock reserved for issuance under the Incentive Plan, as of the close of business on June 5, 2019, no other securities of the Company are issued, reserved for issuance or outstanding.  All of the outstanding shares of capital stock of the Company have been duly authorized and validly issued and are fully paid and nonassessable and were issued in material compliance with all applicable securities Laws.
(c)          There are no preemptive or similar rights granted by the Company or any Subsidiary of the Company on the part of any holders of any class of securities of the Company or any Subsidiary of the Company.  As of the date of this Agreement, neither the Company nor any Subsidiary of the Company has outstanding any bonds, debentures, notes or other obligations the holders of which have the right to vote (or which are convertible into or exercisable for securities having the right to vote) with the Company Stockholders or any such Subsidiary on any matter (“Voting Company Debt”).  Except as set forth above or as listed on Section 3.2(c) of the Company Disclosure Letter, other than the outstanding Company Equity Awards, there are not, as of the date of this Agreement, any options, warrants, rights, convertible or exchangeable securities, “phantom” stock rights, stock appreciation rights, restricted stock units, stock-based performance units, commitments, contracts, arrangements or undertakings of any kind to which the Company or any of the Subsidiaries of the Company is a party or by which any of them is bound (i) obligating the Company or any of its Subsidiaries to issue, deliver or sell or cause to be issued, delivered or sold, additional shares of capital stock of, or other equity interests in, or any security convertible or exercisable for or exchangeable into any capital stock of, or other equity interest in, the Company or any of its Subsidiaries or any Voting Company Debt, (ii) obligating the Company or any of its Subsidiaries to issue, grant, extend or enter into any such option, warrant, call, right, security, commitment, contract, arrangement or undertaking or (iii) that give any Person the right to receive any economic benefit or right similar to or derived from the economic benefits and rights accruing to holders of capital stock of, or other equity interests in, the Company or any of its Subsidiaries.  As of the date of this Agreement, there are no outstanding contractual obligations of the Company or any of its Subsidiaries to repurchase, redeem or otherwise acquire any shares of capital stock of the Company or any of the Subsidiaries of the Company.  There are no proxies, voting trusts or other agreements or understandings to which the Company or any of the Subsidiaries of the Company is a party or is bound with respect to the voting of the capital stock of, or other equity interests in, the Company or any of its Subsidiaries.
(d)          The Company has made available, prior to the date hereof at the location specified in Section 3.2(d) of the Company Disclosure Letter, a list that is, in all material respects, complete and correct of the following information as of the close of business on June 5, 2019 with respect to each outstanding Company Equity Award, as applicable: (i) the name of the holder thereof, (ii) the aggregate number of shares of Company Common Stock subject to such Company Equity Award (if performance-based, payable at target levels of performance), (iii) the type of award, (iv) the grant or issuance date, (v) the expiration date (if applicable), (vi) the exercise price, purchase price or similar pricing of such Company Equity Award and (vii) the vesting schedule with respect to such Company Equity Award.  Each Company Equity Award was granted in accordance with the terms of the Incentive Plan and any award agreement applicable thereto in all material respects.  All shares of Company Common Stock subject to issuance under the Incentive Plan and outstanding Company Equity Awards, upon issuance in accordance with the terms and conditions specified in the instruments pursuant to which they are issuable, will be duly authorized, validly issued, fully paid and nonassessable.  Except as would not reasonably be expected to be material to the Company and its Subsidiaries, taken as a whole, each Company Stock Option (x) was granted with an exercise price at least equal to the fair market value of the Company Common Stock (as determined in a manner consistent with Section 409A of the Code) on a date no earlier than the date of the corporate action authorizing the grant and (y) has not had its exercise date or grant date delayed or “back-dated”.
Section 3.3          Subsidiaries.
(a)          Each Subsidiary of the Company (i) is a corporation or other entity duly organized, validly existing and in good standing (with respect to jurisdictions which recognize such concept) under the laws of its jurisdiction of incorporation or organization, (ii) has all power and authority to own, lease and operate its assets, properties and rights and to carry on its business as currently conducted and (iii) is duly qualified or licensed to do business and is in good standing in each jurisdiction where the character of the properties owned, leased or operated by it or the nature of its activities makes such qualification or licensing necessary, except in each case as would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect.  The Company has made available to Parent true, complete and correct copies of the certificate of incorporation and bylaws (or similar organizational documents) of each Subsidiary of the Company, and all amendments thereto, as in effect as of the date of this Agreement.
(b)          All of the outstanding shares of capital stock of, or other equity interests in, each Subsidiary of the Company have been duly authorized and validly issued and are fully paid and nonassessable and were issued in material compliance with all applicable securities Laws.  All of the outstanding capital stock or securities of, or other equity interests in, each of the Subsidiaries of the Company, is owned, directly or indirectly, by the Company, and is owned free and clear of any Encumbrance and free of any other limitation or restriction, other than Permitted Encumbrances and transfer restrictions imposed by applicable securities Laws.
(c)          Section 3.3(c) of the Company Disclosure Letter (i) lists (A) each Subsidiary of the Company, (B) its jurisdiction of incorporation or organization, (C) the location of its principal executive office and (D) the interests held by the Company and any third party in a Subsidiary that is not wholly owned by the Company or its Subsidiaries and (ii) sets forth all capital stock or other equity interest in any entity that is owned, directly or indirectly, by the Company (other than capital stock of, or other equity interests in, its Subsidiaries).
Section 3.4          Authorization.
(a)          The Company has all requisite corporate power and authority to execute and deliver this Agreement, to perform its obligations hereunder and, subject to the receipt of the Company Stockholder Approval, to consummate the transactions contemplated hereby.  The execution, delivery and performance of this Agreement and the consummation by the Company of the Merger and the other transactions contemplated hereby have been duly and validly authorized by all necessary corporate action on the part of the Company and no other corporate proceedings on the part of the Company are necessary to authorize the execution and delivery of this Agreement or the consummation of the transactions contemplated hereby, other than, with respect to the Merger, the adoption of this Agreement by the holders of at least a majority of the aggregate voting power of the outstanding shares of Company Common Stock, voting together as a single class (the “Company Stockholder Approval”).  This Agreement has been duly and validly executed and delivered by the Company and, assuming the due execution and delivery by Parent and Merger Sub, constitutes the valid and binding obligation of the Company, enforceable against the Company in accordance with its terms, subject to applicable bankruptcy, insolvency, fraudulent conveyance, reorganization, rehabilitation, liquidation, preferential transfer, moratorium and similar Laws now or hereafter affecting creditors’ rights generally and subject, as to enforceability, to general principles of equity (regardless of whether enforcement is sought in a proceeding at equity or law).
(b)          The Company Special Committee, by resolutions duly adopted at a duly held meeting, has unanimously (i) determined that this Agreement and the transactions contemplated hereby, including the Merger, are fair to, and in the best interests of, the Company and its stockholders, (ii) approved and declared advisable this Agreement and the transactions contemplated hereby, including the Merger, and (iii) recommended that the Board of Directors of the Company adopt resolutions approving, declaring advisable and adopting this Agreement and the transactions contemplated hereby, including the Merger.  None of the foregoing resolutions of the Company Special Committee have been amended, rescinded or modified as of the date hereof.
(c)          The Board of Directors of the Company, by resolutions duly adopted at a duly held meeting, has unanimously (i) determined that this Agreement and the transactions contemplated hereby, including the Merger, are fair to, and in the best interests of, the Company and its stockholders, (ii) approved, declared advisable and adopted this Agreement and the transactions contemplated hereby, including the Merger, (iii) recommended that the Company Stockholders adopt this Agreement and (iv) directed that this Agreement be submitted to the Company Stockholders for their adoption.  None of the foregoing resolutions of the Board of Directors of the Company have been amended, rescinded or modified as of the date hereof.
(d)          The Company Stockholder Approval is the only vote of the holders of any class or series of capital stock of the Company necessary to adopt this Agreement and to consummate the Merger and the other transactions contemplated hereby under the applicable Laws of the State of Delaware, including the DGCL.
Section 3.5          Consents and Approvals; No Violations.
(a)          The execution, delivery and performance by the Company of this Agreement and the consummation by the Company of the transactions contemplated by this Agreement do not and will not require any filing or registration with, notification to, or authorization, permit, license, declaration, Order, consent or approval of, or other action by or in respect of, any Governmental Authority other than (i) as may be required by the HSR Act or any other Competition Law, (ii) the filing with the SEC of (A) the Proxy Statement and (B) such reports under the Exchange Act as may be required in connection with this Agreement and the transactions contemplated by this Agreement, (iii) such clearances, consents, approvals, Orders, licenses, authorizations, registrations, declarations, permits, filings and notifications as may be required under applicable U.S. federal and state or foreign securities Laws or the applicable rules and regulations of NYSE, (iv) the filing of the Certificate of Merger or other documents as required by the DGCL, and (v) those that would not result in a Company Material Adverse Effect.
(b)          The execution, delivery and, subject to the Company Stockholder Approval, performance by the Company of this Agreement and the consummation by the Company of the transactions contemplated by this Agreement do not and will not (i) conflict with or violate any provision of the Company Charter or Company Bylaws or similar organizational documents of any of its Subsidiaries, (ii) assuming that all consents, approvals, authorizations and other actions described in Section 3.5(a) have been obtained and all filings and other obligations described in Section 3.5(a) have been made, conflict with or violate, in any material respect, any Law applicable to the Company or any of its Subsidiaries or by which any property or asset of the Company or any of its Subsidiaries is bound, (iii)  require any consent or notice, or result in any violation or breach of, or conflict with, or constitute (with or without notice or lapse of time or both) a default (or give rise to any right of purchase, termination, amendment, acceleration or cancellation) under, result in the loss of any benefit under, or result in the triggering of any payments pursuant to, any of the terms, conditions or provisions of any Company Material Contract or (iv) result in the creation of an Encumbrance (except for

Permitted Encumbrances) on any property or asset of the Company or any of its Subsidiaries except, with respect to clauses (iii) and (iv) of this Section 3.5(b), as would not reasonably be expected to have a Company Material Adverse Effect.
Section 3.6          SEC Reports and Financial Statements.
(a)          The Company has timely filed with, or furnished to, as applicable, the SEC all registration statements, prospectuses, reports, forms, statements, schedules, certifications and other documents required to be filed by the Company since April 29, 2017 (together with all exhibits and schedules thereto and all information incorporated therein by reference, the “Company SEC Documents”).  As of their respective dates, or if amended, as of the date of the last such amendment, the Company SEC Documents (i) were prepared in accordance and complied in all material respects with the requirements of the Securities Act, the Exchange Act and the Sarbanes-Oxley Act (to the extent then applicable) and (ii) did not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading.  As of the date of this Agreement, there are no material outstanding or unresolved comments in comment letters received from the SEC with respect to the Company SEC Documents.  The Company is in compliance in all material respects with the applicable provisions of the Sarbanes-Oxley Act.
(b)          Each of the consolidated financial statements (including, in each case, any related notes thereto) of the Company contained in the Company SEC Documents (i) complied, as of their respective dates of filing with the SEC, in all material respects with the published rules and regulations of the SEC with respect thereto, (ii) was prepared in accordance with GAAP applied on a consistent basis during the periods indicated (except as may be indicated in the notes thereto or, in the case of unaudited interim financial statements, as may be permitted by the SEC on Form 10-Q under the Exchange Act) and (iii) fairly presented in all material respects and in accordance with GAAP the consolidated financial position of the Company and its Subsidiaries as of the respective dates thereof and the consolidated results of the Company’s and its Subsidiaries’ operations and cash flows for the periods indicated (except that the unaudited interim financial statements were or will be subject to normal and recurring year-end and quarter-end adjustments described therein).  None of the Company or its Subsidiaries is a party to, or has any obligation or other commitment to become a party to, any “off balance sheet arrangement” (as defined in Item 303(a) of Regulation S-K promulgated by the SEC).
(c)          The Company has established and maintains “disclosure controls and procedures” and a system of “internal control over financial reporting” (as such terms are defined in Rule 13a-15 and Rule 15d-15 under the Exchange Act) as required by Rule 13a-15 and Rule 15d-15 under the Exchange Act. The Company’s disclosure controls and procedures are designed to ensure that all information (both financial and non-financial) required to be disclosed by the Company in the reports that it files or furnishes under the Exchange Act is recorded, processed, summarized and reported within the time periods specified in the rules and forms of the SEC, and that all such information is accumulated and communicated to the Company’s management as appropriate to allow timely decisions regarding required disclosure and to make the certifications required pursuant to Sections 302 and 906 of the Sarbanes-Oxley Act.  Since April 29, 2017, the Company’s principal executive officer and its principal financial officer have disclosed to the Company’s auditors and audit committee, (i) any significant deficiencies and material weaknesses in the design or operation of internal control over financial reporting which could adversely affect the Company’s ability to record, process, summarize and report financial data and (ii) any known fraud, whether or not material, that involves management or other employees who have a significant role in the Company’s internal control over financial reporting.
(d)          The Company is in compliance in all respects with the applicable listing and corporate governance rules and regulations of NYSE except for such non-compliance as would not reasonably be expected to have a Company Material Adverse Effect.
(e)          The information set forth in Section 3.6(e) of the Company Disclosure Letter is true and correct in all material respects.
Section 3.7          No Undisclosed Liabilities.  Except as reflected or reserved against in the Company’s financial statements (or described in the notes thereto) included in the Company SEC Documents, neither the Company nor any of its Subsidiaries has any Liabilities of the type required to be disclosed in the liabilities column of a balance sheet prepared in accordance with GAAP (as in effect on the applicable date) except (a) Liabilities incurred since April 29, 2018, in the ordinary course of business consistent with past practice which would not reasonably be expected to have a Company Material Adverse Effect, and (b) Liabilities incurred in connection with this Agreement or the transactions contemplated hereby.
Section 3.8          Absence of Certain Changes.  Since April 29, 2018, (a) there has been no event or condition which has had, or would reasonably be expected to have, a Company Material Adverse Effect and (b) the Company and its Subsidiaries have, in all material respects, conducted their businesses in the ordinary course of business consistent with past practice.
Section 3.9          Litigation.  Section 3.9 of the Company Disclosure Letter sets forth a list, which is true, correct and complete in all material respects, of the active litigation matters pending against the Company or any of its Subsidiaries as of June 6, 2019 (the “Litigation Report”).  There is no Action pending (or, to the Knowledge of the Company, threatened) against the Company or any of its Subsidiaries or any of its or their respective properties or assets (including, for the avoidance of doubt, the Real Property), or, to the Knowledge of the Company, any present or former officer or director of the Company in such individual’s capacity as such, in each case, that if decided adversely against the Company would reasonably be expected to have a Company Material Adverse Effect.  None of the Company, any of its Subsidiaries or any property, right or asset of the Company or any of its Subsidiaries is subject to any Order of or other similar written agreement with or, to the Knowledge of the Company, continuing investigation by, any Governmental Authority that would reasonably be expected to have a Company Material Adverse Effect.
Section 3.10          Compliance with Applicable Laws.  Except as would not reasonably be expected to be material to the Company and its Subsidiaries, taken as a whole:
(a)          since April 29, 2017, the Company and each of its Subsidiaries have complied, and are now in compliance, in each case, with all applicable Laws, and no investigation or review by any Governmental Authority with respect to the Company or any of its Subsidiaries is pending or, to the Knowledge of the Company, threatened;
(b)          the Company and its Subsidiaries (i) hold, and since April 29, 2017 have held, all Governmental Permits necessary for the lawful conduct of their respective businesses or ownership of their respective assets and properties (including, for the avoidance of doubt, the Real Property) and (ii) are, and have been since April 29, 2017, in compliance with all such Governmental Permits; and
(c)          (i) Since April 29, 2017, neither the Company nor any of its Subsidiaries has received written notice from any Governmental Authority alleging any material breach of any Governmental Permit held by the Company or any of its Subsidiaries and (ii) there are no Actions pending or, to the Knowledge of the Company, threatened, that seek the revocation, cancellation or adverse modification of any such Governmental Permit.
Section 3.11          Properties.
(a)          The Company or one or more of its Subsidiaries has good, valid and marketable fee simple title to the Owned Real Property free and clear of any Encumbrances other than the Permitted Encumbrances, and no third party has an option to purchase the Owned Real Property.  Section 3.11(a) of the Company Disclosure Letter contains a true and complete list by address and legal description of the Owned Real Property as of the date hereof.
(b)          Section 3.11(b) of the Company Disclosure Letter sets forth a list, which is true, correct and complete in all material respects as of the date of this Agreement, of (i) all real property leases, subleases, licenses and occupancy agreements under which the Company or any of its Subsidiaries is occupying the premises as a tenant or subtenant (together with any and all amendments and modifications thereto and guarantees thereof, the “Real Property Leases”), (ii) the name of the current tenant and landlord thereunder and (iii) the address of such real property (the “Leased Real Property”).  Except as set forth on Section 3.11(b) of the Company Disclosure Letter, neither the Company nor any of its Subsidiaries has (A) mortgaged any interest in any such Real Property Lease, or (B) transferred or assigned any material interest in any such Real Property Lease not reflected in such Real Property Lease.  Each Real Property Lease is in full force and effect and is valid and binding on the Company and its Subsidiaries, as applicable, and the Company and its Subsidiaries, as applicable, are not in material default under any Real Property Lease.  Except as set forth on Section 3.11(b) of the Company Disclosure Letter, no ownership or leasehold interest identified on Section 3.11(b) of the Company Disclosure Letter has been leased, subleased, transferred or assigned, in whole or in part, by the Company or any of its Subsidiaries to another Person (other than the Company or any of its Subsidiaries), except as would not reasonably be expected to result in a Company Material Adverse Effect.
(c)          The transactions contemplated by this Agreement do not require any consent or approval of any party to any Real Property Lease with an annual rent of $5,000,000 or more and will not result in the breach or default under any such Real Property Lease, and will not otherwise cause any such Real Property Lease to cease to be in full force and effect on identical terms following the closing, in each.

(d)          The Owned Real Property and the Leased Real Property constitute all the real property used or held for use in connection with, necessary for the conduct of, and material to, the business of the Company and its Subsidiaries.
Section 3.12          Tax.  Except as would not reasonably be expected to result in a Company Material Adverse Effect:
(a)          (i) all Tax Returns required to be filed with any Tax Authority by or on behalf of the Company or any of its Subsidiaries have been timely filed (taking into account any extension of time within which to file) in accordance with all applicable Laws, (ii) all such Tax Returns are accurate, correct and complete in all respects and have been prepared in compliance with all applicable Laws, and (iii) all Taxes due and payable by the Company or any of its Subsidiaries (including any Taxes that are required to be deducted and withheld) have been duly and timely paid, or duly and timely withheld and remitted to the appropriate Tax Authority; except, in each case of clauses (i) through (iii), for Taxes or Tax matters contested in good faith and for which adequate reserves have been established in accordance with GAAP in the Company SEC Documents filed prior to the date hereof;
(b)          since May 1, 2016, no written claim has been made by any Tax Authority in a jurisdiction where the Company or any of its Subsidiaries does not file a particular type of Tax Return or has not paid a particular type of Tax that the Company or any of its Subsidiaries is, or may be, subject to such Tax by or required to file or be included in such a Tax Return in that jurisdiction, other than any such claims that have been fully resolved or for which adequate reserves have been established in accordance with GAAP in the Company SEC Documents filed prior to the date hereof;
(c)          there are no Encumbrances on any of the assets of the Company or any of its Subsidiaries that arose in connection with any failure (or alleged failure) to pay any Tax (except for Permitted Encumbrances);
(d)          (i) no written notice of any claim, deficiency, adjustment or underpayment has been received by the Company or any of its Subsidiaries with respect to any Tax, and no such claim, deficiency, adjustment or underpayment has been threatened in writing, and (ii) no Action in respect of Taxes is in progress, or has been threatened or proposed in writing, against or with respect to the Company or any of its Subsidiaries, which Action has not been fully and finally settled;
(e)          neither the Company nor any of its Subsidiaries (i) has any Liability for Taxes of any other Person (other than those of the Company or any of its Subsidiaries) under Section 1.1502-6 of the Treasury Regulations (or any similar provision of state, local or foreign Tax Law), as a transferee or successor, or otherwise by operation of Law, (ii) is a party to any Tax sharing, allocation or indemnification agreement (other than (x) any agreement solely among the Company or any of its Subsidiaries and (y) commercial agreements the primary subject matter of which does not relate to Taxes) and (iii) has been a member of any affiliated, consolidated, combined, unitary or other similar group for purposes of filing Tax Returns (other than such a group of which the Company or any of its Subsidiaries is the parent);

(f)          no waiver (or agreement or arrangement intended to effect a waiver) extending any statute of limitations in respect of Taxes or any extension of time with respect to any assessment, deficiency or collection with respect to Taxes is in effect for the Company or any of its Subsidiaries (other than as a result of any extension of time to file Tax Returns obtained in the ordinary course);
(g)          neither the Company nor any of its Subsidiaries has participated in a “listed transaction” within the meaning of Section 1.6011-4(b)(2) of the Treasury Regulations;
(h)          neither the Company nor any of its Subsidiaries has been a “distributing corporation” or a “controlled corporation” within the meaning of Section 355(a)(1)(A) of the Code during the past two years;
(i)          neither the Company nor any of its Subsidiaries has received or applied for a Tax ruling or entered into a closing agreement pursuant to Section 7121 of the Code (or any predecessor provision or any similar provision of state or local law);
(j)          neither the Company nor any of its Subsidiaries will be required to include any item of income in, or exclude any item of deduction from, taxable income for any taxable period (or portion thereof) ending after the Closing Date, as a result of any (i) installment sale or open transaction disposition made on or prior to the Closing Date, (ii) any election pursuant to Section 108(i) of the Code (or any similar provision of state, local or foreign law) made with respect to any tax period prior to the Closing Date or (iii) any election pursuant to Section 965(h) of the Code; and
(k)          neither the Company nor any of its Subsidiaries has any material amounts due and owing to any Governmental Authority under any applicable Law governing escheat or unclaimed property.
Section 3.13          Employee Benefits.
(a)          Section 3.13(a) of the Company Disclosure Letter contains a true, correct and complete list as of the date of this Agreement of each material Company Plan.  For purposes of this Agreement, “Company Plan” means each (whether written or unwritten or funded or unfunded) (i) employment, consulting, bonus, deferred compensation, incentive compensation, stock purchase, stock option, stock appreciation right or other cash-based or equity-based compensation, incentive, retention, severance, change-in-control, or termination pay Contract, plan or arrangement, (ii) medical, disability, life or other insurance, supplemental unemployment benefits, profit-sharing, pension or other retirement, death, fringe, vacation, or sick leave benefits Contract, program, agreement or arrangement or collective bargaining or similar Contract, and (iii) other material employee benefit plan, Contract, program, agreement or arrangement or remuneration of any kind, in any case, which is sponsored, maintained or contributed to or required to be contributed to by the Company or any of its Subsidiaries, for the benefit of any current or former employee, independent contractor or director of the Company, or any of its Subsidiaries or with respect to which the Company or any of its Subsidiaries has or may have any material liability, including each “employee benefit plan” within the meaning of Section 3(3) of ERISA, whether or not subject to ERISA.

(b)          Except as would not result in a Company Material Adverse Effect, and to the Knowledge of the Company, each Company Plan has been established, operated and administered in all respects in accordance with its terms and in compliance with applicable Law.  Each Company Plan intended to be “qualified” within the meaning of Section 401(a) of the Code has received a timely, favorable IRS determination letter with respect to such qualification and the Tax-exempt status of its related trust, and no such determination letter has been revoked nor, to the Knowledge of the Company, has any such revocation been threatened, and to the Knowledge of the Company, no circumstance exists that is likely to result in the loss of such qualified status under Section 401(a) of the Code.  No Company Plan is subject to Title IV of ERISA and neither the Company nor any Company ERISA Affiliate nor any predecessor thereof sponsors, maintains, participates in, contributes to or has any material liability with respect to any plan subject to Title IV of ERISA or Section 412 of the Code.  Except as would not reasonably be expected to be material to the Company and its Subsidiaries, taken as a whole, (i) neither the Company nor any Company ERISA Affiliate has incurred or reasonably expects to incur, either directly or indirectly, any material liability under Title I or Title IV of ERISA, or related provisions of the Code or foreign Law or regulations relating to employee benefit plans and (ii) neither the Company nor any of its Affiliates to the extent a fiduciary, as described in Section 3(21) of ERISA, of any Company Plan and, to the Knowledge of the Company, no third party that is a fiduciary of any Company Plan, has any material liability for breach of fiduciary duty or any other failure to act or comply in connection with the administration or investment of the assets of any Company Plan.  No Company Plan is a “multi-employer plan” within the meaning of Section 3(37) of ERISA or a “multiple employer plan” within the meaning of Section 413(c) of the Code and neither the Company nor any Company ERISA Affiliates has at any time in the past six years contributed to or had any liability or obligation in respect of any such multi-employer plan or multiple employer plan.
(c)          Except as would not reasonably be expected to be material to the Company and its Subsidiaries, taken as a whole, (i) the Company and its Subsidiaries, where applicable, have in all material respects timely made all contributions and other payments required by and due under the terms of each Company Plan and applicable Law, and all benefits accrued under any unfunded Company Plan have been paid, accrued or otherwise adequately reserved to the extent required by, and in accordance with GAAP, (ii) there are no audits, inquiries or Actions pending or, to the Knowledge of the Company, threatened by the IRS or the U.S. Department of Labor, or any similar Governmental Authority with respect to any Company Plan, and (iii) there are no Actions pending, or, to the Knowledge of the Company, threatened with respect to any Company Plan (in each case, other than routine claims for benefits and appeals thereto), and to the Knowledge of the Company, neither the Company nor any of its Subsidiaries has engaged in a transaction that could subject the Company or any Subsidiary to a material tax or penalty imposed by either Section 4975 of the Code or Section 502(i) of ERISA.
(d)          Except as set forth on Section 3.13(d) of the Company Disclosure Letter, neither the Company nor any of its Subsidiaries has any material Liability in respect of post-retirement health, medical or life insurance benefits for former or current officers, employees, independent contractors or directors of the Company or any of its Subsidiaries, other than as required by Section 4980B of the Code or Part 6 of Title I of ERISA.

(e)          Except as set forth on Section 3.13(e) of the Company Disclosure Letter, the execution of this Agreement and the consummation of the Merger or any other transactions contemplated by this Agreement will not (either alone or together with any other event) (i) cause or result in the accelerated vesting, funding, or delivery of, or increase the amount or value of, any payment or benefit to any current or former employee, service provider, officer or director of the Company or any of its Subsidiaries, (ii) limit or restrict the right of the Company to merge, amend or terminate any Company Plan or (iii) trigger any payment or funding (through a grantor trust or otherwise) of compensation or benefits under, or increase the amount payable or trigger any other obligation (including severance pay or any other payment or benefit) pursuant to, any Company Plan or any collective bargaining agreement, and no such amount or benefit will constitute an “excess parachute payment” within the meaning of Section 280G of the Code.
(f)          The Company has made available to Parent correct and complete copies (or, if a plan is not written, a written description) of each material Company Plan and material amendments thereto in each case that are in effect as of the date of this Agreement, and, to the extent applicable, (i) all related trust agreements, funding arrangements and insurance contracts, (ii) the most recent determination letter received regarding the tax qualified status of each such Company Plan, (iii) the most recent financial statements for each such Company Plan, (iv) the Form 5500 Annual Returns/Reports for the most recent plan year for each such Company Plan, (v) the current summary plan description for each Company Plan and (vi) the most recent actuarial valuation report related to each such Company Plan.
(g)          Except as would not result in a Company Material Adverse Effect, each Company Plan that is subject to Section 409A of the Code has been operated in compliance with such section and all applicable regulatory guidance.  No current or former employee, independent contractor or director of the Company or its Affiliates is entitled to receive any gross-up, make-whole or additional payment by reason of any Taxes (including any Taxes under Section 409A or 4999 of the Code) being imposed on such person or any interest or penalty related thereto.
Section 3.14          Labor.
(a)          The Company and its Subsidiaries are neither party to, nor bound by, any material labor agreement, collective bargaining agreement, work rules or practices, or any other material labor-related agreements or arrangements with any labor union, labor organization, employee organization or works council.  As of the date of this Agreement, to the Knowledge of the Company, none of the Company Employees are represented by a labor organization, works council or trade union and, to the Knowledge of the Company and except as set forth in the Litigation Report, there is no organizing activity, Action, election petition or other material union activity of or by any labor organization, trade union or works council directed at the Company or any of its Subsidiaries, or any Company Employees.  Except as would not reasonably be expected to be material to the Company and its Subsidiaries taken as a whole, (i) all individuals who provide services to the Company or its Subsidiaries have at all times and for all purposes been accurately classified by the Company and its Subsidiaries as an employee or independent contractor and as “exempt” or “non-exempt” based on the applicable standards under applicable Law, and (ii) no individual who has performed services for the Company or its Subsidiaries has been improperly excluded from participation in any Company Plan.

(b)          Except (x) as set forth in the Litigation Report or (y) as would not reasonably be expected to result in a Company Material Adverse Effect, there are (i) no unfair labor practice complaints pending against the Company or its Subsidiaries before the National Labor Relations Board or any other labor relations tribunal or authority, and (ii) no labor strike, lock out, material grievance, material arbitration, labor dispute, slowdown or stoppage against or affecting the Company or its Subsidiaries, and no such labor dispute is, to the Knowledge of the Company, pending or threatened or has occurred in the last three years.
(c)          Except (x) as set forth in the Litigation Report or (y) as would not reasonably be expected to result in a Company Material Adverse Effect, the Company and its Subsidiaries are and have been in compliance with all applicable Laws (including of the United States and any state thereof) respecting (i) hiring, employment, termination of employment, mass layoff and employment practices, including the Workers’ Adjustment and Retraining Notification Act (and any similar foreign, provincial, state or local statute or regulation), (ii) terms and conditions of employment, health and safety, wages and hours, child labor, immigration, employment discrimination, harassment, retaliation, reasonable accommodation, disability rights or benefits, equal opportunity, plant closures and layoffs, affirmative action, workers’ compensation, labor relations, employee leave issues, leasing and supply of temporary and contingent staff, engagement of independent contractors, withholding of Taxes, and the payment of social security and other Taxes and unemployment insurance and (iii) relations between it and any labor organization, trade union, works council or other body representing Company Employees.
(d)          Except as set forth in the Litigation Report, there are no Actions, government investigations, or labor grievances pending, or, to the Knowledge of the Company, threatened relating to any employment related matter involving any Company Employee or applicant, including charges of unlawful discrimination, retaliation or harassment, failure to provide reasonable accommodation, denial of a leave of absence, failure to provide compensation or benefits, unfair labor practices, or other alleged violations of Law, except for any of the foregoing which would not reasonably be expected to result in a Company Material Adverse Effect.
Section 3.15          Material Contracts.
(a)          Except as set forth in Section 3.15(a) of the Company Disclosure Letter, as of the date of this Agreement, neither the Company nor any of its Subsidiaries is a party to, or bound by, any of the following (each, a “Company Material Contract”):
(i)          any Contract that is a “material contract” (as such term is defined in Item 601(b)(10) of Regulation S-K of the Exchange Act);
(ii)         any Contract relating to Indebtedness for money borrowed or a financial guaranty (other than between or among the Company and its Subsidiaries) in excess of $5,000,000;
(iii)        any joint venture, partnership or limited liability company agreements or other similar agreements or arrangements relating to the formation, creation,

operation, management or control of any joint venture, partnership or limited liability company, other than any such agreements or arrangements solely between or among the Company and/or its wholly-owned Subsidiaries;
(iv)        any collective bargaining agreement or other material Contract to or with any labor union or other employee representative of a group of employees;
(v)         any Contract required to be disclosed pursuant to Item 404 of Regulation S-K of the Exchange Act, other than any such Contract solely between or among the Company and/or its wholly owned Subsidiaries;
(vi)        any Contract that (A) limits or restricts the Company or any of its Subsidiaries (or would, from and after the Effective Time, limit or restrict Parent or any of its Affiliates) from competing in any line of business or with any Person or competing or operating in any market or geographic area, (B) contains exclusivity provision obligations binding on the Company or (C) grants any “most favored nation” or similar right in favor of any third party, and, in the case of each of clauses (A) through (C), that is material to the Company and its Subsidiaries, taken as a whole;
(vii)       any Contract that is an acquisition agreement or divestiture agreement pursuant to which, (A) the Company reasonably expects that it will be required to pay total consideration (including assumption of debt) after the date of this Agreement in excess of $5,000,000, or (B) any other Person will have the right to acquire any assets of the Company or any of its Subsidiaries after the date of this Agreement (other than in the ordinary course of business) with a fair market value or purchase price in excess of $5,000,000;
(viii)      any Contract pursuant to which the Company or any of its Subsidiaries has continuing “earn-out” or similar obligations that could result in payments in excess of $5,000,000 in the aggregate;
(ix)         any Contract material to the Company pursuant to which (A) a third party grants the Company or any of its Subsidiaries a right to use any Intellectual Property material to the operation of the businesses conducted by the Company and its Subsidiaries or (B) the Company or any of its Subsidiaries grants to a third party the right to use any Owned Intellectual Property, but excluding, in either case, (x) any Contracts with customers entered into in the ordinary course of business, (y) employee nondisclosure agreements and employee Intellectual Property assignment agreements and (z) Contracts with respect to licenses for the use of “off the shelf” software that is readily commercially available on a “click wrap” or other similar basis for an annual fee of less than $500,000;
(x)          any Contract entered into since April 29, 2018 involving any resolution or settlement of any actual or threatened Action involving the Company or any of its Subsidiaries involving (A) a payment in excess of $5,000,000 or (B) any material ongoing requirements or restrictions on the Company or any of its Subsidiaries;
(xi)        any material Contract between the Company or any of its Subsidiaries and a Governmental Authority;

(xii)       any Contract that restricts the payment of dividends or distributions in respect of any capital stock or other equity interests of the Company or any of its Subsidiaries; or
(xiii)      any Contract the termination of which would reasonably be expected to be material to the Company and its Subsidiaries taken as a whole.
(b)          As of the date of this Agreement, the Company has made available to Parent true, correct and complete copies of all Company Material Contracts.
(c)           Except as set forth or described on Section 3.15(c) of the Company Disclosure Letter, (i) neither the Company nor any of its Subsidiaries nor, to the Knowledge of the Company, any other party to a Company Material Contract, is in material breach or violation of, or in material default under, any Company Material Contract, and no event has occurred that would result in a material breach or violation of, or a material default under, any Company Material Contract or cause or permit the termination, cancellation or acceleration of any material right or obligation under, any provision of any Company Material Contract (in each case, with or without notice, the lapse of time or both) by the Company or any of its Subsidiaries or, to the Knowledge of the Company, any other party thereto and (ii) each Company Material Contract is valid and binding on each of the Company and its Subsidiaries, as applicable, and, to the Knowledge of the Company, each other party thereto and enforceable in accordance with its terms, subject to applicable bankruptcy, insolvency, fraudulent conveyance, reorganization, rehabilitation, liquidation, preferential transfer, moratorium and similar Laws now or hereafter affecting creditors’ rights generally and subject, as to enforceability, to general principles of equity (regardless of whether enforcement is sought in a proceeding at equity or law), and is in full force and effect with respect to each of the Company and its Subsidiaries, as applicable and, to the Knowledge of the Company, each other party thereto, in the case of each of the foregoing, except as would not reasonably be expected to be material to the Company and its Subsidiaries, taken as a whole.  Neither the Company nor any of its Subsidiaries has received written notice from any other party to a Company Material Contract that such other party intends to terminate, not renew, or renegotiate in any material respects the terms of any such Company Material Contract (except in accordance with the terms thereof).
Section 3.16          Insurance.  The Company and each of its Subsidiaries maintains insurance coverage against such risks and in such amounts as the Company believes to be customary for companies of similar size, in similar geographic regions and in similar lines of business in which the Company and its Subsidiaries operate.  As of the date of this Agreement, neither the Company nor any of its Subsidiaries have received notice of cancellation of any such insurance policy and all premiums due thereunder on or prior to the date hereof have been paid.  As of the date of this Agreement, there is no material claim by the Company or any of its Subsidiaries pending under any such insurance policy as to which coverage has been questioned, denied or disputed by the underwriters of such policies.  To the Knowledge of the Company, no event has occurred, which, with or without notice or the lapse of time, would constitute a material breach or default under, or permit termination of, any such insurance policy.
Section 3.17          Anti-takeover Statutes.  The Company has expressly elected not to be governed by Section 203 of the DGCL pursuant to a provision in the Company Charter in accordance with Section 203(b)(1) of the DGCL, and has not elected by a provision of any subsequent amendment to the Company Charter to be governed by Section 203 of the DGCL, with the effect that the restrictions set forth therein are inapplicable to the Company, this Agreement, the Merger and the other transactions contemplated hereby, and no other anti-takeover or similar statute or regulation applies or purports to apply to any such transactions.
Section 3.18          Opinion of Financial Advisor.  The Company Special Committee has received the opinion of Evercore Group L.L.C., dated June 6, 2019, and the Board of Directors of the Company has received the opinion of Guggenheim Securities, LLC, dated June 6, 2019, in each case, to the effect that, as of such date and subject to the assumptions set forth therein, the Merger Consideration to be received by the Company Stockholders in the Merger is fair, from a financial point of view, to the Company Stockholders.  A copy of such opinion has been made available to Parent or will be made available to Parent promptly following the execution of this Agreement by the parties.
Section 3.19          Brokers.  Except for fees payable to Evercore Group L.L.C. and Guggenheim Securities, LLC pursuant to engagement letters, copies of which have been provided to Parent, no Person is entitled to any broker’s, finder’s, financial advisor’s or other similar fee or commission in connection with the transactions contemplated by this Agreement based upon arrangements made by or on behalf of the Company or any of its Subsidiaries.
Section 3.20          Intellectual Property.
(a)          Owned Intellectual Property.  Section 3.20(a) of the Company Disclosure Letter lists all Owned Intellectual Property (excluding internet domain names) that is, as of the date of this Agreement, issued, registered or subject to an application for issuance or registration and is material to the business of the Company, indicating for each item (i) the current owner, (ii) the jurisdiction where the application, registration or issuance is filed, (iii) the application, registration and issue number (as applicable) and (iv) the application, registration and issue date (as applicable).  This provision expressly excludes copyrights owned by Sterling Publishing Co., Inc.  To the Knowledge of the Company, the material Owned Intellectual Property set forth in Section 3.20(a) of the Company Disclosure Letter is subsisting, valid and enforceable (excluding applications).  To the Knowledge of the Company, the Company owns or otherwise has a valid right or license to use all Intellectual Property material to the business of the Company free and clear of any Encumbrances other than Permitted Encumbrances. The Owned Intellectual Property and all Intellectual Property licensed to the Company or one of its Subsidiaries is sufficient for the conduct of the Company’s business as currently conducted.
(b)          Employee and Contractor Assignments.  To the Knowledge of the Company, all Persons (including current and former employees and independent contractors) who have created or contributed to any portion of, or otherwise would have rights in or to, Owned Intellectual Property that is material to the business of the Company have executed written agreements that irrevocably assign to the Company or one of its Subsidiaries all of their rights, and a waiver of any and all rights (including moral rights), in and to such Owned Intellectual Property, or the Company owns all such Owned Intellectual Property pursuant to applicable Law.

(c)          No Infringement.  Except as set forth in the Litigation Report, since April 29, 2017, the conduct of the Company and its Subsidiaries has not been alleged to be and, to the Knowledge of the Company, is not infringing, misappropriating, diluting or otherwise violating the rights of any Person in respect of any Intellectual Property.  To the Knowledge of the Company, no Person is infringing, misappropriating, diluting or violating any of the Owned Intellectual Property.
(d)          Enforceability of Intellectual Property.  The Company and each of its Subsidiaries has taken commercially reasonable actions to maintain the Owned Intellectual Property under applicable Law and the secrecy of Trade Secrets material to the business of the Company included in the Owned Intellectual Property.  No Action is pending challenging the ownership, validity or enforceability of the Owned Intellectual Property.  Except as set forth in the Litigation Report, neither the Company nor any of its Subsidiaries has received any written notice or claim regarding any offer to license or any infringement, misappropriation, violation, misuse, abuse or other interference of or with any rights of any Person by the Company in respect of any Intellectual Property material to the business, or claiming that any other Person has any such claim with respect thereto.
(e)          Software.  Section 3.20(e) of the Company Disclosure Letter lists open source software material to and used in the conduct of the Company and its Subsidiaries’ business as currently conducted.  Except as would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect, the Company and its Subsidiaries have not deposited, disclosed or delivered to any Person, or agreed to or permitted the deposit, disclosure or delivery to any Person, of any source code of any Software material to the business of the Company that is Owned Intellectual Property.
Section 3.21          IT Systems, Data Security and Privacy.
(a)          The IT Systems (i) are in good repair and operating condition and are suitable (including with respect to working condition, performance and capacity) for the purposes for which they are being currently used and (ii) to the Knowledge of the Company, do not contain any Malware that would reasonably be expected to interfere with the ability of the Company and its Subsidiaries to conduct business or present a material risk of unauthorized access, disclosure, use, corruption, destruction or loss of any Personal Information or other non-public information.
(b)          The Company and its Subsidiaries have, in accordance with applicable Data Security Requirements, implemented, maintained, and complied with commercially reasonable written information security, business continuity, back-up and disaster recovery plans and procedures. Since April 29, 2017, (i) to the Knowledge of the Company, there has been no security breach or unauthorized access or use, affecting any of the IT Systems and (ii) neither the Company nor any of its Subsidiaries have been notified by any third party (including pursuant to an audit by such third party) of, nor does the Company have any knowledge of, any data or information security breach with respect to the IT Systems, in each case of clauses (i) and (ii), that has caused any material disruption to the conduct of the business or presented a material risk of unauthorized access, disclosure, use, corruption, destruction or loss of any Personal Information.

(c)          Since April 29, 2017, the Company has been in material compliance (i) with applicable Data Security Requirements and other Laws, specifically in relation to the collection, storage, protection, security, use, disclosure, distribution, transmission, maintenance, disposal and processing of Personal Information and (ii) its posted privacy policies and other internal policies and procedures with respect to Personal Information.
(d)          Since April 29, 2017, neither the Company nor any of its Subsidiaries, nor, to the Knowledge of the Company, any third party engaged in the processing of Personal Information on behalf of the Company, has received any written claims alleging that the Company or any of its Subsidiaries violated any applicable Data Security Requirement.  To the Knowledge of the Company, neither this Agreement nor the transactions contemplated by this Agreement will violate any applicable Data Security Requirement in any material respect.
(e)          The Company and its Subsidiaries have cybersecurity and data breach insurance that is commercially reasonable in light of the current IT Systems and the nature and volume of applicable collected, stored, used, maintained, transmitted or processed Personal Information.
Section 3.22          Information Supplied.  The information relating to the Company and its Subsidiaries to be contained in, or incorporated by reference in, the Proxy Statement (including any amendments or supplements thereto) will not, on the date the Proxy Statement is first mailed to the Company Stockholders, on the date of any amendment or supplement thereto or at the time of the Company Stockholders’ Meeting, contain any untrue statement of any material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, at the time and in light of the circumstances under which they were made, not false or misleading.  The Proxy Statement will comply as to form in all material respects with the requirements of the Exchange Act and the rules and regulations promulgated thereunder and any other applicable Law governing the preparation, distribution or dissemination of such documents.  Notwithstanding the foregoing provisions of this Section 3.22, no representation or warranty is made by the Company with respect to information or statements made or incorporated by reference in the Proxy Statement that were not supplied by or on behalf of the Company for use therein.
Section 3.23          No Other Representations and Warranties.  Except for the representations and warranties contained in this Article III (including the related portions of the Company Disclosure Letter), none of the Company or any other Person has made or makes any other express or implied representation or warranty, either written or oral, on behalf of the Company, including any representation or warranty as to the accuracy or completeness of any information regarding the Company furnished or made available to Parent or Merger Sub and its Representatives (including in any “data rooms” or management presentations or the accuracy or completeness of any of the foregoing) or as to the future revenue, profitability or success of the Company, or any representation or warranty arising from statute or otherwise in Law.

ARTICLE IV
REPRESENTATIONS AND WARRANTIES OF PARENT AND
MERGER SUB
Except as set forth in the corresponding section of the Parent Disclosure Letter (it being agreed and understood that disclosure of any item in any section of the Parent Disclosure Letter shall be deemed disclosed with respect to any other section of the Parent Disclosure Letter to the extent the relevance of a disclosure or statement therein to a section of this Article IV is reasonably apparent on its face), Parent and Merger Sub represent and warrant to the Company as follows:
Section 4.1           Organization; Standing and Power.  Each of Parent and Merger Sub (a) is duly organized, validly existing and in good standing under the laws of the state of Delaware, (b) has all requisite organizational power and authority to own, lease and operate its assets, properties and rights and to carry on its business as currently conducted and (c) is duly qualified or licensed to do business as a foreign corporation, and is in good standing (with respect to jurisdictions which recognize such concept), in each jurisdiction where the character of the properties owned, leased or operated by it or the nature of its activities makes such qualification or licensing necessary, except in each case as would not, individually or in the aggregate, reasonably be expected to have a Parent Material Adverse Effect.  Parent has made available to the Company, prior to the date hereof, a true, complete and correct copy of the certificate of incorporation and bylaws (or similar organizational documents) of Parent and Merger Sub.  Neither Parent nor Merger Sub is in material violation of any provisions of its certificate of incorporation.
Section 4.2           Capitalization.
(a)          The authorized capital stock of Merger Sub consists solely of 1,000 shares of Merger Sub Common Stock.  As of the date of this Agreement, there are 100 shares of Merger Sub Common Stock issued and outstanding, all of which are held directly by Parent, free and clear of all Encumbrances.  All of the outstanding shares of Merger Sub Common Stock have been duly authorized and validly issued and are fully paid and nonassessable and were issued in material compliance with all applicable securities Laws.  Merger Sub has no outstanding options, warrants, rights or any other agreement or arrangement pursuant to which any Person other than Parent may acquire any capital stock of, or other equity interest in, Merger Sub.
(b)          Neither Parent nor Merger Sub owns, or since May 30, 2019 has owned, directly or indirectly, (i) any shares of capital stock or other equity securities of the Company or any of its Subsidiaries or (ii) any securities that are convertible, exchangeable or exercisable into shares of Company Common Stock.
Section 4.3           Authorization.
(a)          Each of Parent and Merger Sub has all requisite power and authority to execute and deliver this Agreement, to perform its obligations hereunder, and, subject to the adoption of this Agreement by the sole stockholder of Merger Sub (which shall occur no later than immediately after the execution and delivery of this Agreement), to consummate the transactions contemplated hereby.  The execution, delivery and performance of this Agreement and the consummation by Parent and Merger Sub of the Merger and the other transactions contemplated hereby have been duly and validly authorized by all necessary action on the part of Parent and Merger Sub and no other corporate proceedings on the part of Parent or Merger Sub are necessary to authorize the execution and delivery of this Agreement or the consummation of the transactions contemplated hereby, other than, in the case of Merger Sub and with respect to the Merger, the adoption of this Agreement by the sole stockholder of Merger Sub (which shall occur no later than immediately after the execution and delivery of this Agreement).  This Agreement has been duly and validly executed and delivered by Parent and Merger Sub and, assuming the due execution and delivery by the Company, constitutes the valid and binding obligation of Parent and Merger Sub, enforceable against Parent and Merger Sub in accordance with its terms, subject to applicable bankruptcy, insolvency, fraudulent conveyance, reorganization, rehabilitation, liquidation, preferential transfer, moratorium and similar Laws now or hereafter affecting creditors’ rights generally and subject, as to enforceability, to general principles of equity (regardless of whether enforcement is sought in a proceeding at equity or law).
(b)          (i) The Boards of Directors (or similar governing bodies) of each of Parent and Merger Sub, by written consent in lieu of a meeting, have unanimously (A) determined that this Agreement and the transactions contemplated hereby, including the Merger, are fair to, and in the best interests of, Parent and Merger Sub and (B) approved and declared advisable this Agreement and the transactions contemplated hereby, including the Merger, and (ii) the Board of Directors of Merger Sub has (A) recommended the adoption of this Agreement by the sole stockholder of Merger Sub, and (B) directed that this Agreement be submitted to the sole stockholder of Merger Sub for adoption.  None of the foregoing resolutions of the Boards of Directors of Parent and Merger Sub have been amended, rescinded or modified as of the date hereof.
Section 4.4          Consents and Approvals; No Violations.
(a)          The execution, delivery and performance by Parent and Merger Sub of this Agreement and the consummation by Parent and Merger Sub of the transactions contemplated by this Agreement do not and will not require any filing or registration with, notification to, or authorization, permit, license, declaration, Order, consent or approval of, or other action by or in respect of, any Governmental Authority other than (i) as may be required by the HSR Act or any other Competition Law, (ii) the filing with the SEC of (A) the Proxy Statement and (B) such reports under the Exchange Act as may be required in connection with this Agreement and the transactions contemplated by this Agreement, (iii) such clearances, consents, approvals, Orders, licenses, authorizations, registrations, declarations, permits, filings and notifications as may be required under applicable U.S. federal and state or foreign securities Laws and (iv) the filing of the Certificate of Merger or other documents as required by the DGCL.
(b)          The execution, delivery and performance by Parent and Merger Sub of this Agreement and the consummation by Parent and Merger Sub of the transactions contemplated by this Agreement do not and will not (i) conflict with or violate any provision of the organizational documents of Parent or Merger Sub or (ii) assuming that all consents, approvals, authorizations and other actions described in Section 4.4(a) have been obtained and all filings and other obligations described in Section 4.4(a) have been made, conflict with or violate, in any material respect, any Law applicable to Parent or Merger Sub or by which any property or asset of Parent or Merger Sub is bound.
(c)          No vote or consent of the holders of any class or series of capital stock, interest or security (equity, debt or otherwise) of Parent is necessary to adopt this Agreement and to consummate the transactions contemplated by this Agreement.  The vote or consent of Parent as the sole stockholder of Merger Sub is the only vote or consent of the holders of any class or series of capital stock, interest or security (equity, debt or otherwise) necessary to adopt this Agreement and consummate the transactions contemplated by this Agreement, which consent shall be given immediately following the execution hereof.
Section 4.5          Operations of Parent and Merger Sub.  Each of Parent and Merger Sub has been formed solely for the purpose of engaging in the Merger, and, prior to the Effective Time, neither Parent nor Merger Sub will have engaged in any other business activities and will have incurred no liabilities or obligations other than as contemplated by the Equity Commitment Letter or any agreements or arrangements entered into in connection with the Debt Financing (if any), the Guaranty and this Agreement.
Section 4.6          Guaranty.  Concurrently with the execution of this Agreement, the Guarantors have delivered to the Company the duly executed Guaranty. The Guaranty is in full force and effect and constitutes the legal, valid and binding obligation of the Guarantors, enforceable against them in accordance with its terms (except as such enforceability may be limited by applicable bankruptcy, insolvency, fraudulent conveyance, reorganization, rehabilitation, liquidation, preferential transfer, moratorium and similar Laws now or hereafter affecting creditors’ rights generally and subject, as to enforceability, to general principles of equity (regardless of whether enforcement is sought in a proceeding at equity or law)).  No event has occurred that, with or without notice or lapse of time or both, would, or would reasonably be expected to, constitute a default on the part of the Guarantors pursuant to the Guaranty.
Section 4.7          Financing.
(a)          Parent has delivered to the Company true and complete fully executed copies of (i) executed commitment letter(s), dated as of the date hereof between Parent and the Debt Financing Sources party thereto (including all exhibits, schedules and annexes thereto, and the executed fee letters (the “Fee Letters”) associated therewith (provided that the amount of fees, flex provisions, pricing terms and pricing caps set forth in any fee letter may be redacted; provided, further, that none of the redacted terms (x) could reasonably be expected to adversely affect the availability of the Debt Financing or (y) affect the conditionality, enforceability, availability or aggregate principal amount of the Debt Financing), as the same may be amended pursuant to Section 5.15, collectively, the “Debt Financing Commitment Letter” and, together with the Equity Commitment Letter, the “Financing Commitment Letters”) pursuant to which the lender parties thereto have agreed, subject to the terms and conditions thereof, to provide or cause to be provided the debt financing in the amounts set forth therein (the “Debt Financing”) and (ii) the Equity Commitment Letter, pursuant to which the Guarantors have agreed and committed, subject to the terms and conditions thereof, to invest in Parent, directly or indirectly, the cash amounts set forth therein (such financing, the “Equity Financing” and, together with the

Debt Financing, the “Financing Commitments”) for the purpose of satisfying Parent’s obligations under this Agreement, including under Article II, and to consummate the transactions contemplated hereby and to pay all fees and expenses reasonably expected to be incurred in connection herewith and with the Financing.  The Equity Commitment Letter provides that the Company is an express third-party beneficiary thereof and Parent and the Guarantors will not oppose the granting of an injunction, specific performance or other equitable relief in connection with the exercise of such third-party beneficiary rights, in each case subject to the terms and conditions set forth in the Equity Commitment Letter.
(b)          As of the date of this Agreement, the Financing Commitment Letters and the terms of the Financing Commitments have not been withdrawn (and no party thereto has indicated an intent to so withdraw), amended, restated or otherwise modified or waived, and the respective commitments contained therein have not been withdrawn, modified or rescinded in any respect, and, except as permitted by Section 5.15(a) or as otherwise agreed to in writing by the Company, no such amendment, restatement or modification thereto is contemplated; provided that the existence or exercise of “market flex” provisions contained in the Fee Letters shall not constitute an amendment or modification of the Debt Financing Commitment Letter.  As of the date of this Agreement, the Financing Commitment Letters are in full force and effect and constitute the legal, valid and binding obligation of Parent and, to the knowledge of Parent, the other parties thereto, enforceable against each party thereto in accordance with its terms (in each case, except as such enforceability may be limited by applicable bankruptcy, insolvency, fraudulent conveyance, reorganization, rehabilitation, liquidation, preferential transfer, moratorium and similar Laws now or hereafter affecting creditors’ rights generally and subject, as to enforceability, to general principles of equity (regardless of whether enforcement is sought in a proceeding at equity or law)).
(c)          There are no side letters or other legally binding agreements, contracts or arrangements relating to the funding or investing, as applicable, of the full amount of the Equity Financing or the Debt Financing on the Closing Date, other than as expressly set forth in the Equity Commitment Letter or the Debt Financing Commitment Letter, as applicable.  Neither the Equity Financing nor the Debt Financing is subject to any conditions precedent other than those expressly set forth in the Equity Commitment Letter or the Debt Financing Commitment Letter, as applicable.
(d)          Assuming the funding in full of the Financing on the Closing Date and the satisfaction of the conditions set forth in Section 6.3(a) and Section 6.3(b), the net proceeds of the Financing Commitments, when funded in accordance with the Financing Commitment Letters, will be, in the aggregate, sufficient for the satisfaction of Parent’s obligations under this Agreement, including under Article II, and to consummate the transactions contemplated hereby and to pay all fees and expenses reasonably expected to be incurred in connection herewith and with the Financing Commitments.
(e)          As of the date of this Agreement, assuming the satisfaction of the conditions set forth in Section 6.3(a) and Section 6.3(b), (i) to the knowledge of Parent, no event has occurred which would constitute or would reasonably be expected to constitute a breach or default (or an event which with notice or lapse of time or both would constitute or would reasonably be expected to constitute a default) on the part of any party to the Financing

Commitment Letters, under the Financing Commitment Letters, and (ii) Parent has no reason to believe that any of the conditions to the Financing Commitments will not be satisfied (or that the full amount of the Equity Financing and the full amount of the Debt Financing will not be available to Parent) on or prior to the Closing Date.  Parent has fully paid any and all commitment and other fees, costs and expenses that are required to be paid on or prior to the date of this Agreement pursuant to the Financing Commitment Letters or otherwise in connection with the Financing Commitments.
(f)            Notwithstanding anything to the contrary contained herein, the parties acknowledge and agree that it shall not be a condition to the obligations of Parent to consummate the transactions contemplated by this Agreement or any of its obligations under this Agreement that Parent continue to have access to the financing contemplated by the Financing Commitments (i.e., Parent’s obligations are not conditioned upon the availability of financing).
Section 4.8            Solvency.  Assuming (a) the satisfaction of the conditions set forth in Section 6.1 and Section 6.3, (b) the representations and warranties of the Company contained in Article III are true and correct in all material respects, (c) the most recent material cost estimates, financial and other projections of the Company and its Subsidiaries provided to Parent by the Company as of the date hereof have been prepared in good faith, based upon assumptions that were reasonable at such time (it being understood that the Company is not making any representation or warranty with respect thereto as a result of such assumption in this clause (c)), and (d) the Company and its Subsidiaries, taken as a whole, are Solvent immediately prior to the Effective Time, at and immediately after the Effective Time, after giving effect to the transactions contemplated by this Agreement (including the payment of all amounts payable pursuant to Article II in, or as a result of, the Merger, and all related fees and expenses of Parent, Merger Sub, the Company and their respective Subsidiaries in connection therewith), Parent, the Surviving Corporation and the Subsidiaries of the Surviving Corporation, taken as a whole, will be Solvent.
Section 4.9            Litigation.  There is no material Action pending (or, to the Knowledge of Parent, threatened) against Parent or any of its Affiliates or any of its or their respective properties or assets that would materially delay or prevent the completion of the transactions contemplated hereby.  Neither Parent nor any of its Affiliates is subject to any Order of or, to the Knowledge of Parent, continuing investigation by, any Governmental Authority that would materially delay or prevent the completion of the transactions contemplated hereby.
Section 4.10          Competitors.  Except as set forth on Section 4.10 of the Parent Disclosure Letter, none of Parent, Merger Sub or the Guarantors owns a 5% or greater equity interest, nor do any of their respective Affiliates such that such interest would be attributed to Parent, Merger Sub or the Guarantors for purposes of the HSR Act, in any Person that would reasonably be deemed to be materially competitive with the business of the Company and its Subsidiaries in the jurisdictions where the Company and its Subsidiaries do business.
Section 4.11          No Other Arrangements.  Except for the Voting Agreement, neither Parent, Merger Sub, the Guarantors nor any of their respective Affiliates is a party to any Contract, or has authorized, made or entered into, or committed or agreed to enter into, any formal or informal arrangements, agreements or understandings (binding or non-binding) with any Company Stockholder, or any director, officer, employee or Affiliate of the Company (including, for purposes of this Section 4.11, the Significant Company Stockholder) or any of its Subsidiaries (a) relating to (i) this Agreement or the transactions contemplated by this Agreement or (ii) the Surviving Corporation or any of its Subsidiaries or its or their respective businesses or operations from and after the Effective Time (including with respect to any employment matters), or (b) pursuant to which (i) any Company Stockholder would be entitled to receive consideration of a different amount or nature than the Merger Consideration payable pursuant to this Agreement in respect of such Company Stockholders’ shares of Company Common Stock, (ii) any Company Stockholder has agreed to approve this Agreement or to vote against any Superior Proposal, or (iii) any Company Stockholder, or any director, officer, employee or Affiliate of the Company or any of its Subsidiaries has agreed to provide, directly or indirectly, any equity investment to Parent or Merger Sub to finance any portion of the transactions contemplated by this Agreement.
Section 4.12          Brokers.  Except for fees payable to Credit Suisse Securities (USA) LLC, which fees will be borne entirely by Parent or one of its Affiliates, no Person is entitled to any broker’s, finder’s, financial advisor’s or other similar fee or commission in connection with the transactions contemplated by this Agreement based upon arrangements made by or on behalf of Parent, Merger Sub or any of their respective Subsidiaries.
Section 4.13          Investigation by Parent; Limitation on Warranties.  Parent has conducted its own independent review and analysis of the business, operations, assets, liabilities, results of operations, financial condition and technology of the Company and acknowledges that Parent has been provided access to personnel, properties, premises and records of the Company for such purposes.  In entering into this Agreement, except as expressly provided herein, Parent has relied solely upon its independent investigation and analysis of the Company and Parent acknowledges and agrees that it has not been induced by and has not relied upon any representations, warranties or statements, whether express or implied, made by the Company or any of its directors, officers, stockholders, employees, affiliates, agents, advisors or representatives that are not expressly set forth in this Agreement, whether or not such representations, warranties or statements were made in writing or orally.
ARTICLE V
COVENANTS
Section 5.1             Operating Covenants of the Company and Certain Covenants of Parent and Merger Sub.
(a)           Conduct of Business of the Company.  From the date hereof until the Effective Time, except (x) as expressly required or expressly contemplated by this Agreement, (y) included on Section 5.1(a) of the Company Disclosure Letter (the “Company Budget”) (a true and correct copy of which has been submitted to Parent prior to the date hereof) or (z) as consented to in writing by Parent (which consent shall not be unreasonably withheld, delayed or conditioned), the Company will use its reasonable best efforts to, and will cause each of its Subsidiaries to use its reasonable best efforts to, (A) conduct its business in the ordinary course of business consistent with past practice and (B) maintain and preserve intact its business organization and goodwill and relationships with employees, service providers, material customers, suppliers, licensors, licensees, distributors and other third parties.  In addition to and without limiting the generality of the foregoing, from the date hereof until the Effective Time, except (1) as expressly required or expressly contemplated by this Agreement, (2) as consented to in writing by Parent (which consent shall not be unreasonably withheld, delayed or conditioned) or (3) as set forth in the Company Disclosure Letter:
(i)          Governing Documents.  Except as set forth on Section 5.1(a)(i) of the Company Disclosure Letter, the Company shall not amend or propose to amend the Company Charter or Company Bylaws, and shall cause each of its Subsidiaries not to amend or propose to amend its certificate of incorporation or bylaws or similar organizational or governance documents;
(ii)         Issuance of Securities.  The Company shall not, and shall not permit any of its Subsidiaries to, (A) authorize for issuance, issue, deliver, sell, transfer, assign, pledge or encumber or agree or commit to issue, deliver, sell, transfer, assign, pledge or encumber any shares of any class of capital stock of or other equity interest in the Company or any of its Subsidiaries or securities convertible into or exchangeable for, or any options, warrants, or other rights of any kind to acquire, any shares of any class or series of such capital stock, or any other equity interest or any other securities of the Company or any of its Subsidiaries, other than to direct or indirect wholly owned Subsidiaries of the Company or the issuance of Company Common Stock issuable pursuant to Company Equity Awards issued under the Incentive Plan and (x) outstanding as of the date of this Agreement or (y) granted following the date of this Agreement as permitted under Section 5.1(a)(viii), (B) amend or modify any term or provision of any outstanding equity securities (other than with respect to Company Equity Awards as permitted under Section 5.1(a)(viii)) or (C) accelerate the vesting of any options, warrants or other rights of any kind to acquire any shares of capital stock to the extent that such acceleration of vesting does not occur automatically under the terms applicable to such options, warrants or other rights as of the date of this Agreement (other than (x) with respect to Company Equity Awards as permitted under Section 5.1(a)(viii) and (y) any acceleration in connection with the cessation of any Person’s employment with the Company or any of its Subsidiaries, to the extent such termination is permitted pursuant to Section 5.1(a)(viii) and such acceleration is required by the terms of any applicable Company Plan as in effect on the date of this Agreement);
(iii)        No Dispositions.  Except as set forth on Section 5.1(a)(iii) of the Company Disclosure Letter, the Company shall not, and shall not permit any of its Subsidiaries to, sell, pledge, dispose of, transfer, lease, license, or encumber, or authorize the sale, pledge, disposition, transfer, lease, license, or encumbrance of, any tangible property or tangible assets of the Company or any of its Subsidiaries (including any Owned Real Property or Leased Real Property), in either case, except (A) sales of inventory to customers in the ordinary course of business consistent with past practice (which, for the avoidance of doubt, shall exclude any material bulk inventory liquidations), (B) sales of assets (other than businesses or products (e.g., SparkNotes) or Intellectual Property) on arms’-length terms to Persons who are not Affiliates of the Company or the Significant Company Stockholder in an amount not to exceed $2,500,000 or (C) to the Company or a wholly owned Subsidiary of the Company;

(iv)        No Acquisitions.  Except as set forth in Section 5.1(a)(iv) of the Company Disclosure Letter, the Company shall not, and shall not permit any of its Subsidiaries to, (A) acquire or agree to acquire, by merger, consolidation or otherwise, or by purchasing a substantial equity interest in, or a substantial portion of, any properties or assets constituting a business or (B) merge or consolidate with (or engage in a division with) any other Person or adopt a plan of complete or partial liquidation, dissolution, merger, division, consolidation, restructuring, recapitalization or other reorganization of the Company or any of its Subsidiaries (other than the Merger), except, in the case of clause (B), that a Subsidiary of the Company may merge with the Company or another Subsidiary of the Company;
(v)         Dividends; Changes in Stock.  The Company shall not, and shall not permit any of its Subsidiaries to, and shall not propose or commit to, (A) declare, set aside, make or pay any dividend or make any other distribution (whether payable in cash, stock, property or a combination thereof) with respect to any of the capital stock of the Company (other than (x) any dividend or distribution by a wholly owned Subsidiary of the Company to the Company or another wholly owned Subsidiary of the Company or (y) a cash dividend in an amount not to exceed $0.15 per share of Company Common Stock paid with respect to the Company’s fiscal quarter ending July 28, 2019 with a record and payment date consistent with past practice), (B) reclassify, combine, split, recapitalize or subdivide any capital stock of the Company, or (C) redeem, repurchase, purchase or otherwise acquire, directly or indirectly, any capital stock or other equity interests of the Company or any of its Subsidiaries (other than in connection with the exercise, settlement or vesting of any Company Equity Awards);
(vi)        Investments; Indebtedness.  The Company shall not, and shall not permit any of its Subsidiaries to, or otherwise agree to, (A) make any loans, advances or capital contributions to, or investments in, any other Person, other than (x) in the ordinary course of business consistent with past practice not to exceed $500,000 in the aggregate, or (y) loans or investments by the Company or a wholly owned Subsidiary of the Company to or in any wholly owned Subsidiary of the Company, (B) incur, assume or modify any Indebtedness for borrowed money, except Indebtedness incurred under the Company Credit Agreement that would not reduce aggregate Availability (as defined in the Company Credit Agreement) to an amount below $225,000,000 or (C) assume, guarantee, endorse or otherwise become liable or responsible (directly or contingently) for the Indebtedness or other obligations of another Person (other than a guaranty by the Company or one of its Subsidiaries on behalf of the Company or one of its Subsidiaries);
(vii)       Material Contracts.  Except as otherwise set forth in this Agreement, in Section 5.1(a)(vii) of the Company Disclosure Letter or (other than with respect to Contracts of the type described in Section 3.15(a)(v)) in the ordinary course of business consistent with past practice, the Company shall not, and shall not permit any of its Subsidiaries to, (A) materially amend, extend, terminate or cancel any Company Material Contract other than any amendments or extensions in the ordinary course of business, (B) waive, release or assign, in any respect, any material rights under any Company Material Contract or (C) enter into any Contract that would constitute a Company Material Contract if entered into prior to the date of this Agreement, in each case, other than any such actions with respect to any work order or statement of work issued under any Company Material Contract;

(viii)      Benefits Changes.  Except as set forth on Section 5.1(a)(viii) of the Company Disclosure Letter, as required by applicable Law or as required (without discretion) by the terms of any Company Plan, the Company shall not, and shall not permit any of its Subsidiaries to, (A) increase the compensation or benefits of, or make any loans (of money or other property) to, any current or former director, officer, employee, consultant or other service provider, (B) grant, provide, or increase any bonus, severance, change of control or retention payments or benefits to any current or former director, officer, employee, consultant or other service provider, or grant, issue, or modify any equity or equity-based awards to any current or former director, officer, employee, consultant or other service provider that may be settled in any capital stock or other equity interests or securities of the Company or any of its Subsidiaries, (C) establish, adopt or enter into any collective bargaining, bonus, pension, other retirement, deferred compensation, equity compensation, change in control, retention or other benefit agreement, plan or arrangement or other Company Plan (including any Contract that would be a Company Plan if it were in existence as of the date of this Agreement) for the benefit of any current or former director, officer, employee, consultant or other service provider, (D) amend any existing Company Plan, except as may be required to comply with applicable Laws, (E) accelerate the vesting or enhance or secure in any way the payment or amount of compensation or benefits (including bonus, severance, change of control or retention payments or benefits) or otherwise accelerate any rights under any Company Plan for any current or former director, officer, employee, consultant or other service provider, except as required (without discretion) pursuant to the terms of any Company Plan, (F) hire or terminate any executive officer or any employee (x) at the Vice President level or above or (y) whose annual compensation exceeds $300,000, other than a termination for “cause” (after notifying Parent) or (G) engage or terminate any independent contractor whose annual compensation exceeds $300,000, other than a termination for “cause” (after notifying Parent);
(ix)         Accounting Matters.  The Company shall not materially change its method of accounting, except (A) as required by changes in GAAP or Regulation S-X under the Exchange Act, or (B) as may be required by a change in applicable Law;
(x)          Tax Matters.  Except as required by applicable Law or in the ordinary course of business consistent with past practice, the Company shall not, and shall not permit any of its Subsidiaries to, make or change any material Tax election, settle or compromise any material Tax Liability with any Tax Authority, surrender any right to claim a material refund of Taxes, consent to any extension or waiver of the limitation period applicable to any material Tax claim or assessment relating to the Company or any of its Subsidiaries, or change any material method of Tax accounting;
(xi)         Capital Expenditures.  Except as set forth on Section 5.1(a)(xi) of the Company Disclosure Letter, the Company shall not, and shall not permit any of its Subsidiaries to, make any capital expenditures, except as set forth in the Company Budget or in the ordinary course of business consistent with past practice; provided that, in no event, may the Company make capital expenditures between the date hereof and the Closing Date that exceed, in the aggregate, the total amount of capital expenditures budgeted pursuant to the Company Budget for the period between the date hereof and the end of the calendar month in which the Closing occurs;

(xii)        Actions.  The Company shall not, and shall not permit any of its Subsidiaries to, settle, or offer or propose to settle, any Action (other than Actions within the scope of Section 5.11, which shall be governed by Section 5.11) involving or against the Company or any of its Subsidiaries, except settlements involving only monetary payment by the Company or any of its Subsidiaries in an amount not to exceed $1,000,000 individually or $5,000,000 in the aggregate (excluding, for the avoidance of doubt, amounts paid by insurance and other amounts not paid out-of-pocket by the Company);
(xiii)       Real Property Leases.  Except as set forth in Section 5.1(a)(xiii) of the Company Disclosure Letter, the Company shall not, and shall not permit any of its Subsidiaries to, (A) waive, release or assign, in any respect, any material rights under any Real Property Lease, other than in the ordinary course consistent with past practice, (B) extend any Real Property Lease, or (C) enter into, cancel or terminate (other than terminations in accordance with the terms thereof) any Contract that would constitute a Real Property Lease if entered into prior to the date of this Agreement; or
(xiv)      General.  The Company shall not, and shall not permit any of its Subsidiaries to, authorize or enter into any agreement or otherwise make any commitment to do any of the foregoing.
(b)          Conduct of Business of Parent.  From the date hereof until the Effective Time, Parent shall not, and shall not permit any of its Affiliates to, without the prior written consent of the Company, enter into any definitive agreements to acquire, by merger, consolidation or otherwise, or by purchasing a substantial equity interest in, or a substantial portion of, any business properties or assets of any Person, if the entering into of such definitive agreement or the consummation of the transaction contemplated by such definitive agreement would reasonably be expected to (i) impose any delay in obtaining, or increase the risk of not obtaining, the consent of any regulatory authority necessary for the consummation of the transactions contemplated by this Agreement, including the expiration or termination under any applicable waiting periods under the HSR Act, (ii)  increase the risk of any Governmental Authority seeking or entering an Order prohibiting the consummation of the transactions contemplated by this Agreement, or imposing conditions on any such authorization, consent, Order or approval of any Governmental Authority necessary for the consummation of the transactions contemplated by this Agreement or (iii) otherwise delay or prevent the consummation of the transactions contemplated by this Agreement.
Section 5.2            No Solicitation.
(a)           Alternative Transaction.  The Company will, and will cause each of its Subsidiaries, officers, directors and employees, and will use its reasonable best efforts to cause the Representatives of the Company to, immediately cease and cause to be terminated any and all existing activities, discussions or negotiations with any Person (other than an Excluded Party for so long as such Person or group is an Excluded Party) conducted heretofore with respect to any Alternative Transaction Proposal and, with respect to any such Person with whom such activities, discussions or negotiations have been terminated, the Company shall promptly require such Person to return or destroy, in accordance with the terms of the applicable confidentiality agreement, any information furnished by or on behalf of the Company.  The Company shall promptly terminate access by any Person (other than an Excluded Party for so long as such Person or group is an Excluded Party) to any physical or electronic data rooms relating to any Alternative Transaction Proposal.  From and after the date of this Agreement until the earlier to occur of the Effective Time and the termination of this Agreement in accordance with Article VII, the Company shall not, and shall cause its Subsidiaries, officers, directors and employees not to, and shall use its reasonable best efforts to cause its Representatives not to, directly or indirectly, (i) solicit or initiate, or knowingly induce, facilitate or encourage, any inquiries or the making of any proposal or offer that constitutes or would reasonably be expected to lead to an Alternative Transaction Proposal, (ii) enter into, continue or otherwise participate in any discussions or negotiations regarding, or furnish to any Person any information with respect to, or to knowingly cooperate in any way that would otherwise reasonably be expected to lead to, any Alternative Transaction Proposal except, in each case, prior to 11:59 p.m., Eastern Time, on June 13, 2019 (the “Keep-Shop Expiration Time”), from an Excluded Party (for so long as such Person or group is an Excluded Party) or (iii) approve or recommend, make any public statement approving or recommending, or enter into any agreement relating to, any inquiry, proposal or offer that constitutes or would reasonably be expected to lead to an Alternative Transaction Proposal, except in each case as provided herein; provided, however, that, notwithstanding anything to the contrary in this Agreement, the Company and its Representatives may (A) seek to clarify the terms and conditions of any proposal or offer to determine whether such inquiry or proposal would reasonably be expected to lead to a Superior Proposal and (B) inform any Person that makes an Alternative Transaction Proposal of the restrictions imposed by this Section 5.2.  Promptly following the execution and delivery of this Agreement, the Company shall deliver to Parent a list of the Excluded Parties and a summary of the material terms of the Alternative Transaction Proposals submitted by such parties.
(b)          Superior Proposal.  Notwithstanding anything to the contrary contained in Section 5.2(a), (x) in the event that the Company receives after the date of this Agreement and prior to obtaining the Company Stockholder Approval, a bona fide written Alternative Transaction Proposal that did not result from a breach of this Section 5.2 and that the Company Special Committee determines in good faith (after consultation with its outside legal counsel and financial advisor) to be, or to be reasonably likely to lead to, a Superior Proposal, or (y) prior to the Keep-Shop Expiration Time, with respect to any Alternative Transaction Proposal made by an Excluded Party, the Company and its Representatives may then take the following actions:
(i)          Furnish any nonpublic information with respect to the Company and its Subsidiaries to the Person or group (and their respective Representatives) making such Alternative Transaction Proposal and afford access to the business, properties, assets, books and records of the Company or any of its Subsidiaries; provided, that prior to furnishing any such information, it receives from such Person or group (other than an Excluded Party which is already party to a confidentiality agreement with the Company) an executed confidentiality agreement containing terms at least as restrictive in all applicable matters as the terms contained in the Confidentiality Agreement (other than de minimis differences); provided, further, that such information has previously been made available to Parent or is provided promptly to Parent; and
(ii)         Engage in discussions or negotiations with such Person or group (and their Representatives) with respect to such Alternative Transaction Proposal.

In no event may the Company or any of its Subsidiaries or any of their Representatives directly or indirectly reimburse or pay, or agree to reimburse or pay, the fees, costs or expenses of, or provide or agree to provide any compensation to, any Person or group (or any of its or their Representatives or potential financing sources) who makes an Alternative Transaction Proposal.
(c)           Notification.  In addition to the obligations of the Company set forth in Sections 5.2(a), (b), (d) and (e) hereof, as promptly as practicable (and in any event within 24 hours) following receipt of any Alternative Transaction Proposal by the Company, the Company shall (i) provide Parent with written notice of such Alternative Transaction Proposal (other than an Alternative Transaction Proposal made by an Excluded Party prior to the date hereof), which notice shall include a summary of the material terms thereof (including, if applicable, copies of any written requests, proposals or offers, including proposed agreements) and the name of the Person or group making such Alternative Transaction Proposal and (ii) provide Parent with all information as is reasonably necessary to keep Parent informed on a current basis of all material oral or written communications regarding, and the status and terms of, any Alternative Transaction Proposal (including any material amendments thereto) (including any Alternative Transaction Proposal or material amendment thereto made by an Excluded Party).
(d)           Changes of Recommendation; Termination.  Neither the Board of Directors of the Company nor any committee thereof shall, directly or indirectly, except as expressly permitted by Section 5.2(e), (i) (A) withdraw, withhold or qualify (or amend or modify in a manner adverse to Parent) or publicly propose to withdraw, withhold or qualify (or amend or modify in a manner adverse to Parent), the approval, recommendation or declaration of advisability by such Board of Directors or any committee thereof of this Agreement, or the Merger or the other transactions contemplated by this Agreement, (B) publicly recommend, adopt or approve, or propose publicly to recommend, adopt or approve, any Alternative Transaction Proposal, (C) fail to include in the Proxy Statement a statement to the effect that the Company Special Committee has recommended that the Company Stockholders vote in favor of adoption of this Agreement at the Company Stockholders’ Meeting or (D) if an Alternative Transaction Proposal has been publicly disclosed, fail to publicly recommend against any such Alternative Transaction Proposal within ten Business Days of the request of Parent and reaffirm the Board of Directors’ recommendation that the Company Stockholders adopt this Agreement within such ten Business Day period upon such request (provided, that Parent may only make one such request with respect to such Alternative Transaction Proposal or with respect to any material amendment thereto) (any action described in this clause (i) being referred to as a “Company Adverse Recommendation Change”) or (ii) approve or recommend, or publicly propose to approve or recommend, or allow the Company or any of its Subsidiaries to execute or enter into, any letter of intent, memorandum of understanding, agreement in principle, merger agreement, acquisition agreement, option agreement, joint venture agreement, partnership agreement or other similar agreement, arrangement or understanding (A) constituting, or providing for, any Alternative Transaction Proposal or (B) requiring it (or that would require it) to abandon, terminate or fail to consummate the Merger or any other transaction contemplated by this Agreement.
(e)           Notwithstanding anything to the contrary set forth in Section 5.2(d), at any time prior to obtaining the Company Stockholder Approval: (x) the Board of Directors of the Company or any committee thereof may make a Company Adverse Recommendation Change in response to an Intervening Event if the Board of Directors of the Company or such committee has determined in good faith, after consultation with its outside legal counsel, that the failure to take such action would be reasonably likely to be inconsistent with the directors’ fiduciary duties under applicable Law or (y) the Board of Directors of the Company or any committee thereof may, following receipt of a bona fide written Alternative Transaction Proposal that did not result from a breach of this Section 5.2 and that the Board of Directors of the Company or such committee determines in good faith (after consultation with its outside legal counsel and financial advisor) constitutes a Superior Proposal, make a Company Adverse Recommendation Change or cause the Company to terminate this Agreement pursuant to Section 7.1(c)(i) in order to enter into a definitive agreement with respect to such Superior Proposal (a “Company Acquisition Agreement”), but only if the Board of Directors of the Company or such committee has determined in good faith, after consultation with its outside legal counsel, that the failure to make a Company Adverse Recommendation Change or terminate this Agreement and enter into a Company Acquisition Agreement with respect to such Superior Proposal would be reasonably likely to be inconsistent with the directors’ fiduciary duties under applicable Law.  Prior to the Company taking any action permitted:
(i)          under Section 5.2(e)(x), (I) the Company shall have (1) provided Parent four Business Days’ prior written notice (such period of time, the “Company Notice Period”), which notice shall (x) state that an Intervening Event has occurred, (y) provide a reasonably detailed description of such Intervening Event and (z) state that the Company intends to make an Adverse Recommendation Change, (2) to the extent requested by Parent, engaged (and used its reasonable best efforts to cause its Representatives to engage) in good faith negotiations with Parent during the Company Notice Period to amend this Agreement in a manner that would obviate the need to make a Company Adverse Recommendation Change, (3) considered in good faith any bona fide offer made by Parent to the Company during the Company Notice Period and (II) following the expiration of the Company Notice Period, and taking into account any negotiations with, or consideration of any bona fide offers made by, Parent during the Company Notice Period, the Board of Directors of the Company or the applicable committee thereof again makes the determination set forth in Section 5.2(e)(x);
(ii)         under Section 5.2(e)(y), with respect to a Superior Proposal received (A) from a Person or Group who is not an Excluded Party or (B) following the Keep-Shop Expiration Time, (I) the Company shall have (1) provided Parent four Business Days’ prior written notice, which notice shall state (x) that the Company has received a Superior Proposal, (y) the material terms of such Superior Proposal and (z) that the Company intends to make a Company Adverse Recommendation Change or to terminate this Agreement and enter into a Company Acquisition Agreement, (2) to the extent requested by Parent, engaged (and used its reasonable best efforts to cause its Representatives to engage) in good faith negotiations with Parent during the Company Notice Period to amend this Agreement and (3) considered in good faith any bona fide offer made by Parent to the Company during the Company Notice Period, and (II) following the expiration of the Company Notice Period, and taking into account any negotiations with, or consideration of any bona fide offers made by, Parent during the Company Notice Period, the Board of Directors of the Company or the applicable committee thereof again makes the determination set forth in Section 5.2(e)(y) (it being understood and agreed that any amendments or other revisions to the financial terms or any other material term of any Alternative Transaction Proposal that was previously the subject of a notice hereunder will be deemed to be a new Alternative Transaction Proposal, and shall require a new notice to Parent as provided above, but, with respect to any such subsequent notice, the Company Notice Period shall be deemed to be three Business Days); or
(iii)        with respect to a Superior Proposal received from an Excluded Party prior to the Keep-Shop Expiration Time, (A) the Company shall have (1) provided Parent two Business Days’ prior written notice (the “Keep-Shop Notice Period”), which notice shall state (x) that the Company has received a Superior Proposal from an Excluded Party, (y) the material terms of such Superior Proposal and (z) that the Company intends to make a Company Adverse Recommendation Change or to terminate this Agreement and enter into a Company Acquisition Agreement, (2) to the extent requested by Parent, engaged (and used its reasonable best efforts to cause its Representatives to engage) in good faith negotiations with Parent during the Keep-Shop Notice Period to amend this Agreement, and (3) considered in good faith any bona fide offer made by Parent to the Company during the Keep-Shop Notice Period, and (B) following the expiration of the Keep-Shop Notice Period and any negotiations with, or consideration of any bona fide offers made by, Parent during the Keep-Shop Notice Period, the Company Special Committee again makes the determination set forth in Section 5.2(e)(y) (it being understood and agreed that any amendments or other revision to the financial terms or any other material terms of any Alternative Transaction Proposal that was previously the subject of a notice hereunder will be deemed to be a new Alternative Transaction Proposal, and shall require a new notice to Parent as provided above).
(f)           Tender Offer Rules.  Nothing contained in this Agreement shall prohibit the Company or its Board of Directors or any committee thereof, including the Company Special Committee, from (i) taking and disclosing to the Company Stockholders a position contemplated by Rules 14d-9 and 14e-2(a) promulgated under the Exchange Act (or any similar communication to Company Stockholders in connection with the making or amendment of a tender offer or exchange offer); provided that this Section 5.2(f) shall not permit the Board of Directors or any committee thereof, including the Company Special Committee, to effect an Adverse Recommendation Change except to the extent otherwise specifically permitted by this Section 5.2 or (ii) making any “stop, look and listen” communication to the Company Stockholders of the nature contemplated by Rule 14d-9 under the Exchange Act.
Section 5.3            SEC Documents; Stockholders’ Meeting.
(a)           Proxy Statement.
(iv)          As promptly as practicable following the date hereof, and in any event within 20 Business Days following the date of this Agreement, the Company shall prepare, and the Company shall file with the SEC, the Proxy Statement.  Parent shall provide to the Company all information concerning Parent and Merger Sub or any of their respective Affiliates as may be reasonably requested by the Company in connection with the preparation and filing of the Proxy Statement.  Each of Parent and the Company shall use its reasonable best efforts to cause the Proxy Statement to comply with the applicable provisions of the Securities Act and the Exchange Act.  Subject to Section 5.2(e), the Company will cause the Proxy Statement to be mailed to Company Stockholders as soon as practicable following the completion of any review by the SEC.

(v)          All filings by the Company with the SEC in connection with the transactions contemplated hereby and all mailings to the Company Stockholders in connection with the Merger and transactions contemplated by this Agreement shall be subject to the prior review and reasonable comment by Parent, and the Company shall consider in good faith all comments reasonably proposed by Parent.
(vi)         The Company shall (A) as promptly as practicable notify Parent of (1) the receipt of any comments from the SEC and all other written correspondence and oral communications with the SEC relating to the Proxy Statement and (2) any request by the SEC for any amendment or supplements to the Proxy Statement or for additional information with respect thereto and (B) supply Parent with copies of all correspondence between it or any of its Representatives, on the one hand, and the SEC, on the other hand, with respect to the Proxy Statement or the Merger.  No response to any comments from the SEC or the staff of the SEC relating to the Proxy Statement shall be made by the Company without providing Parent a reasonable opportunity to review and comment thereon unless pursuant to a telephone call initiated by the SEC, and the Company shall consider in good faith all comments reasonably proposed by Parent.
(vii)        Each of Parent and the Company shall ensure that none of the information supplied by or on its behalf for inclusion or incorporation by reference in the Proxy Statement will, at the time the Proxy Statement is first mailed to the Company Stockholders and at the time of the meeting of Company Stockholders (the “Company Stockholders’ Meeting”), contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading.
(viii)       If at any time prior to the Effective Time any information relating to the Company, Parent, Merger Sub or any of their respective Affiliates, directors or officers is discovered by the Company, Parent or Merger Sub which is required to be set forth in an amendment or supplement to the Proxy Statement so that such document would not include any misstatement of a material fact or omit to state any material fact necessary to make the statements therein, in light of the circumstances under which they were made, not misleading, the party which discovers such information shall promptly notify the other parties and an appropriate amendment or supplement describing such information shall be promptly filed with the SEC and, to the extent required by Law, disseminated to the Company Stockholders.
(b)          Company Stockholders’ Meeting.
(iv)         The Company shall duly give notice of, convene and hold the Company Stockholders’ Meeting as promptly as practicable following the mailing of the Proxy Statement to the Company Stockholders for the purpose of seeking the Company Stockholder Approval (or following the adjournment of the Company Stockholders’ Meeting under certain circumstances) and shall, (A) recommend to its stockholders adoption of this Agreement and include in the Proxy Statement such recommendation and (B) use its reasonable best efforts to solicit such adoption and obtain the Company Stockholder Approval.  The Company may adjourn or postpone the Company Stockholders’ Meeting to the extent necessary to ensure that any necessary supplement or amendment to the Proxy Statement is provided to its stockholders in advance of a vote on the adoption of this Agreement, or, if, as of the time for which the Company Stockholders’ Meeting is originally scheduled, there are insufficient shares of Company Common Stock represented (either in person or by proxy) to constitute a quorum necessary to conduct the business of such meeting.  The Company shall ensure that the Company Stockholders’ Meeting is called, noticed, convened, held and conducted, and that all proxies solicited in connection with the Company Stockholders’ Meeting are solicited in compliance with applicable Law, the rules of NYSE and the Company Charter and the Company Bylaws.  Without limiting the generality of the foregoing, the Company’s obligations pursuant to this Section 5.3(b)(i) (which, for the avoidance of doubt, are subject to Section 5.2(e)) shall not be affected by the commencement, public proposal, public disclosure or communication to the Company of any Alternative Transaction Proposal or by a Company Adverse Recommendation Change, unless this Agreement has been terminated in accordance with Section 7.1(c)(i).
(v)          Except to the extent expressly permitted by Section 5.2(e), (A) the Company Special Committee shall recommend that the Company Stockholders vote in favor of the adoption of this Agreement at the Company Stockholders’ Meeting and (B) the Proxy Statement shall include a statement to the effect that the Company Special Committee has recommended that the Company Stockholders vote in favor of adoption of this Agreement at the Company Stockholders’ Meeting.
Section 5.4            Access to Information; Confidentiality.
(a)           Access to Information.  Upon reasonable prior notice and subject to applicable Law, from the date hereof until the Effective Time, the Company shall, and shall cause its Subsidiaries, and shall use its reasonable best efforts to cause its Representatives to, afford Parent and its officers, directors, employees and Representatives, following notice from Parent in accordance with this Section 5.4, reasonable access during normal business hours to officers, employees, agents, properties, offices and other facilities, books and records of each of the Company and its Subsidiaries, and all other financial, operating and other data and information as shall be reasonably requested and, during such period shall furnish, and shall cause to be furnished, as promptly as reasonably practicable, a copy of each report, schedule and other document filed or received pursuant to the requirements of the federal securities laws or a Governmental Authority, except, with respect to examination reports, as may be restricted by applicable Law.  Notwithstanding the foregoing, the Company shall not be obligated to disclose any information that, in its sole discretion, (i) it is not legally permitted to disclose or the disclosure of which would contravene any applicable Law or Order or (ii) the disclosure of which would be reasonably likely to cause the loss or waiver of any attorney-client or other legal privilege or trade secret protection; provided, that the Company shall use its reasonable best efforts to implement reasonable measures to permit the disclosure of such information in a manner that removes the basis for the objection, including by arrangement of appropriate clean room procedures, redaction or entry into a customary joint defense agreement with respect to any information to be so provided, if the Company determines, in its sole discretion, that doing so would reasonably permit the disclosure of such information without violating applicable Law or Order or jeopardizing such privilege.  The Company shall be entitled to have Representatives present at all times during any such inspection, and all inspections granted pursuant to this Section 5.4 shall be subject to the Company’s reasonable security measures and insurance requirements.  No investigation pursuant to this Section 5.4 or information provided, made available or delivered pursuant to this Section 5.4 or otherwise shall affect any representations or warranties or conditions or rights contained in this Agreement.
(b)           Limitations. The Company may, as it deems advisable and necessary, reasonably designate any competitively sensitive material provided to the other under this Section 5.4 or Section 5.5 as “outside counsel only”.  Such material and the information contained therein shall be given only to the outside legal counsel of Parent and will not be disclosed by such outside counsel to employees, officers, or directors of Parent unless express permission is obtained in advance from the Company or its legal counsel.
(c)           Conduct of Business.  Nothing contained in this Section 5.4 or elsewhere in this Agreement shall give Parent or any of its Affiliates, directly or indirectly, the right to control or direct the Company’s or its Subsidiaries’ business or operations prior to the Effective Time.  Prior to the Effective Time, the Company shall, consistent with the terms and conditions of this Agreement, maintain and exercise complete control and supervision over the operations of the Company and its Subsidiaries.
(d)           Confidentiality.  All information and materials provided by the Company to Parent pursuant to this Agreement will be subject to the provisions of the Confidentiality Agreement, which will remain in full force and effect in accordance with its terms.
Section 5.5             Reasonable Best Efforts.
(a)           Governmental and Third-Party Approvals.  Subject to Section 5.5(c), each of the parties shall take, or cause to be taken, all actions, and to do, or cause to be done, and to assist and cooperate with the other parties in doing, all things necessary, proper or advisable to consummate and make effective, in the most expeditious manner practicable, the Merger and the other transactions contemplated hereby, including (i) preparing and filing, within 10 Business Days after the date hereof, all forms, registrations and notices required to be filed to consummate the transactions contemplated by this Agreement and the taking of such actions as are reasonably necessary to obtain any requisite approvals, consents, Orders, exemptions or waivers by any Governmental Authority or other third party, including filings pursuant to the HSR Act or as required by any other Governmental Authority relating to antitrust, competition, trade, pre-merger notification or other regulatory matters, (ii) obtaining all necessary consents, approvals, authorizations or waivers from, and providing notices to, third parties, including providing any further information as may be required by such third party; provided, however, that no consent of any third party (excluding Governmental Authorities) shall be a condition to the closing of the transactions contemplated by this Agreement pursuant to Article VI, (iii) the defending of any Actions challenging this Agreement or the consummation of the Merger, including seeking to have vacated or reversed any Order that would restrain, prevent or delay the Closing and (iv) the execution and delivery of any additional instruments required by applicable Law necessary to consummate the transactions contemplated hereby and to fully carry out the purposes of this Agreement.  Each of the parties hereto shall furnish to the other parties such necessary information and reasonable assistance as such other party may reasonably request in connection with the foregoing.  In addition, each of the parties hereto shall consult with the other with respect to, provide any necessary information with respect to and provide the other (or its counsel) copies of, all filings made by such party with any third party or any other information supplied by such party to a third party in connection with this Agreement and the transactions contemplated by this Agreement.
(b)           Notification.  Each of the Company and Parent shall keep the other reasonably apprised of the status of matters relating to the completion of the transactions contemplated hereby.  In furtherance thereof, each party shall use its reasonable best efforts to: (i) promptly notify the other of, and if in writing, furnish the other with copies of (or, in the case of material oral communications, advise the other orally of) any material communications from or with any Governmental Authority or other third party with respect to the Merger or any of the other transactions contemplated by this Agreement, (ii) permit the other to review and discuss in advance, and consider in good faith the views of the other in connection with, any proposed written (or any material proposed oral) communication with any such Governmental Authority or other third party with respect to the Merger or any of the other transactions contemplated by this Agreement, (iii) to the extent reasonably practical, not participate in any meeting with (A) any Governmental Authority with respect to the Merger or any of the other transactions contemplated by this Agreement and (B) any third party (excluding Governmental Authorities) with respect to any material consent, approval or waiver in connection with the Merger or any of the other transactions contemplated by this Agreement, in each case, unless it consults with the other in advance and, to the extent permitted by such Governmental Authority or other third party, as applicable, gives the other the opportunity to attend and participate thereat, and (iv) furnish the other with such necessary information and reasonable assistance as the Company or Parent, as applicable, may reasonably request in connection with its preparation of necessary filings or submissions of information to any such third party.
(c)           Certain Actions.  In furtherance of the covenants set forth in Section 5.5(a), if any objections are asserted with respect to the transactions contemplated hereby under any domestic or foreign antitrust or Competition Law or if any Action is instituted (or threatened to be instituted) by the Federal Trade Commission, the Department of Justice or any other applicable Governmental Authority under any domestic or foreign antitrust or Competition Law challenging any of the transactions contemplated hereby or which would otherwise prohibit or materially impair or delay the consummation of the transactions contemplated hereby, Parent shall take any and all actions necessary to resolve any such objections or Actions (or threatened Actions) so as to permit consummation of the transactions contemplated hereby to close as soon as reasonably practicable.
(d)           Control of Process.  Notwithstanding anything to the contrary contained in this Agreement, but subject to Parent’s obligations set forth in this Section 5.5, Parent shall have the right, following consultation with the Company and after giving due consideration to its views and acting reasonably and in good faith, to direct all matters with any Governmental Authority consistent with its obligations hereunder and Parent shall have the principal responsibility for devising and implementing the strategy for obtaining any necessary antitrust or competition clearances.
Section 5.6           State Takeover Statutes.  In connection with and without limiting the foregoing, the Company and Parent shall (a) take all reasonable action necessary to ensure that no “fair price,” “business combination,” “control share acquisition” or other state takeover statute or similar Law is or becomes applicable to this Agreement or any of the transactions contemplated hereby and (b) if any “fair price,” “business combination,” “control share acquisition” or other state takeover statute or similar Law becomes applicable to this Agreement or any of the transactions contemplated hereby, take all reasonable action necessary to ensure that such transactions may be consummated as promptly as practicable on the terms required by, or provided for, in this Agreement and otherwise to eliminate or minimize the effect of such Law on the Merger and the other transactions contemplated by this Agreement.
Section 5.7            Indemnification and Insurance.
(a)           For six years after the Effective Time, Parent shall, and shall cause the Surviving Corporation to, indemnify and hold harmless the present and former directors, officers and employees of the Company and its Subsidiaries, and any individuals serving in such capacity at or with respect to other Persons (each, an “Indemnified Person”) from and against any losses, damages, liabilities, costs, expenses (including reasonable and documented attorneys’ fees), judgments, fines, penalties and amounts paid in settlement (including all interest, assessments and other charges paid or payable in connection with or in respect of any thereof) in respect of the Indemnified Persons’ having served in such capacity prior to the Effective Time, in each case to the fullest extent permitted by Delaware Law or any other Law or provided under the Company Charter and Company Bylaws, each as in effect on the date hereof.  If any Indemnified Person is made party to any claim, action, suit, proceeding or investigation arising out of or relating to matters that would be indemnifiable pursuant to the immediately preceding sentence, Parent shall, and shall cause the Surviving Corporation to, advance fees, costs and expenses (including reasonable and documented attorneys’ fees and disbursements) as incurred by such Indemnified Person in connection with and prior to the final disposition of such claim, action, suit, proceeding or investigation; provided, that the Indemnified Person shall provide an undertaking to repay such advances if it is ultimately determined that such Indemnified Person is not entitled to indemnification.
(b)           For six years after the Effective Time, Parent shall cause to be maintained in effect provisions in the Surviving Corporation’s certificate of incorporation and bylaws (or in such documents of any successor to the business of the Surviving Corporation) regarding elimination of liability of directors, indemnification of directors, officers, employees, fiduciaries and agents and advancement of fees, costs and expenses that are no less advantageous to the intended beneficiaries than the corresponding provisions in the Company Charter and Company Bylaws, each as in effect on the date hereof.  From and after the Effective Time, Parent shall, and shall cause the Surviving Corporation and its Subsidiaries to, honor and comply with their respective obligations under any indemnification agreement with any Indemnified Person, and not amend, repeal or otherwise modify any such agreement in any manner that would materially adversely affect any indemnification right of any Indemnified Person thereunder.
(c)           Neither Parent nor the Company shall settle, compromise or consent to the entry of any judgment in any threatened or actual litigation, claim or proceeding relating to any acts or omissions covered under this Section 5.7 (each, a “Claim”) for which indemnification could be sought by an Indemnified Person hereunder, unless such settlement, compromise or consent includes an unconditional release of such Indemnified Person from all liability arising out of such Claim or such Indemnified Person otherwise consents in writing to such settlement, compromise or consent (such consent not to be unreasonably delayed, withheld or conditioned).

The Company, Parent and the Indemnified Persons shall cooperate in the defense of any Claim and shall provide access to properties and individuals as reasonably requested and furnish or cause to be furnished records, information and testimony, and attend such conferences, discovery proceedings, hearings, trials or appeals, as may be reasonably requested in connection therewith.
(d)           Prior to the Effective Time, the Company shall and, if the Company is unable to, Parent shall cause the Surviving Corporation to, as of the Effective Time, obtain and fully pay the premium for the non-cancellable extension of the directors’ and officer’s liability coverage of the Company’s existing directors’ and officers’ insurance policies and the Company’s existing fiduciary liability insurance policies (collectively, the “D&O Insurance”), which D&O Insurance shall (i) be for a claims reporting or discovery period of at least six years from and after the Effective Time with respect to any claim related to any period of time at or prior to the Effective Time, (ii) be from an insurance carrier with the same or better credit rating as the Company’s current insurance carrier with respect to D&O Insurance and (iii) have terms, conditions, retentions and limits of liability that are no less favorable than the coverage provided under the Company’s existing policies with respect to any actual or alleged error, misstatement, misleading statement, act, omission, neglect, breach of duty or any matter claimed against an Indemnified Person by reason of his or her having served in such capacity that existed or occurred at or prior to the Effective Time (including in connection with this Agreement or the transactions or actions contemplated hereby); provided, however, that in no event shall the Company or the Surviving Corporation, as the case may be, be required to expend for such policies an annual premium in excess of 300% of the premium amount per annum for the Company’s existing policies; and provided, further, that if the aggregate premiums of such insurance coverage exceed such amount, the Company or the Surviving Corporation, as the case may be, shall be obligated to obtain a policy with the greatest coverage available, with respect to matters occurring prior to the Effective Time, for a cost not exceeding such amount.  If the Surviving Corporation for any reason fails to obtain such “tail” insurance policies as of the Effective Time, the Surviving Corporation shall continue to maintain in effect, for a period of at least six years from and after the Effective Time, the D&O Insurance in place with the Company’s current insurance carrier or with an insurance carrier with the same or better credit rating as the Company’s current insurance carrier with respect to D&O Insurance with terms, conditions, retentions and limits of liability that are no less favorable than the coverage provided under the Company’s existing policies, or the Surviving Corporation shall purchase from the Company’s current insurance carrier or from an insurance carrier with the same or better credit rating as the Company’s current insurance carrier with respect to D&O Insurance comparable D&O Insurance for such six-year period with terms, conditions, retentions and limits of liability that are no less favorable than as provided in the Company’s existing policies; provided that in no event shall Parent or the Surviving Corporation be required to expend for such policies pursuant to this sentence an annual premium amount in excess of 300% of the premium amount per annum for the Company’s existing policies; and provided, further, that if the aggregate premiums of such insurance coverage exceed such amount, the Surviving Corporation shall be obligated to obtain a policy with the greatest coverage available, with respect to matters occurring prior to the Effective Time, for a cost not exceeding such amount.
(e)           If Parent, the Surviving Corporation or any of its successors or assigns (i) consolidates with or merges into any other Person and shall not be the continuing or surviving corporation or entity of such consolidation or merger, or (ii) transfers or conveys all or substantially all of its properties and assets to any Person, then, and in each such case, to the extent necessary, proper provision shall be made so that the successors and assigns of Parent or the Surviving Corporation, as the case may be, shall assume the obligations set forth in this Section 5.7.  The obligations of Parent, the Surviving Corporation or any successors or assigns under this Section 5.7 shall continue in full force and effect for a period of six years from the Effective Time (or if later the expiration of all statutes of limitation applicable to any such claim); provided, that if any Claim (whether arising before, at or after the Effective Time) is brought against an Indemnified Person on or prior to the sixth anniversary of the Effective Time, the provisions of this Section 5.7 shall continue in effect until the full and final resolution of such Claim.
Section 5.8            Public Announcements.  The Company and Parent shall consult with each other before issuing, and will provide each other the reasonable opportunity to review and reasonably comment upon, and use reasonable best efforts to agree on, any press release or other public statements with respect to the transactions contemplated hereby, including the Merger, and shall not issue any such press release or make any such public statement without the prior written consent of the other party (which shall not be unreasonably withheld, delayed or conditioned), except as either party, after consultation with outside counsel, may determine is required by applicable Law, court process or by obligations pursuant to any listing agreement with any national securities exchange or stock market if it has used reasonable best efforts to consult with the other party prior thereto regarding the timing, scope and content of any such press release or public statement; provided, however, that no such consultation shall be required to make any disclosure or otherwise take any action expressly permitted by Section 5.2.  In addition, except (i) to the extent disclosed in or consistent with the Proxy Statement in accordance with the provisions of Section 5.3, (ii) to the extent necessary to comply with the Company’s periodic reporting obligations under the Exchange Act, (iii) for any consent given in accordance with this Section 5.8 or (iv) as expressly permitted by Section 5.2, neither party shall issue any press release or otherwise make any public statement or disclosure concerning the other party or the other party’s business, financial condition or results of operations without the consent of such other party, which consent shall not be unreasonably withheld, delayed or conditioned.  The parties agree that the initial press release to be issued with respect to the transactions contemplated hereby shall be in the form agreed to by the parties.  Notwithstanding the foregoing, after the issuance of any press release or the making of any public statement with respect to which the consultation procedures set forth in this Section 5.8 have been followed, either party may issue such additional publications or press releases and make such other customary announcements without consulting with any other party hereto so long as such additional publications, press releases and announcements do not disclose any non-public information regarding the transactions contemplated by this Agreement beyond the scope of the disclosure included in the press release or public statement with respect to which the other party had been consulted.
Section 5.9            Employee Benefits.
(a)           For a period of one year following the Closing Date, the employees of the Company and its Subsidiaries who remain in continuous employment with the Company and its Subsidiaries following the Closing (the “Company Employees”) shall receive (i) annual base salary or wages, as applicable, that are no less than the annual base salary or wages in effect for each such employee immediately prior to the Closing Date, and (ii) employee benefits and other compensation that, in the aggregate, are substantially comparable to the employee benefits (other than defined benefit pension and post-employment medical benefits and long-term incentive, change in control, transaction, retention, equity or equity-based compensation and benefits, provided that Parent shall take the actions set forth on Section 5.9(a) of the Parent Disclosure Letter) provided by or on behalf of the Company to such employee immediately prior to the Closing Date; provided, that, except as provided in Section 5.9(c), nothing contained in this Section 5.9 shall be construed as requiring Parent or any of its Subsidiaries (including the Surviving Corporation) to continue or adopt any specific plans or to continue the employment of any specific Person; provided, that Parent or one of its Affiliates shall, as of the Closing Date, continue the Company Plans set forth on Section 3.13(e) of the Company Disclosure Letter for such longer period as set forth in the applicable Company Plan.
(b)          Notwithstanding anything to the contrary in this Agreement, starting on the Closing Date, Parent and Surviving Corporation shall, for a period ending on the date one year after the Closing Date, maintain a severance pay practice for the benefit of each Company Employee that is no less favorable than the severance pay practice in effect and applicable to such Company Employee immediately prior to the Closing Date (including, for the avoidance of doubt, the Company Plans set forth on Section 3.13(e) of the Company Disclosure Letter); provided that in no event shall the provisions of this Section 5.9(b) enlarge or extend the rights of any Company Employee whose severance benefits are subject to an existing employment, severance or similar agreement; provided, further, that, if the termination of any Company Employee occurs following the termination of any such employment, severance or similar agreement and prior to the first anniversary of the Closing, the applicable Company Employee shall have the severance benefits provided under the severance pay practice that is in effect and that would otherwise have applied to such Company Employee immediately prior to the Closing Date in the absence of such employment, severance or similar agreement.
(c)          With respect to any annual incentive bonuses that may be payable to Company Employees under the Company’s annual bonus plan in respect of the fiscal year in which the Closing Date occurs, Parent or one of its Affiliates shall assume and pay such bonuses in the ordinary course of business, subject to the performance and service requirements (including service through the applicable payment date) and other terms and conditions of the annual incentive plan established by the Company prior to the Closing in compliance with the terms of this Agreement.
(d)          Parent shall recognize the service of Company Employees with the Company or its Subsidiaries (or their respective Affiliates) prior to the Closing Date as service with Parent or its Affiliates in connection with any employee benefit plans, programs, contracts and arrangements (including 401(k) plans, severance, vacation, sick leave and holiday policies) maintained by Parent and its Affiliates which is made available following the Closing Date by Parent and its Affiliates for purposes of any waiting period, vesting, eligibility and benefit entitlement (but excluding benefit accruals under any defined benefit plan and, to the extent permitted by Law, post-employment medical benefit plan).
(e)          Parent shall cause the Surviving Corporation to (i) waive, or cause its insurance carriers to waive, all limitations as to pre-existing and at-work conditions, if any, with respect to participation and coverage requirements applicable to Company Employees under any welfare benefit plan (as defined in Section 3(1) of ERISA) which is made available to Company Employees following the Closing Date by Parent or one of its Affiliates to the extent such limitations or conditions would have been satisfied or waived under the terms of the comparable Company Plan prior to Closing, and (ii) provide credit to Company Employees for any co-payments, deductibles and out-of-pocket expenses paid by such employees under the corresponding Company Plan during the portion of the relevant plan year including the Closing Date.
(f)           Notwithstanding the foregoing, nothing contained herein, whether express or implied, shall be treated as an amendment or other modification of any employee benefit plan or arrangement, or shall limit the right of Parent, the Surviving Corporation or any of their Affiliates to amend, terminate or otherwise modify any employee benefit plan or arrangement sponsored by Parent, the Surviving Corporation or any of their Affiliates following the Closing Date.  In the event that (i) a Person not a party to this Agreement makes a claim or takes other action to enforce any provision in this Agreement as an amendment to any employee benefit plan or arrangement sponsored by Parent, the Surviving Corporation or any of their Affiliates, and (ii) such provision is deemed to be an amendment to such plan or arrangement even though not explicitly designated as such in this Agreement, then such provision shall lapse retroactively and shall have no amendatory effect.
(g)          The Company shall reasonably cooperate with Parent regarding material written communications related to the transactions contemplated hereby that are intended for broad-based and general distribution to any current or former employees or service providers of the Company or any of its Subsidiaries, and Parent shall be provided a reasonable opportunity (and reasonable period of time) to review and offer comments on any such communications prior to the occurrence of such communication.
Section 5.10          Notification of Certain Matters.
(a)          The Company shall give prompt notice to Parent and Parent shall give prompt notice to the Company, as the case may be, of (i) the occurrence or non-occurrence of any event of which is likely to cause any representation or warranty of the Company or Parent, as the case may be, to be untrue or inaccurate at the Closing Date such that the conditions to closing set forth in Article VI would fail to be satisfied, and (ii) any failure by the Company or Parent, as the case may be, to materially comply with or materially satisfy any covenant or other agreement to be complied with by it hereunder such that the conditions to closing set forth in Article VI would fail to be satisfied; provided, however, that the delivery of any notice pursuant to this Section 5.10(a) shall not limit or otherwise affect any remedies available to Parent or the Company, as the case may be.
(b)          The Company shall give prompt notice to Parent of any notice or other communication received by it from any third party, subsequent to the date of this Agreement and prior to the Effective Time, alleging any material breach of, or material default under, any Company Material Contract.  In addition, the Company shall give prompt notice to Parent, and Parent shall give prompt notice to the Company, of any notice or other material communication received by such party from any third party, subsequent to the date of this Agreement and prior to the Effective Time, regarding any consent that is or may be required in connection with the transactions contemplated by this Agreement; provided, however, that the delivery of notice by the Company to Parent, or Parent to the Company, as applicable, pursuant to this Section 5.10(b) shall not limit or otherwise affect the remedies available hereunder to Parent or the Company, respectively.
(c)           Notwithstanding the foregoing, in no event will a party’s good faith failure to comply with this Section 5.10 provide any other party the right to not consummate the transactions contemplated by this Agreement, except to the extent that any other provisions of this Agreement independently provide such a right.
Section 5.11          Certain Litigation.  The Company shall promptly advise Parent of any Action commenced after the date hereof against the Company or any of its directors by any Company Stockholder relating to this Agreement and the transactions contemplated hereby, including the Merger, and shall keep Parent reasonably informed on a reasonably current basis regarding any such litigation.  The Company shall give Parent the opportunity to consult with the Company regarding the defense or settlement of any such Action and shall consider in good faith Parent’s views with respect to such Action and shall not settle any such Action without the prior written consent of Parent (which shall not be unreasonably withheld, conditioned or delayed).  Parent shall not enter into any settlement agreement in respect of any stockholder litigation against the Company and/or its directors or officers relating to the Merger or any other transactions contemplated hereby without the prior written consent of the Company, which consent shall not be unreasonably conditioned, withheld or delayed.
Section 5.12          Section 16 Matters.  Prior to the Effective Time, each of the Company and Parent shall take all such steps as may be required (to the extent permitted under applicable Law) to cause any dispositions of Company Common Stock (including securities deliverable upon exercise, vesting or settlement of any Company Equity Awards or other derivative securities) resulting from the transactions contemplated hereby by each individual who is subject to the reporting requirements of Section 16(a) of the Exchange Act with respect to the Company to be exempt under Rule 16b-3 promulgated under the Exchange Act.
Section 5.13          Equity Financing.
(a)           Parent shall, and shall cause its Affiliates to, take, or cause to be taken, all actions and to do, or cause to be done, all things necessary, proper or advisable to consummate and obtain the Equity Financing on the terms and conditions described in the Equity Commitment Letter, including, but not limited to, using reasonable best efforts to (i) maintain in effect the Equity Commitment Letter, (ii) satisfy on a timely basis all conditions that are applicable to Parent and its Subsidiaries in the Equity Commitment Letter and comply with its obligations thereunder and not take or fail to take, directly or indirectly, any action that would be reasonably expected to prevent or impede or delay the availability or funding of the Equity Financing to Parent on the Closing Date and (iii) diligently and in good faith enforce its rights under the Equity Commitment Letter.
(b)          In the event that all conditions to the Equity Financing have been satisfied, Parent shall use its reasonable best efforts to cause the Guarantors to fund the Equity Financing on the Closing Date (including by taking enforcement action, which shall include but is not limited to specific performance, to cause the Guarantors to fund the Equity Financing).
(c)          Parent shall not have the right to amend, replace, supplement or otherwise modify, or consent to or waive any provision or any of its rights under, the Equity Commitment Letter if such amendment, replacement, supplement, modification, consent or waiver would (i) reduce the aggregate amount of the Equity Financing from that contemplated in the Equity Commitment Letter to an amount that would not enable Parent to meet its obligations under this Agreement, including under Article II, and to consummate the transactions contemplated hereby and to pay all fees and expenses reasonably expected to be incurred in connection herewith and with the Equity Financing, (ii) impose new or additional conditions or other terms or otherwise expand upon the conditions precedent to the Equity Financing as set forth in the Equity Commitment Letter, (iii) prevent or impede or delay the consummation of the transactions contemplated by this Agreement or make the timely funding of the Equity Financing or satisfaction of the conditions to obtaining the Equity Financing less likely to occur, or (iv) adversely impact the ability of Parent to enforce its rights against the Guarantors when required pursuant to this Agreement.  Parent shall promptly deliver to the Company a true and complete copy of any such amendment or modification.
(d)          Parent shall give the Company prompt oral and written notice (but in any event not later than 24 hours after the occurrence or discovery thereof) (i) of any breach, default, termination or repudiation by any party to the Equity Commitment Letter of which Parent becomes aware, (ii) of the receipt by Parent of any notice or other communication from any Person with respect to any (A) actual or potential breach, default, termination or repudiation by any party to the Equity Commitment Letter, of any provisions thereof or (B) material dispute or disagreement between or among any parties to the Equity Commitment Letter that could reasonably be expected to result in an actual or potential breach, default, termination or repudiation by any party to the Equity Commitment Letter, or any provisions thereof, and (iii) of the occurrence of any event or development that Parent expects to have a material and adverse impact on the ability of Parent to obtain on a timely basis all or any portion of the Equity Financing contemplated by the Equity Commitment Letter on the terms, in the manner or from the sources contemplated by the Equity Commitment Letter.
(e)          Parent acknowledges and agrees that receipt of the Equity Financing is not a condition to its obligation to consummate the Merger; it being understood and agreed that the Company’s sole remedies in the event the Equity Financing is not received are as set forth in Section 7.3(c) and Section 8.12(b).
Section 5.14         Debt Financing Cooperation – Obligations of the Company.
(a)          Prior to the Closing Date, the Company shall use its reasonable best efforts to provide, and shall use reasonable best efforts to cause its respective Representatives to use reasonable best efforts to provide, to Parent (at Parent’s sole expense) such cooperation as may be reasonably requested by Parent to assist them in arranging the Debt Financing to the extent customary, in connection with the arrangement of financing similar to the Debt Financing; provided, that such requested cooperation does not require the Company or any of its Affiliates to (A) engage in any action that would adversely interfere with the business or operations of the

Company or such Affiliate or (B) pay any fee or incur any other liability in connection with the Debt Financing.  Subject to the immediately preceding proviso, such cooperation shall include:
(i)           participating in a reasonable number (with reasonable advance notice and at reasonable locations) of management and other meetings (including customary one-on-one meetings with the parties acting as lead arrangers, bookrunners or agents for, and prospective lenders and buyers of, the Debt Financing), presentations, rating agency presentations and due diligence sessions in connection with the Debt Financing, including providing direct contact between senior management (with appropriate seniority and expertise) and Representatives (including accountants) of the Company, on the one hand, and the potential lenders and investors for the Debt Financing, on the other hand;
(ii)          using reasonable best efforts to provide information regarding the Company reasonably requested by Parent for its preparation of materials for bank information memoranda, marketing materials, rating agency presentations and similar documents, in each case, to the extent customarily provided by companies of comparable size and comparable industry in transactions similar to the Debt Financing for a financing of the type being incurred;
(iii)         using reasonable best efforts to assist Parent in connection with the preparation of pro forma financial information and financial statements, in each case, to the extent customarily provided by companies of comparable size and comparable industry in transactions similar to the Debt Financing for a financing of the type being incurred; provided, that the Company shall not be required to provide any such assistance with respect to financial information or statements relating to (A) the determination of the proposed aggregate amount of the Debt Financing, the interest rates thereunder or the fees and expenses relating thereto; (B) the determination of any post-Closing or pro forma cost savings, synergies, capitalization, ownership or other pro forma adjustments desired to be incorporated into any information used in connection with the Debt Financing; or (C) Parent or any of its Subsidiaries or any adjustments that are not directly related to the acquisition of the Company; provided further that such assistance shall be limited solely with respect to financial information and data derived from the Company’s historical books and records;
(iv)         using reasonable best efforts to assist in the review of disclosure schedules related to the Debt Financing for completeness and accuracy;
(v)          using reasonable best efforts in facilitating the pledging of collateral, it being understood that any such documents will not take effect prior to the Effective Time;
(vi)         to the extent required by the Debt Financing Sources, executing and delivering customary authorization letters to the Debt Financing Sources authorizing the distribution of information to prospective lenders (including customary 10b-5 and material non-public information representations);
(vii)        executing and delivering (A) a notice of prepayment and termination in respect of the Company Credit Agreement within the time periods set forth therein and (B) a certificate of either the principal financial officer or the principal accounting officer of the Company substantially in the form attached as Annex I to Exhibit D to the Debt Financing Commitment Letter certifying the solvency, after giving effect to the transactions contemplated hereby, of the Company and its Subsidiaries on a consolidated basis;
(viii)       furnishing Parent and the Debt Financing Sources promptly, and in any event no later than five Business Days prior to the Closing, with all documentation and information that any lender, provider or arranger of any Debt Financing has reasonably requested at least ten Business Days prior to the Closing Date in connection with such Debt Financing under applicable “know your customer” and anti-money laundering rules and regulations, including the PATRIOT Act and the Customer Due Diligence Requirements for Financial Institutions issued by the U.S. Department of Treasury Financial Crimes Enforcement Network under the Bank Secrecy Act;
(ix)         using reasonable best efforts to (A) furnish Parent and the applicable Debt Financing Sources the most recent field examinations, collateral audits and asset appraisals and surveys of the Company and its Subsidiaries and (B) take all actions reasonably necessary to permit the Debt Financing Sources upon reasonable request to evaluate and obtain access to the Company’s and its Subsidiaries’ current assets, properties, rights, inventory, cash management and accounting systems, and policies and procedures relating thereto (including cooperating in and facilitating field examinations, collateral audits, asset appraisals and surveys); and
(x)          furnishing Parent and the Debt Financing Sources, as promptly as practicable, with the Required Information and, subject to the limitations in Section 5.4(a), using reasonable best efforts to furnish Parent and the Debt Financing Sources, as promptly as practicable, with other pertinent information regarding the Company and its Subsidiaries as may be reasonably requested by Parent in order to consummate the Debt Financing or that is customarily needed for financings of the type contemplated by the Debt Financing Commitment Letter.
(b)           Nothing in this Section 5.14 will require the Company to (i) waive or amend any terms of this Agreement or agree to pay any fees or reimburse any expenses prior to the Effective Time for which it has not received prior reimbursement or is not otherwise indemnified by or on behalf of Parent; (ii) enter into any definitive agreement that is effective prior to the Effective Time (except for the authorization letters set forth in Section 5.14(a)(vi) and the notices of prepayment set forth in Section 5.14(a)(vii)); provided, that, notwithstanding the foregoing, in no event shall the Company or any of the Company’s Subsidiaries cause the Company Credit Agreement to be prepaid and terminated unless (x) the Closing shall occur substantially concurrently with such prepayment and termination and (y) Parent shall have (1) provided or caused to be provided to the Company funds in an amount sufficient to pay in full all Obligations (as defined in the Company Credit Agreement) under the Loan Documents (as defined in the Company Credit Agreement), other than indemnities and other contingent obligations not then due and payable and as to which no claim has been made, as of the anticipated Closing Date (and the daily accrual thereafter) and (2) provided or caused to be provided to the Company funds in an amount sufficient to cash collateralize all LC Obligations) in accordance with the terms of the Company Credit Agreement or has made other arrangements satisfactory to Lenders (as defined in the Company Credit Agreement) and the Issuing Bank (as

defined in the Credit Agreement); (iii) give any indemnities in connection with the Debt Financing that are effective prior to the Effective Time; or (iv) take any action that, in the good faith determination of the Company, would unreasonably interfere with the conduct of the business of the Company and its Subsidiaries or create an unreasonable risk of damage or destruction to any property or assets of the Company or any of its Subsidiaries.  In addition, (A) no action, liability or obligation of the Company, any of its Subsidiaries or any of their respective Representatives pursuant to any certificate, agreement, arrangement, document or instrument relating to the Debt Financing will be effective until the Effective Time, and neither the Company nor any of its Subsidiaries will be required to take any action pursuant to any certificate, agreement, arrangement, document or instrument that is not contingent on the occurrence of the Closing or that must be effective prior to the Effective Time; and (B) any bank information memoranda and high-yield offering prospectuses or memoranda required in relation to the Debt Financing will contain disclosure reflecting the Surviving Corporation or its Subsidiaries as the obligor.  Nothing in this Section 5.14 will require (1) any officer or Representative of the Company or any of its Subsidiaries to deliver any document (except for the delivery of the authorization letters set forth in clause (vi) above), or take any action that could reasonably be expected to result in personal liability to such officer or Representative; or (2) the Board of Directors of the Company or any committee thereof, including the Company Special Committee, to approve any financing or Contracts related thereto that are effective prior to the Effective Time.
(c)           Parent shall promptly, upon request by the Company (and in any event within 10 Business Days of such request), reimburse the Company for all reasonable and documented out-of-pocket costs and expenses incurred by the Company or any of its Affiliates (including reasonable attorneys’ fees and accountants’ fees) in connection with its cooperation contemplated by this Section 5.14.
(d)           All non-public or other confidential information provided by the Company or any of its Representatives pursuant to this Agreement will be kept confidential in accordance with and to the extent required by the Confidentiality Agreement, except that Parent and Merger Sub will be permitted to disclose such information to any Debt Financing Sources or prospective Debt Financing Sources and other financial institutions and investors that may become parties to the Debt Financing and to any underwriters, initial purchasers or placement agents in connection with the Debt Financing (and, in each case, to their respective counsel and auditors) so long as such Persons (i) agree to be bound by the Confidentiality Agreement as if parties thereto or (ii) are subject to other confidentiality undertakings reasonably satisfactory to the Company and of which the Company is an express third party beneficiary.  The Company shall be permitted to review and comment on those portions of any confidential information memorandum, offering memorandum, or other marketing document circulated to potential Debt Financing Sources that contain or are based upon any such non-public or other confidential information.
(e)           Parent shall indemnify and hold harmless the Company and its Affiliates and their respective directors, officers and employees from and against any and all liabilities, losses, damages, claims, fees, costs and expenses (including reasonable and documented attorneys’ fees), interest, awards, judgments, fines and penalties (collectively, “Losses”) suffered or incurred by them in connection with the arrangement and completion of any Debt Financing, capital markets transactions or related transactions by Parent in connection with financing the transactions contemplated hereby and any information utilized in connection therewith, except to the extent such Losses are caused by the bad faith, gross negligence or willful misconduct of the Company or any of its Affiliates.  This Section 5.14(e) shall survive the consummation of the Merger and the Closing and any termination of this Agreement, and is intended to benefit, and may be enforced by, the officers and directors of the Company and its Affiliates and their respective heirs, executors, estates and personal representatives who are each third party beneficiaries of this Section 5.14(e).
(f)           Notwithstanding anything to the contrary in this Agreement, Parent acknowledges and agrees that receipt of the Debt Financing is not a condition to its obligation to consummate the Merger; it being understood and agreed that the Company’s sole remedies in the event the Debt Financing is not received are as set forth in Section 7.3(c) and Section 8.12(b).
(g)          The Company shall use reasonable best efforts to supplement the information provided pursuant to this Section 5.14 on a reasonably current basis to the extent that any such information, to the knowledge of the Company, is not Compliant.
(h)          The Company hereby consents to the reasonable use of all of the Company’s logos, names and trademarks in connection with the Debt Financing; provided that such logos, names and trademarks shall be used solely in a manner that is not intended or reasonably likely to harm or disparage the Company or any of its respective Subsidiaries, or their reputation or goodwill.
Section 5.15          Debt Financing – Obligations of Parent.
(a)          Subject to the terms and conditions of this Agreement, Parent shall use its reasonable best efforts to arrange the Debt Financing on terms and conditions not less favorable to Parent than those described in the Debt Financing Commitment Letter (including any “market flex” provisions applicable thereto), including using reasonable best efforts to (i) negotiate definitive agreements (such definitive agreements being referred to as the “Debt Financing Agreements”) with respect thereto on the terms and conditions contained in the Debt Financing Commitment Letter, (including any “market flex” provisions applicable thereto) or, if available, on other terms that are acceptable to Parent and would not materially and adversely affect the ability of Parent or Merger Sub to consummate the transactions contemplated herein, (ii) satisfy on a timely basis or obtain the waiver of all conditions applicable to Parent and Merger Sub in the Debt Financing Commitment Letter that are within their control, (iii) maintain in full force and effect the Debt Financing Commitment Letter in accordance with the terms thereof (subject to Parent’s right to replace, restate, supplement, modify, assign, substitute, waive or amend the Debt Financing Commitment Letter in accordance herewith), (iv) in the event that all conditions in the Debt Financing Commitment Letter have been satisfied, draw down upon and consummate the Debt Financing contemplated by the Debt Financing Commitment Letter at the Closing, and (v) take such actions as are reasonably necessary to enforce its rights under the Debt Financing Commitment Letter in the event of a breach by the financing sources.  Parent shall have the right from time to time to amend, replace, supplement or otherwise modify, or waive any of its rights under, the Debt Financing Commitment Letter; provided that any such amendment, replacement, supplement or other modification to or waiver of any provision of the Debt Financing Commitment Letter that amends the Debt Financing shall not, without the prior written consent of the Company, (1) reduce the length the commitment period set forth in the Debt Financing Commitment Letter, (2) reduce the aggregate amount of the Financing such that Parent would not or does not have sufficient cash proceeds to satisfy Parent’s obligations under this Agreement, including under Article II, and to consummate the transactions contemplated hereby and to pay all fees and expenses reasonably expected to be incurred in connection herewith and with the Financing Commitments, (3) expand upon the conditions precedent to the Debt Financing as set forth in the Debt Financing Commitment Letter or (4) be reasonably expected to prevent, materially impede or materially delay the consummation of the Merger and the other transactions contemplated by this Agreement; provided that Parent may replace, amend, supplement or modify the Debt Financing Commitment Letter to add lenders, lead arrangers, bookrunners, syndication agents or similar entities (or titles with respect to such entities) that have not executed the Debt Financing Commitment Letter as of the date of this Agreement (it being understood that the aggregate commitments of the lenders party to the Debt Financing Commitment Letter prior to such replacement, amendment, supplement or modification may be reduced in the amount of such additional party’s commitments).  Upon any such replacement, amendment, supplement or other modification of, or waiver under, the Debt Financing Commitment Letter in accordance with this Section 5.15, the term “Debt Financing Commitment Letter” (and consequently the terms “Debt Financing,” and “Financing” shall mean the Debt Financing contemplated by such Debt Financing Commitment Letter as so replaced, amended, supplemented, modified or waived), shall mean such Debt Financing Commitment Letter as so replaced, amended, supplemented, modified or waived.
(b)           If all or any portion of the Debt Financing becomes unavailable on the terms and conditions set forth in the Debt Financing Commitment Letter (including any “market flex” provisions that are contained in the Fee Letters) (other than as a result of the failure to satisfy the conditions set forth in Section 6.1 or Section 6.3), Parent shall use its reasonable best efforts to arrange and obtain the Debt Financing or such portion of the Debt Financing from the same or alternative sources, which may include one or more of a senior secured debt financing, an offering and sale of notes, or any other financing or offer and sale of other debt securities, or any combination thereof, in an amount such that the aggregate funds that would be available to Parent at the Closing will be sufficient to satisfy Parent’s obligations under this Agreement, including under Article II, and to consummate the transactions contemplated hereby and to pay all fees and expenses reasonably expected to be incurred in connection herewith and with the Financing Commitments (the “Alternative Financing”); provided that Parent shall not be required to arrange or obtain any Alternative Financing having terms and conditions (including “market flex” provisions) less favorable to Parent than those contained in the Debt Financing Commitment Letter; and provided, further, that any such Alternative Financing shall not, without the prior written consent of the Company, expand upon the conditions precedent to the Debt Financing as set forth in the Debt Financing Commitment Letter.  In such event, the term “Debt Financing” as used in this Agreement shall be deemed to include any Alternative Financing (and consequently the term “Financing” shall include the Equity Financing and the Alternative Financing), and the term “Debt Financing Commitment Letter” as used in this Agreement shall be deemed to include the commitment letter with respect to such Alternative Financing.
(c)           Parent shall keep the Company informed upon request on a reasonably current basis and in reasonable detail with respect to all material activity and developments concerning the status of its efforts to arrange the Debt Financing.  Without limiting the generality of the foregoing, Parent shall notify the Company promptly, and in any event within two Business Days after it becomes aware thereof, (A) of any termination of the Debt Financing Commitment Letter or the entry into any material and definitive agreements related to the Debt Financing, (B) of any material breach or default by any party to any Debt Financing Commitment Letter or definitive agreements related to the Debt Financing of which Parent becomes aware and that would reasonably be expected to adversely affect the availability or amount of the Debt Financing, (C) of the receipt by Parent of any written notice or other written communication (other than negotiations of the definitive agreements with respect to the Debt Financing) from any Debt Financing Source with respect to any material breach, default, termination or repudiation by any party to any Debt Financing Commitment Letter or any definitive agreement related to the Debt Financing or (D) if for any reason Parent has concluded in good faith that it will not be able to obtain on the Closing Date all or any portion of the Debt Financing contemplated by the Debt Financing Commitment Letter and the related fee letters.  In addition, Parent promptly will provide the Company with copies of all executed definitive agreements with respect to the Debt Financing.
(d)           Parent shall not enter into any merger, acquisition, joint venture, disposition, lease, debt or equity financing or similar transaction that would reasonably be expected to materially impair, delay or prevent the consummation of the Debt Financing contemplated by the Debt Financing Commitment Letter.
(e)           Notwithstanding anything to the contrary in this Agreement, Parent acknowledges and agrees that receipt of the Debt Financing is not a condition to its obligation to consummate the Merger; it being understood and agreed that the Company’s sole remedies in the event the Debt Financing is not received are as set forth in Section 7.3(c) and Section 8.12(b).
Section 5.16          Stock Exchange De-listing and De-registration.  The Company and Parent shall cooperate and use their reasonable best efforts to take, or cause to be taken, all actions and to do, or cause to be done, all things necessary under applicable Laws and the rules and policies of the NYSE to enable the de-listing from the NYSE and de-registration under the Exchange Act of the Company Common Stock as promptly as practicable following the Effective Time.
Section 5.17          Cooperation Regarding Amendment.  The Company and Parent shall, and Parent shall cause Merger Sub to, cooperate with the other parties hereto in good faith and use their respective reasonable best efforts to negotiate and, as promptly as practicable following the date hereof and consistent with the terms hereof, enter into, an amendment to this Agreement providing for (a) the consummation of the transactions contemplated hereby through a tender offer and merger structure in accordance with DGCL Section 251(h) in lieu of the Merger and (b) other related changes in furtherance of such structure; provided, that no such amendment shall be executed unless the Voting Agreement is simultaneously amended to require that the Subject Shares (as defined in the Voting Agreement) be tendered in the tender offer contemplated by such amendment and to make other changes appropriate to reflect such change in structure in a manner reasonably satisfactory to each of the Company and Parent.

ARTICLE VI
CONDITIONS TO OBLIGATIONS OF THE PARTIES
Section 6.1           Conditions to Each Party’s Obligation to Effect the Merger.  The respective obligation of each party to effect the Merger shall be subject to the satisfaction or waiver (to the extent permitted by Law) in writing at or prior to the Closing of the following conditions:
(a)           Company Stockholder Approval.  The Company Stockholder Approval shall have been obtained.
(b)           Antitrust Waiting Periods.  Any waiting period (and any extensions thereof) applicable to consummation of the Merger under the HSR Act shall have expired or been terminated.
(c)           No Injunctions or Restraints.  No Law, Order, or other legal restraint or prohibition, entered, enacted, promulgated, enforced or issued by any court or other Governmental Authority of competent jurisdiction shall be in effect which prohibits, renders illegal or enjoins the consummation of the Merger.
Section 6.2            Conditions to Obligations of the Company.  The obligation of the Company to effect the Merger shall be subject to the satisfaction, or waiver (to the extent permitted by Law) in writing by the Company, at or prior to the Closing of the following conditions:
(a)           Representations and Warranties.
(i)          The representations and warranties of Parent and Merger Sub contained in Section 4.1 (Organization; Standing and Power), Section 4.2 (Capitalization), Section 4.3 (Authorization) and Section 4.12 (Brokers) shall be true and correct in all respects as of the date of this Agreement and as of the Closing Date as though made on and as of such date (except to the extent that any such representation and warranty expressly speaks as of an earlier date, in which case, such representation and warranty shall be true and correct in all respects as of such earlier date), except where the failure of the representations and warranties contained in Section 4.2 to be true and correct would be de minimis and would not have any effect on Parent and Merger Sub’s ability to consummate the transactions contemplated hereby.
(ii)          The other representations and warranties of Parent and Merger Sub contained in this Agreement shall be true and correct in all respects as of the date of this Agreement and as of the Closing Date as though made on and as of such date (except to the extent such representations and warranties speak as of an earlier date, in which case, such representations and warranties shall be true and correct in all respects as of such earlier date, and, in the case of this clause (ii), interpreted without giving effect to any Parent Material Adverse Effect or materiality qualifications), except where all failures of such representations and warranties referred to in this clause (ii) to be true and correct, in the aggregate, has not had, or would not reasonably be expected to have, a Parent Material Adverse Effect.

(b)           Performance of Obligations of Parent and Merger Sub.  Each of Parent and Merger Sub shall have performed or complied, in all material respects, with its covenants and agreements required to be performed or complied with by it under this Agreement at or prior to the Closing Date.
(c)           Officer’s Certificate.  The Company shall have received a certificate of an executive officer of Parent as to the satisfaction of the conditions set forth in Section 6.2(a) and Section 6.2(b).
Section 6.3            Conditions to Obligations of Parent and Merger Sub.  The obligations of Parent and Merger Sub to effect the Merger shall be subject to the satisfaction, or waiver (to the extent permitted by Law) in writing by Parent, at or prior to the Closing of the following conditions:
(a)           Representations and Warranties.
(i)           The representations and warranties of the Company contained in Section 3.1 (Organization; Standing and Power), Section 3.2 (Capitalization of the Company), Section 3.4 (Authorization), Section 3.8(a) (Absence of Certain Changes), Section 3.17 (Anti-takeover Statutes) and Section 3.19 (Brokers) shall be true and correct in all respects as of the date of this Agreement and as of the Closing Date as though made on and as of such date (except to the extent that any such representation and warranty expressly speaks as of an earlier date, in which case, such representation and warranty shall be true and correct in all respects as of such earlier date), except where the failure of the representations and warranties contained in Section 3.2 to be true and correct would be de minimis and would not have any effect on the Company’s ability to consummate the transactions contemplated hereby.
(ii)          The other representations and warranties of the Company contained in this Agreement shall be true and correct in all respects as of the date of this Agreement and as of the Closing Date as though made on and as of such date (except to the extent such representations and warranties speak as of an earlier date, in which case, such representations and warranties shall be true and correct in all respects as of such earlier date, and, in the case of this clause (ii), interpreted without giving effect to any Company Material Adverse Effect or materiality qualifications), except where all failures of such representations and warranties referred to in this clause (ii) to be true and correct, in the aggregate, has not had, or would not reasonably be expected to have a Company Material Adverse Effect.
(b)           Performance of Obligations of the Company.  The Company shall have performed or complied, in all material respects, with its covenants and agreements required to be performed or complied with by it under this Agreement at or prior to the Closing Date.
(c)           Officer’s Certificate.  Parent and Merger Sub shall have received a certificate of an executive officer of the Company as to the satisfaction of the conditions set forth in Section 6.3(a), Section 6.3(b) and Section 6.3(d).
(d)           Company Material Adverse Effect.  Since the date hereof, there shall not have occurred and be continuing any event, change, effect, development, condition or occurrence that, individually or in the aggregate, has had or would reasonably be expected to have a Company Material Adverse Effect.
ARTICLE VII
TERMINATION, AMENDMENT AND WAIVER
Section 7.1           Termination.  This Agreement may be terminated and the Merger contemplated hereby may be abandoned at any time prior to the Effective Time, whether before or after receipt of the Company Stockholder Approval or adoption of this Agreement by the sole stockholder of Merger Sub:
(a)           by mutual written consent of Parent, Merger Sub and the Company;
(b)           by either Parent or the Company, if:
(i)           the Merger shall not have been consummated on or before November 15, 2019 (the “Outside Date”); provided, that the right to terminate this Agreement pursuant to this Section 7.1(b)(i) shall not be available to the party seeking to terminate this Agreement if such party’s breach of this Agreement has been a principal cause of or resulted in the failure of the Effective Time to occur;
(ii)          any Governmental Authority shall have issued or granted an Order or taken any other action permanently restraining, enjoining or otherwise prohibiting the Merger and such Order or other action is, or shall have become, final and non-appealable; or
(iii)         the Company Stockholder Approval shall not have been obtained at the Company Stockholders’ Meeting, or at any adjournment or postponement thereof, at which a final vote thereon was taken; provided, that the right to terminate this Agreement pursuant to this Section 7.1(b)(iii) shall not be available to the party seeking to terminate this Agreement if such party’s breach of this Agreement has been the principal cause of or resulted in the failure to obtain the Company Stockholder Approval;
(c)           by the Company,
(i)           at any time prior to the receipt of the Company Stockholder Approval, in order for the Company to enter into a Company Acquisition Agreement in accordance with clause (y) of Section 5.2(e);
(ii)          provided that the Company is not then in material breach of any of its obligations under this Agreement, if (A) a breach of any representation or warranty or (B) a failure to perform any covenant or agreement, in either case, on the part of Parent or Merger Sub set forth in this Agreement shall have occurred that would cause the conditions set forth in Section 6.2(a) or Section 6.2(b) to not be satisfied and such breach or failure is incapable of being cured by the Outside Date or shall not have been cured within 30 days after written notice thereof shall have been delivered to Parent; or
(iii)         if, (A) all of the conditions set forth in Section 6.1 and Section 6.3 have been and remain satisfied or waived on the date the Closing would have otherwise occurred pursuant to Section 2.4 (other than conditions that by their nature are to be satisfied or waived at the Closing), (B) the Company has delivered written notice to Parent that the Company is ready, willing and able to consummate the Merger (subject to the satisfaction of the conditions referred to in the parenthetical in clause (A)) and (C) Parent and Merger Sub fail to consummate the Merger within three Business Days following the Company’s delivery of such notice; or
(d)           by Parent,
(i)           provided that neither Parent or Merger Sub is not then in material breach of any of its obligations under this Agreement, if (A) a breach of any representation or warranty or (B) a failure to perform any covenant or agreement, in either case, on the part of the Company set forth in this Agreement shall have occurred that would cause the conditions set forth in Section 6.3(a) or Section 6.3(b) to not be satisfied and such breach or failure is incapable of being cured by the Outside Date or shall not have been cured within 30 days after written notice thereof shall have been delivered to the Company; or
(ii)          if a Company Adverse Recommendation Change shall have occurred.
Section 7.2           Effect of Termination.  In the event of termination of this Agreement as provided in Section 7.1 hereof, this Agreement shall forthwith become null and void and of no effect and the obligations of the parties under this Agreement shall terminate, without liability of any party (or any stockholder, director, officer, employee, agent, consultant or representative of such party) to the other parties hereto; provided that, except as set forth in this Section 7.2 and Section 7.3, if such termination shall result from (a) the intentional failure of any party to fulfill a condition to the performance of the obligations of any other party or (b) the willful breach of a material provision of this Agreement by, or fraud on the part of, any party, such party shall be fully liable for any and all damages that are the natural, probable and reasonably foreseeable result of the event that gave rise thereto (which the parties acknowledge and agree may not be limited to reimbursement of expenses or out-of-pocket costs, and may include the benefit of the bargain lost by the applicable party’s stockholders; it being understood that if Parent has received the Company Termination Fee or the Parent Expenses, the receipt of either such amount will be taken into account in the calculation of its damages) incurred or suffered by the other parties as a result of such failure; provided, further, that for the purposes of this Section 7.2, “willful breach of a material provision” means a breach of any material covenant or agreement of a party hereunder that is the consequence of an act or omission taken or failed to be taken with knowledge that the taking of such action or failure to take such action by the Person taking or failing to take such action would be a breach of any material covenant or agreement of such party (provided that the knowledge of any officer, director, employee or Representative of such party who would reasonably be expected to know, or after reasonable due inquiry would learn that the taking of such act or failure to take such action would be a breach of any such material covenant or agreement, will be imputed to such Person).  Notwithstanding anything to the contrary herein, the obligations set forth in Section 5.4(d) (Confidentiality), the reimbursement obligations of Parent pursuant to Section 5.14(c), the indemnification obligations of Parent pursuant to Section 5.14(e), this Section 7.2 and Section 7.3 (Payments), as well as Article VIII (General), shall survive any termination of this Agreement.  No termination of this Agreement shall affect the obligations of the parties contained in the Confidentiality Agreement or the

Guaranty, all of which obligations shall survive termination of this Agreement in accordance with their terms.
Section 7.3            Payments.
(a)           Company Termination Fee.  In the event that:
(i)           the Company terminates this Agreement pursuant to Section 7.1(c)(i), other than any such termination prior to or at the Keep-Shop Expiration Time (as such Keep-Shop Expiration Time may be extended in accordance with Section 7.3(b)) to enter into a Company Acquisition Agreement with an Excluded Party;
(ii)          prior to the Company Stockholders’ Meeting, or at any adjournment or postponement thereof, in any case, at which a final vote with respect to the Company Stockholder Approval was taken, Parent terminates this Agreement pursuant to Section 7.1(d)(ii); or
(iii)         (A) this Agreement is terminated by either Parent or the Company pursuant to Section 7.1(b)(i) or Section 7.1(b)(iii), (B) before the date of such termination  (or, in the case of a termination pursuant to Section 7.1(b)(iii), prior to the Company Stockholders’ Meeting, or any adjournment or postponement thereof, in either case, at which a final vote with respect to the Company Stockholder Approval was taken), an Alternative Transaction Proposal has been made to the Company, the Board of Directors of the Company or the Company Special Committee, or is publicly announced or otherwise becomes publicly known, and (C) within twelve months after the date of termination, the Company consummates an Alternative Transaction or enters into a definitive agreement with respect to an Alternative Transaction (and such Alternative Transaction is subsequently consummated, whether or not such consummation occurs during such twelve-month period) (provided that for purposes of this Section 7.3(a)(iii), all references to “20%” in the definition of Alternative Transaction shall be deemed to be references to “50%”);
then, in any case, the Company shall pay such Person as is designated by Parent, by wire transfer of immediately available funds, a one-time fee equal to $17,500,000 (the “Company Termination Fee”), (x) at or prior to the termination of this Agreement in the case of a termination pursuant to Section 7.1(c)(i), (y) as promptly as practicable (and, in any event, within two Business Days following such termination) in the case of a termination pursuant to Section 7.1(d)(ii) or (z) if payable pursuant to Section 7.3(a)(iii), as promptly as practicable (and, in any event, within two Business Days) after the date on which the last applicable event referenced therein occurs.
(b)           Parent Expenses.  In the event that the Company terminates this Agreement pursuant to Section 7.1(c)(i) prior to or at the Keep-Shop Expiration Time to enter into a Company Acquisition Agreement with an Excluded Party, then the Company shall pay such Person as is designated by Parent, by wire transfer of immediately available funds, the documented out-of-pocket expenses theretofore incurred by Parent and its Affiliates in connection with this Agreement and the Financing up to an aggregate amount of $4,000,000 (the “Parent Expenses”) as promptly as practicable (and, in any event, within two Business Days following such termination).  For all purposes under this Agreement, in the event that any Keep-

Shop Notice Period begins pursuant to Section 5.3(e)(iii)(A)(1) after June 11, 2019 and prior to June 14, 2019, the Keep-Shop Expiration Time for such Superior Proposal and any amendments thereto will be deemed to occur two Business Days after the commencement of the final Keep Shop Notice Period with respect thereto.
(c)           Parent Termination Fee.  In the event this Agreement is terminated by the Company pursuant to Section 7.1(c)(ii) or Section 7.1(c)(iii), Parent shall pay the Company, by wire transfer of immediately available funds, a one-time fee equal to $30,000,000 (the “Parent Termination Fee”) within two Business Days following such termination.
(d)           Expenses.  Except as otherwise specifically provided herein, each party shall bear its own expenses in connection with this Agreement and the transactions contemplated hereby.
(e)           Sole and Exclusive Remedy.
(i)          Subject to the Company’s right to specific performance set forth in Section 8.12 (and notwithstanding anything to the contrary in Section 7.2) and the rights of the Company to enforce the Equity Commitment Letter and the Guaranty, (A) the Company’s right to receive payment of the Parent Termination Fee pursuant to Section 7.3(b) (including, for the avoidance of doubt, from the Guarantors pursuant to their respective obligations under the Guaranty, subject to the limitations contained therein) shall be the sole and exclusive remedy (whether at law, in equity, in contract, in tort or otherwise) of the Company, its Subsidiaries and its and their Affiliates against Parent, Merger Sub and any former, current or future direct or indirect equity holder, controlling Person, general or limited partner, stockholder, member, manager, director, officer, employee, agent, Affiliate, assignee, representative or Debt Financing Source of Parent or Merger Sub (any such Person, other than Parent and Merger Sub, a “Parent Recourse Related Party”) for any damages suffered as a result of the failure of the transactions contemplated by this Agreement to be consummated, whether at law or equity, in contract, in tort or otherwise, and (B) except (1) as provided in the immediately foregoing clause (A), (2) for the obligations of Elliott Advisors (UK) Ltd. under the Confidentiality Agreement, (3) the obligations of the Guarantors under the Guaranty and the Equity Commitment Letter, and (4) for the reimbursement obligations of Parent pursuant to Section 5.14(c) and the indemnification obligations of Parent pursuant to Section 5.14(e), none of the Parent Recourse Related Parties will have any liability or obligation to the Company or any of its Affiliates relating to or arising out of this Agreement, the Equity Commitment Letter (except, for the avoidance of doubt, for the Guarantors’ obligations under the Equity Commitment Letter, subject to the limitations contained therein), the Guaranty (except, for the avoidance of doubt, for the Guarantors’ obligations under the Guaranty, subject to the limitations contained therein), the Debt Financing Commitment Letter or in respect of any other document or theory of law or equity or in respect of any oral representations made or alleged to be made in connection herewith or therewith, whether at law or equity, in contract, in tort or otherwise.  The parties acknowledge and agree that in no event will Parent or the Guarantors be required to pay the Parent Termination Fee on more than one occasion.  For the avoidance of doubt, while the Company may pursue both a grant of specific performance under Section 8.12 and the payment of the Parent Termination Fee under this Section 7.3, as applicable, under no circumstances shall the Company be permitted or entitled to receive both a grant of specific performance and the payment of the Parent Termination Fee.
(ii)          The parties acknowledge and agree that in no event will the Company be required to pay the Company Termination Fee and the Parent Expenses or either alone on more than one occasion.  For the avoidance of doubt, while Parent may pursue both a grant of specific performance under Section 8.12 and the payment of the Company Termination Fee or the Parent Expenses under this Section 7.3, as applicable, under no circumstances shall Parent be permitted or entitled to receive both a grant of specific performance and the payment of the Company Termination Fee or the Parent Expenses.
(iii)         The Company, Parent and Merger Sub acknowledge that the agreements contained in this Section 7.3 are an integral part of the transactions contemplated by this Agreement and without these agreements, the parties hereto would not enter into this Agreement.
ARTICLE VIII
GENERAL
Section 8.1            Expiration of Representations and Warranties; Survival of Certain Covenants and Agreements.  None of the representations and warranties in this Agreement or in any certificate or other instrument delivered pursuant to this Agreement shall survive the Effective Time.  The terms of Article I and this Article VIII, as well as the covenants and other agreements set forth in this Agreement that by their terms apply, or that are to be performed in whole or in part, after the Effective Time, shall survive the consummation of the Merger.
Section 8.2            Notices.  All notices, requests, claims, demands and other communications under this Agreement shall be in writing and shall be deemed given (a) on the date of delivery if delivered personally or sent via e-mail or (b) on the first Business Day following the date of dispatch if sent by a nationally recognized overnight courier (providing proof of delivery), in each case to the parties at the following addresses (or at such other address for a party as shall be specified by like notice); provided, that should any such delivery be made by e-mail, the sender shall also send a copy of the information so delivered on or before the next Business Day by a nationally recognized overnight courier:
if to the Company:

Barnes & Noble, Inc.
122 Fifth Avenue
New York, NY 10011
Attention:	Brad Feuer, General Counsel
Allen Lindstrom, Chief Financial Officer and Executive Vice President
Email:	BFeuer@bn.com
ALindstrom@bn.com

with a copy to (which shall not constitute notice):

Baker Botts L.L.P.
30 Rockefeller Plaza
New York, New York 10112
Attention:	Renee Wilm Mollie Duckworth
Email:	renee.wilm@bakerbotts.com mollie.duckworth@bakerbotts.com

if to Parent, or Merger Sub:

c/o Elliott Management Corporation
40 West 57th Street
New York, New York 10019
Attention:	Elliot Greenberg
Email:	egreenberg@elliottmgmt.com

with a copy to (which shall not constitute notice):

Debevoise & Plimpton LLP
919 Third Avenue
New York, New York 10022
Attention:	Jeffrey J. Rosen Michael A. Diz
Email:	jrosen@debevoise.com madiz@debevoise.com
Section 8.3          Counterparts.  This Agreement may be executed in two or more counterparts, all of which shall be considered one and the same agreement and shall become effective when one or more counterparts have been signed by each of the parties and delivered to the other parties, it being understood that all parties need not sign the same counterpart.  The exchange of copies of this Agreement and of signature pages by facsimile or e-mail shall constitute effective execution and delivery of this Agreement as to the parties and may be used in lieu of the original Agreement for all purposes.  Signatures of the parties transmitted by facsimile or e-mail shall be deemed to be their original signatures for all purposes.
Section 8.4          Entire Agreement; No Third-Party Beneficiaries.  This Agreement (including the documents and the instruments referred to herein) (a) constitutes the entire agreement, and supersedes all prior agreements and understandings, both written and oral (except for the Confidentiality Agreement and the Guaranty), among the parties with respect to the subject matter hereof and neither party is relying on any other oral or written representation, agreement or understanding and no party makes any express or implied representation or warranty in connection with the transactions contemplated by this Agreement other than as set forth in this Agreement, and (b) except for the provisions of Section 2.6 (which upon the Effective Time are intended to benefit the Company Stockholders), Section 5.7 (which upon the Effective Time are intended to benefit the Indemnified Persons), Section 5.14(e) (which is intended to benefit the officers and directors of the Company and its Affiliates and their respective heirs, executors, estates and personal representatives), Section 7.3(e) (which is intended to benefit the Parent Recourse Related Parties), this Sections 8.4, 8.6 and 8.17 (which are intended to benefit the Debt Financing Sources), and Section 8.18 (which is intended to benefit the Non-Recourse Related Parties), is not intended to confer upon any Person other than the parties any rights or remedies.
Section 8.5          Governing Law.  All disputes, claims or controversies arising out of or relating to this Agreement, or the negotiation, validity or performance of this Agreement, or the transactions contemplated hereby shall be governed by and construed in accordance with the laws of the State of Delaware without regard to its rules of conflict of laws.
Section 8.6          Amendments and Supplements.  This Agreement may be amended, modified or supplemented at any time solely by additional written agreements signed by, or on behalf of the parties (including, in the case of the Company, upon the approval of the Company Special Committee), as may mutually be determined by the parties to be necessary, desirable or expedient to further the purpose of this Agreement or to clarify the intention of the parties, whether before or after adoption of this Agreement by the Company Stockholders or adoption of this Agreement by the sole stockholder of Merger Sub; provided, however, that after receipt of the Company Stockholder Approval or adoption of this Agreement by the sole stockholder of Merger Sub, no amendment may be made to this Agreement that pursuant to applicable Law would require further approval or adoption by the stockholders of the Company or the sole stockholder of Merger Sub without such further approval or adoption.  This Agreement may not be amended, modified or supplemented in any manner, whether by course of conduct or otherwise, except by an instrument in writing specifically designated as an amendment hereto, signed by, or on behalf of, each of the parties in interest at the time of such amendment.  Notwithstanding anything to the contrary contained in herein, Section 7.3, Section 8.4, this Section 8.6, Section 8.17 and Section 8.18 may not be modified, waived or terminated in a manner that is materially adverse to the Debt Financing Sources without the prior written consent of the Debt Financing Sources.
Section 8.7          Waiver.  No provision of this Agreement may be waived except by a written instrument signed by the party against whom the waiver is to be effective.  No failure or delay by any party in exercising any right, power or privilege hereunder shall operate as a waiver thereof nor shall any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any other right, power or privilege.  The rights and remedies provided herein shall be cumulative and not exclusive of any rights or remedies provided by Law.
Section 8.8          Assignment.  Neither this Agreement nor any of the rights, interests or obligations under this Agreement shall be assigned, in whole or in part, by operation of Law or otherwise by any of the parties hereto without the prior written consent of the other parties; provided that each of Parent and Merger Sub may collaterally assign their respective rights under this Agreement, in whole or in part, to any Affiliate or Debt Financing Source; provided, further, that no such assignment shall relieve Parent or Merger Sub of their obligations hereunder.  Any assignment in violation of the preceding sentence shall be void.  Subject to the preceding two sentences, this Agreement will be binding upon, inure to the benefit of, and be enforceable by, the parties and their respective successors and assigns.

Section 8.9           Headings.  The headings and table of contents contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement.
Section 8.10         Severability.  If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced by any rule of Law or public policy, all other conditions and provisions of this Agreement shall nevertheless remain in full force and effect, insofar as the foregoing can be accomplished without materially affecting the economic benefits anticipated by the parties to this Agreement.  Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible to the fullest extent permitted by applicable Law in an acceptable manner to the end that the transactions contemplated hereby are fulfilled to the greatest extent possible.
Section 8.11         Failure or Delay Not Waiver; Remedies Cumulative.  No failure or delay on the part of any party hereto in the exercise of any right hereunder shall impair such right or be construed to be a waiver of, or acquiescence in, any breach of any representation, warranty or agreement herein, nor shall any single or partial exercise of any such right preclude any other or further exercise thereof or of any other right.  All rights and remedies existing under this Agreement are cumulative to, and not exclusive of, any rights or remedies otherwise available.
Section 8.12         Specific Performance.
(a)         The parties agree that irreparable damage would occur and that the parties would not have any adequate remedy at Law in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached.  It is accordingly agreed that, subject to the limitations set forth in Section 7.3(e), the parties shall be entitled to seek an injunction or injunctions to prevent breaches of this Agreement and to seek to enforce specifically the terms and provisions of this Agreement in the Delaware Courts, without proof of actual damages or otherwise (and each party hereto hereby waives any requirement for the securing or posting of any bond in connection with such remedy), this being in addition to any other remedy to which they are entitled at law or in equity.
(b)         Notwithstanding anything else to the contrary in this Agreement, but subject to Section 7.3(e), the parties hereto hereby further acknowledge and agree that the Company shall be entitled to specific performance to cause Parent’s obligations to cause the Equity Financing to be funded or to consummate the Closing if, and only if, (i) all of the conditions set forth in Section 6.1 and Section 6.3 have been and remain satisfied or waived on the date the Closing would have otherwise occurred pursuant to Section 2.4 (other than conditions that by their nature are to be satisfied or waived at the Closing), (ii) the Debt Financing has been funded or will be funded at the Closing, (iii) the Company has delivered written notice to Parent that the Company is ready, willing and able to consummate the Merger (subject to the satisfaction of the conditions referred to in clause (i)) and (iv) Parent and Merger Sub fail to consummate the Merger within three Business Days following the Company’s delivery of such notice.

Section 8.13         Waiver of Jury Trial.  EACH OF THE COMPANY, PARENT AND MERGER SUB HEREBY IRREVOCABLY WAIVES ALL RIGHT TO TRIAL BY JURY IN ANY ACTION, PROCEEDING OR COUNTERCLAIM (WHETHER BASED ON CONTRACT, TORT OR OTHERWISE) ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HERBY OR THE ACTIONS OF THE COMPANY, PARENT OR MERGER SUB IN THE NEGOTIATION, ADMINISTRATION, PERFORMANCE AND ENFORCEMENT OF THIS AGREEMENT.
Section 8.14         Consent to Jurisdiction.  Each of the parties hereto hereby (a) irrevocably and unconditionally consents to submit itself to the sole and exclusive personal jurisdiction of the Court of Chancery of the State of Delaware, or, if that court does not have jurisdiction, the Superior Court of the State of Delaware (or, if under applicable Law exclusive jurisdiction over such matter is vested in the federal courts, any court of the United States located in the State of Delaware) (collectively, the “Delaware Courts”) in connection with any dispute, claim, or controversy arising out of or relating to this Agreement or the transactions contemplated hereby, (b) waives any objection to the laying of venue of any such litigation in any of the Delaware Courts, (c) agrees not to plead or claim in any such court that such litigation brought therein has been brought in an inconvenient forum and agrees not otherwise to attempt to deny or defeat such personal jurisdiction or venue by motion or other request for leave from any such court, and (d) agrees that it will not bring any action, suit, or proceeding in connection with any dispute, claim, or controversy arising out of or relating to this Agreement or the transactions contemplated hereby, in any court or other tribunal, other than any of the Delaware Courts.  All actions and proceedings arising out of or relating to this Agreement or the transactions contemplated hereby, including the Merger, shall be heard and determined in the Delaware Courts.  Each of the parties hereto hereby irrevocably and unconditionally agrees that service of process in connection with any dispute, claim, or controversy arising out of or relating to this Agreement or the transactions contemplated hereby may be made upon such party by prepaid certified or registered mail, with a validated proof of mailing receipt constituting evidence of valid service, directed to such party at the address specified in Section 8.2 hereof.  Service made in such manner, to the fullest extent permitted by applicable Law, shall have the same legal force and effect as if served upon such party personally within the State of Delaware.  Nothing herein shall be deemed to limit or prohibit service of process by any other manner as may be permitted by applicable Law.
Section 8.15         Incorporation of Exhibits.  The Company Disclosure Letter, the Parent Disclosure Letter and all Exhibits and schedules attached hereto and referred to herein are hereby incorporated herein and made a part hereof for all purposes as if fully set forth herein.
Section 8.16          No Joint Venture.  Nothing contained in this Agreement shall be deemed or construed as creating a joint venture or partnership between any of the parties hereto.  No party is by virtue of this Agreement authorized as an agent, employee or legal representative of any other party.  No party shall have the power to control the activities and operations of any other and their status is, and at all times shall continue to be, that of independent contractors with respect to each other.  No party shall have any power or authority to bind or commit any other party.  No party shall hold itself out as having any authority or relationship in contravention of this Section 8.16.

Section 8.17          Financing Sources.  Notwithstanding anything in this Agreement to the contrary, each of the parties hereto: (a) agrees that all actions (whether in law or in equity and whether in tort, contract or otherwise) that may be based upon, arise out of or relate to this Agreement, the Debt Financing or any of the agreements (including the Debt Financing Commitment Letter) entered into in connection with the Debt Financing or any of the transactions contemplated hereby or thereby or the performance of any services thereunder against the Debt Financing Sources shall be subject to the exclusive jurisdiction of any federal or state court in the Borough of Manhattan, New York, New York and any appellate court thereof and each party hereto irrevocably submits itself and its property with respect to any such action to the exclusive jurisdiction of such court, and such action (except to the extent relating to the interpretation of any provisions in this Agreement (including any provision in the Debt Financing Commitment Letter or in any definitive documentation related to the Debt Financing that expressly specifies that the interpretation of such provisions shall be governed by and construed in accordance with the law of the State of the Delaware)) shall be governed by the laws of the State of New York, regardless of the laws that might otherwise govern under applicable principles of conflicts of laws, (b) agrees not to bring or support or permit any of its controlled Affiliates to bring or support any action (whether in law or in equity and whether in tort, contract or otherwise) that may be based upon, arise out of or relate to this Agreement, the Debt Financing or any of the agreements (including the Debt Financing Commitment Letter) entered into in connection with the Debt Financing or any of the transactions contemplated hereby or thereby or the performance of any services thereunder against any Debt Financing Source in any forum other than any federal or state court in the Borough of Manhattan, New York, New York, (c) irrevocably waives, to the fullest extent permitted by law, the defense of an inconvenient forum to the maintenance of such action in any such court, (d) irrevocably and unconditionally waives to the fullest extent permitted by applicable law any right it may have to a trial by jury in any action brought against the Debt Financing Sources directly or indirectly arising out of, under or in connection with this Agreement, the Debt Financing, the Debt Financing Commitment Letter or any of the transactions contemplated hereby or thereby or the performance of any services thereunder, and (e) agrees that the Debt Financing Sources are express third party beneficiaries of, and may enforce, any of the provisions in this Agreement reflecting the foregoing agreements in this Section 8.17.
Section 8.18          No Recourse.  This Agreement may only be enforced against, and any Action based upon, arising out of, or related to this Agreement, or the negotiation, execution or performance of this Agreement, may only be brought against the entities that are expressly named as parties hereto and then only with respect to the specific obligations set forth herein with respect to such party.  No past, present or future director, officer, employee, incorporator, manager, member, general or limited partner, stockholder, equityholder, controlling person, Affiliate, agent, attorney or other Representative of any party hereto or any of their successors or permitted assigns or any direct or indirect director, officer, employee, incorporator, manager, member, general or limited partner, stockholder, equityholder, controlling person, Affiliate, agent, attorney, Representative, successor or permitted assign of any of the foregoing (each, a “Non-Recourse Party”), shall have any liability for any obligations or liabilities of any party under this Agreement or for any Claim (whether in tort, contract or otherwise) based on, in respect of or by reason of the transactions contemplated hereby or in respect of any written or oral representations made or alleged to be made in connection herewith.  Without limiting the rights of the Company against Parent, in no event shall the Company or any of its Affiliates seek to enforce this Agreement against, make any claims for breach of this Agreement against, or seek to recover monetary damages from, any Non-Recourse Party.
[SIGNATURE PAGE FOLLOWS]

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first above written.
CHAPTERS HOLDCO INC.

By:	/s/ Elliot Greenberg
Name:	Elliot Greenberg
Title:	Vice President and Secretary

CHAPTERS MERGER SUB INC.

By:	/s/ Elliot Greenberg
Name:	Elliot Greenberg
Title:	Vice President and Secretary

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first above written.
BARNES & NOBLE, INC.

By:	/s/ Allen W. Lindstrom
Name:	Allen W. Lindstrom
Title:	Chief Financial Officer and Executive Vice President